UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.    )

Check the appropriate box:

☒    Preliminary information statement

☐    Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐    Definitive information statement

RAM Energy Resources, Inc.

(Name of Registrant as Specified in its Charter)

Payment of filing fee (check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.0001 per share

Warrants to purchase Common Stock, par value $.0001 per share

(2)	Aggregate number of securities to which transaction applies:

20,500,000 shares of Common Stock

6,200,000 warrants, each warrant to purchase one share of Common Stock at an exercise price of $5.00 per share

6,200,000 shares of Common Stock issuable upon the exercise of warrants

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is based upon the sum of (a) 20,500,000 shares of Registrant’s Common Stock, multiplied by the average of the high and low prices of a share of the Common Stock as reported by Nasdaq on October 22, 2007, ($5.24 per share, or $107,420,000 in the aggregate); (b) warrants to purchase 6,200,000 shares of Registrant’s Common Stock with an exercise price of $5.00 per share, multiplied by the average of the high and low prices of Registrant’s Warrants as reported by Nasdaq on October 23, 2007 ($0.67 per warrant, or $4,154,000 in the aggregate), and (c) 6,200,000 shares of Registrant’s Common Stock issuable upon the exercise of warrants, multiplied by the average of the high and low prices of a share of the Registrant’s Common Stock as reported by Nasdaq on October 22, 2007, less $31,000,000 (which is the aggregate of exercise prices for those warrants) ($1,488,000). The filing fee was determined pursuant to Exchange Act Rule 0-11 by calculating a fee of .0000307 of the amount calculated pursuant to the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $113,062,000

(5)	Total fee paid: $3,471

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:

(4)     Date Filed:

RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

Information Statement

                    , 2007

To the Stockholders of RAM Energy Resources, Inc.:

This information statement is being furnished to the holders of common stock of RAM Energy Resources, Inc., which we refer to as RAM, to provide our stockholders with notice of corporate action to be taken, which has been approved by written consent in lieu of a meeting of stockholders. On October 16, 2007, RAM, Ascent Acquisition Corp., a wholly owned, recently formed subsidiary of RAM, which we refer to as Merger Sub, and Ascent Energy Inc., which we refer to as Ascent, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, providing for the merger of Merger Sub with and into Ascent, which we refer to as the merger. Upon completion of the merger, Ascent will become a wholly owned subsidiary of RAM.

The merger will be effective immediately upon filing a certificate of merger with the Delaware Secretary of State, or at such later time as may be agreed to by RAM and Ascent, which RAM will file as soon as practicable after the expiration of 20 days following the date on which this information statement was first mailed to our stockholders, which date was on or near the date that appears below, and on or after the conditions precedent to consummation of the merger have been satisfied or waived and the transactions contemplated by the merger agreement have been closed.

Completion of the merger is subject to several conditions, which are discussed in this information statement in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.”

No stockholder meeting will be held in connection with the matters discussed in this information statement. We are not asking you for a proxy and you are requested not to send us a proxy.

Thank you for your continued interest in RAM Energy Resources, Inc.

Very truly yours,

LARRY E. LEE

Chairman, President and

Chief Executive Officer

This information statement is dated                     , 2007 and is first being sent or given to the RAM stockholders on or about                     , 2007.

INDEX TO

INFORMATION STATEMENT

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a RAM stockholder. Please refer to the more detailed information contained elsewhere or incorporated by reference in this information statement and the documents referred to in this information statement.

Q. What is the proposed transaction?

A. RAM entered into the merger agreement, providing for a triangular merger in which Merger Sub will merge with and into Ascent. Upon completion of the merger, Ascent will be the surviving corporation and will become RAM’s wholly owned subsidiary. The merger agreement provides that, upon consummation of the merger, RAM will pay total consideration consisting of:

•

$185.0 million in cash, of which (i) $20.0 million will be placed in escrow to serve as a source of funds to adjust for Ascent’s closing date working capital deficiency, if any, and to indemnify RAM against, among other things, certain breaches of Ascent’s covenants, representations and warranties under the merger agreement, and (ii) $150,000 will be used to pay the expenses of a representative of certain Ascent security holders, which we refer to as the representative;

•

a number of shares of RAM common stock determined by dividing $107.0 million by the weighted (based on daily trading volume) average closing price per share of RAM common stock as reported by NASDAQ for the ten trading day period ending on the third business day prior to consummation of the merger, subject to a minimum of 20,000,000 shares and a maximum of 20,500,000 shares (subject to rounding to eliminate fractional shares); and

•

warrants to purchase 6,200,000 additional shares of RAM common stock, which are exercisable on or before May 11, 2008 at an exercise price of $5.00 per share, with terms identical in all material respects to RAM’s currently outstanding publicly traded warrants.

The cash amount is subject to adjustment based on the combined amount of Ascent’s working capital and reimbursable capital expenditures as of the closing date, which we refer to as the working capital adjustment. The cash amount and, in certain circumstances, the number of shares of RAM common stock to be issued in connection with the merger, are subject to adjustment based on the amount required to settle Ascent’s hedging contracts determined as of four business days prior to the closing date. The cash amount is also subject to a tax allocation adjustment of $30,000 at closing based upon certain tax allocations agreed upon by RAM and Ascent. The total consideration includes amounts to be paid to certain holders of Ascent’s outstanding indebtedness and other obligations, and to holders of all of Ascent’s outstanding shares of preferred stock, common stock and warrants to purchase common stock.

Q. Has RAM obtained the financing necessary to fund the cash consideration to be paid in connection with the merger?

A. Yes. We have received a commitment from Guggenheim Corporate Funding, LLC, or Guggenheim, to expand our existing credit facility to $500.0 million which, when completed, will provide us with a source of funds sufficient to fund the cash consideration to be paid in connection with the merger.

Q. Am I being asked to vote on the merger?

A. No. The merger is what is commonly referred to as a triangular merger which, insofar as RAM is concerned, requires approval only by the board of directors of RAM, which has been obtained. This approval includes the adoption and approval of the merger agreement by RAM as the sole stockholder of Merger Sub.

Q. Am I being asked to vote on the issuance of common stock in connection with the merger?

A. No. The consideration to be paid in connection with the merger will include a maximum of 20,500,000 shares of RAM common stock (subject to rounding to eliminate fractional shares) and warrants to purchase and additional 6,200,000 shares of RAM common stock. The common stock and warrants of RAM are listed and traded on the NASDAQ Capital Market and, under the rules of the NASDAQ Capital Market, the issuance of those shares of RAM common stock and warrants must be approved by the holders of a majority of the outstanding shares of RAM common stock. This is because the number of shares of RAM common stock to be issued in connection with the merger, plus the shares of RAM common stock underlying the warrants to be issued in connection with the merger, will increase the number of the outstanding shares of RAM common stock by more than 20%. The requisite stockholder approval was obtained on                     , 2007 when a written consent was delivered by Larry E. Lee, Danish Knights, A Limited Partnership, and certain other stockholders of RAM who, collectively own shares of RAM common stock that represented approximately 63% of the total voting power of all outstanding shares of RAM common stock entitled to vote on the approval of the issuance of RAM common stock and warrants in connection with the merger. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q. Why did I receive this information statement?

A. We have received the written consent by the holders of more than 50% of our outstanding common stock approving the issuance of our common stock and warrants pursuant to the merger agreement. Applicable securities regulations require that we provide you with information regarding this approval, even though your vote or consent is neither required nor requested to approve the merger or the issuance of our common stock and warrants pursuant to the merger agreement.

Q. Has RAM received an opinion of its financial advisor regarding the merger?

A. Yes. RBC Capital Markets Corporation, or RBC, financial advisor to the RAM board of directors, delivered a written opinion dated October 1, 2007 to the RAM board of directors as to the fairness to RAM, from a financial point of view and as of the date of the opinion, of the total consideration to be paid in connection with the merger. See “The Merger—Opinion of RAM’s Financial Advisor” for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. RBC’s opinion was provided to the RAM board of directors in connection with its evaluation of the total consideration to be paid by RAM in connection with the merger. RBC’s opinion does not address any other aspect of the proposed merger.

Q. Did our board of directors vote for the merger agreement?

A. Yes. Our board of directors unanimously voted to approve the merger agreement and the merger. To review our board of directors’ reasons for approving the merger agreement, see “The Merger—RAM’s Reasons for the Merger.”

Q. What is required to complete the merger?

A. We are not required to complete the merger unless a number of conditions are satisfied or waived. For a summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to Consummation of the Merger.”

Q. How will the merger be treated for accounting purposes?

A. The merger will be accounted for as an acquisition of Ascent by RAM under the purchase method of accounting in accordance with U.S. generally accepted accounting principles.

Q. When do you expect the merger to be completed?

A. The merger will be effective immediately upon filing of a Certificate of Merger with the Delaware Secretary of State, which we anticipate filing as soon as practicable on or after the expiration of 20 days following the mailing of this information statement to our stockholders, and when the conditions precedent to consummation of the merger have been satisfied or waived and the transactions contemplated by the merger agreement have closed. RAM and Ascent are working to complete the merger by                         . However, the merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the merger being delayed or not being completed at all. There may be a substantial amount of time between your receipt of this information statement and the completion of the merger.

Q. Do I need to send in my RAM common stock certificates?

A. No. After the completion of the merger, you will continue to own your shares of RAM common stock.

Q. Am I entitled to appraisal rights?

A. No. You are not entitled to appraisal rights under the Delaware General Corporation Law, which we refer to as the DGCL, in connection with the merger.

Q. Will I owe federal income taxes as a result of the merger?

A. No. The merger will not result in any taxable gain or loss for federal income tax purposes to holders of RAM common stock.

Q. Where can I find more information about RAM?

A. We file periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. In addition, you may find more information about RAM by visiting our website at www.ramenergy.com. For a more detailed description of the information available, please refer to the section in this information statement entitled “Where You Can Find More Information.”

Q. Who can help answer my questions?

A. If you have questions about the merger after reading this information statement, require assistance or need additional copies of this information statement, please write or call Robert Phaneuf, Vice President, Corporate Development, RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135; telephone number: (918) 632-2800.

SUMMARY

This summary highlights important information that is contained in this information statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire information statement, the documents incorporated herein by reference and the other documents to which this information statement refers you for a more complete understanding of the merger. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary.

The Companies (Page 8)

RAM Energy Resources, Inc.

•

RAM is an independent oil and natural gas company engaged in acquisition, development, exploitation, exploration and production of oil and natural gas properties, primarily in Texas, Louisiana and Oklahoma.

•	RAM’s principal executive office is located at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135 and its telephone number is (918) 663-2800.

Ascent Energy Inc.

•

Ascent is a privately owned independent oil and natural gas company engaged in acquisition, exploration and development of both conventional and unconventional oil and natural gas properties in Texas, Oklahoma, Louisiana and the Appalachian region.

•	Ascent’s principal executive office is located at 4965 Preston Park Blvd., Suite 800, Plano, Texas 75093, and its telephone number is (972) 543-3900.

Ascent Acquisition Corp.

•

Merger Sub is a Delaware corporation and a wholly owned subsidiary of RAM. Merger Sub was organized in connection with the merger and has engaged in no activities other than those incident to its formation and completion of the merger.

•	Merger Sub’s mailing address is c/o RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135.

The Merger and the Consideration (Pages 17 & 18)

On the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into Ascent. Ascent will survive the merger as a wholly owned subsidiary of RAM. In connection with the merger, RAM will pay total consideration consisting of a number of shares of RAM common stock determined by dividing $107.0 million by the weighted (based on daily trading volume) average closing price per share of the RAM common stock as reported by NASDAQ for the ten trading day period ending on the third business day prior to consummation of the merger, subject to a minimum of 20,000,000 shares and a maximum of 20,500,000 shares (subject to rounding to eliminate fractional shares), plus warrants to purchase an additional 6,200,000 shares of RAM common stock, plus $185.0 million in cash, of which $20.0 million will be placed in escrow as a source of funds to adjust for Ascent’s closing date working capital deficiency, if any, and to indemnify RAM against, among other things, certain breaches of covenants, representations and warranties by Ascent. The amount of cash is subject to the working capital adjustment and the tax allocation adjustment. The amount of cash and, in certain circumstances, the number of shares of RAM common stock, are subject to adjustment based on the amount required to settle Ascent’s hedging contracts determined four business days prior to the closing date. The total consideration includes amounts to be paid to certain holders of Ascent’s outstanding indebtedness and other obligations, and to all of Ascent’s holders of outstanding shares of preferred stock, common stock and warrants to purchase common stock. The consummation of the merger will not result in a change of control of RAM. RAM expects to complete the merger by                     , 2007.

Approval of the Merger; Stockholder Action by Written Consent

After careful consideration, the RAM board of directors unanimously approved the merger. Under the DGCL, approval of the merger does not require a vote by RAM stockholders because the merger, which is a triangular merger, is a transaction between a wholly owned subsidiary of RAM and Ascent. Thus, only approval by the RAM board of directors is required. However, the total consideration to be paid by RAM in connection with the merger will increase the number of outstanding shares of RAM common stock by more than 20%, which requires stockholder approval under NASDAQ rules. On                     , 2007, RAM received written consents approving the issuance of the common stock and warrants in connection with the merger from Larry E. Lee, Danish Knights, A Limited Partnership, and certain other stockholders of RAM, who collectively beneficially own approximately 63% of the voting power of RAM’s outstanding common stock. As a result, no further vote of the RAM stockholders is required in connection with the merger.

Reasons for the Merger

RAM believes that the merger is consistent with its business strategy and provides an attractive opportunity for it to add assets to its oil and natural gas portfolio in its core areas and in the Appalachian Devonian Shale area. RAM believes that the merger will provide significant growth opportunities represented by Ascent’s assets, which will complement and enhance RAM’s current and anticipated future operations and production in those regions. Furthermore, the addition of Ascent’s assets is expected to make significant long-term contributions to RAM’s cash flow.

The Merger Agreement (Page 17)

The merger agreement is incorporated by reference to RAM’s Form 8-K filed with the SEC on October 18, 2007. You should read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

What we need to do to complete the merger (Page 24)

RAM and Ascent will complete the merger only if the conditions set forth in the merger agreement are met. These conditions include:

•

the approval by RAM’s stockholders of the issuance of RAM common stock and warrants in connection with the merger, including shares of RAM common stock issuable upon exercise of the warrants (this condition has been met);

•	the adoption of the merger agreement by RAM as Merger Sub’s sole stockholder (this condition has been met);

•	the adoption of the merger agreement by Ascent’s stockholders (this condition has been met);

•	the absence of any order or injunction of any court of competent jurisdiction which prohibits the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties made by each party in the merger agreement other than any such inaccuracies or breaches that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on such party;

•	the performance by each party in all material respects of all obligations required to be performed by it under the merger agreement prior to the closing;

•	the receipt of all required governmental approvals, consents, authorizations and orders, with certain exceptions;

•	the solvency of Ascent immediately following the effective time of the merger;

•	the execution and delivery by RAM of a registration rights agreement with certain of Ascent’s security holders;

•	the execution and delivery of a voting agreement by RAM and certain of the Ascent security holders;

•	the execution and delivery of lock-up letters by certain of the Ascent security holders;

•	RAM being ready, willing and able to pay off all indebtedness of Ascent as provided in the merger agreement;

•

the cash portion of the total consideration to be paid in connection with the merger, after giving effect to the adjustments provided in the merger agreement, exceeding the sum of Ascent’s indebtedness to be repaid pursuant to the merger agreement, the cash payable to Ascent’s stockholders, the $20.0 million escrow deposit and the $150,000 representative fund;

•	the release of certain recorded liens burdening Ascent’s properties;

•	holders of not more than 5% of Ascent’s common stock having properly exercised and not withdrawn a demand for appraisal under the DGCL in connection with the merger;

•	the execution and delivery of an escrow agreement among RAM, the representative and the escrow agent; and

•	satisfaction of the other conditions described under the caption “The Merger Agreement—Conditions to Consummation of the Merger.”

Termination of the Merger Agreement (Page 26)

The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time:

•	by mutual written consent of RAM and Ascent;

•	by either RAM or Ascent if:

•

the merger is not completed on or before                         , unless the material breach of the obligations of the party seeking to terminate the merger agreement proximately contributed to the failure to consummate the merger by that date;

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable, provided the party seeking to terminate the merger agreement shall have used all commercially reasonable best efforts to remove such order, decree or ruling; or

•

Ascent properties are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as a result thereof the value of all of the properties is reduced by an amount exceeding $25.0 million (net of insurance proceeds);

•	by Ascent if:

•

there has been a breach of any representation or warranty or a material breach of any covenant or agreement made by RAM or Merger Sub in the merger agreement such that closing conditions to Ascent’s obligation to effect the merger could not be satisfied because such breach is not curable or, if curable, is not cured within the earlier to occur of the date that is 20 days after written notice thereof is given by Ascent to RAM or Merger Sub                         ; and

•	by RAM if:

•

there has been a breach of any representation or warranty or a material breach of any covenant or agreement made by Ascent in the merger agreement such that closing conditions to RAM’s or Merger Sub’s obligation to effect the merger could not be satisfied because such breach is not curable or, if curable, is not cured within the earlier to occur of the date that is 20 days after written notice thereof is given by RAM to Ascent or                                 .

Material United States Federal Income Tax Considerations

The merger is not intended to qualify as a reorganization for federal income tax purposes; however, RAM stockholders will not recognize gain or loss for federal income tax purposes upon the consummation of the merger.

RAM Stockholders Do Not Have Appraisal Rights

Under the DGCL, RAM stockholders do not have the right to dissent from the merger or to have the appraised fair value of shares of RAM common stock paid to them in cash.

THE COMPANIES

RAM Energy Resources, Inc.

RAM was incorporated in Delaware on February 5, 2004 under the name “Tremisis Energy Acquisition Corporation.” RAM’s operations are conducted by and through its wholly owned, primary subsidiary, RAM Energy, Inc., which was established as a private oil and natural gas company in 1987. RAM acquired RAM Energy in May 2006. RAM did not engage in an active business prior to its acquisition of RAM Energy. RAM is an independent oil and natural gas company engaged in the acquisition, development, exploitation, exploration and production of oil and natural gas properties, primarily in Texas, Louisiana and Oklahoma. RAM’s producing properties are located in highly prolific basins with long histories of oil and natural gas operations. RAM Energy has been active in these core areas since its inception in 1987 and has grown through a balanced strategy of acquisitions, development and exploratory drilling.

RAM’s oil and natural gas assets are characterized by a combination of conventional and unconventional reserves and prospects. RAM has conventional and unconventional reserves and production in three main locations:

•	Electra/Burkburnett, Wichita and Wilbarger Counties, Texas;

•	Boonsville, Jack and Wise Counties, Texas; and

•	North Texas Barnett Shale, Jack and Wise Counties, Texas.

At December 31, 2006, RAM’s estimated net proved reserves were 18.5 million barrels of oil equivalent, or MMBoe, of which approximately 59% were crude oil, 30% were natural gas and 11% were natural gas liquids, or NGLs. Based on prices RAM was receiving as of December 31, 2006, which were $58.74 per barrel, or Bbl, of oil, $36.51 per Bbl of NGLs and $5.51 per thousand cubic feet, or Mcf, of natural gas, the present value of its estimated future net revenues from its proved reserves of its oil, natural gas and NGLs at December 31, 2006, discounted at an annual rate of 10%, which we refer to as PV-10 Value, was approximately $269.9 million. RAM’s standardized measure of discounted future cash flows as of December 31, 2006, as calculated in accordance with Statement of Financial Accounting Standards No. 69, “Disclosure About Oil and Gas Producing Activities,” or SFAS 69, was $179.7 million. See “Information About RAM ” for a reconciliation between RAM’s December 31, 2006 PV-10 Value and its standardized measure as of the same date. At December 31, 2006, RAM’s proved developed reserves comprised 71% of its total proved reserves, and the estimated reserve life for its total proved reserves was approximately 17 years.

At June 30, 2007, RAM’s estimated proved reserves consisted of 19.3 MMBoe, with a PV-10 Value of $344.3 million, based on prices RAM was receiving as of June 30, 2007, which were $70.69 per Bbl of oil and $6.39 per MMBtu of natural gas.

At December 31, 2006, RAM owned interests in approximately 2,900 wells and was the operator of leases upon which approximately 1,900 of these wells are located. The PV-10 Value attributable to RAM’s interests in the properties operated by it represented approximately 94% of its aggregate PV-10 Value as of December 31, 2006. RAM also owns a drilling rig, various gathering systems, a natural gas processing plant, service rigs and a supply company that service its properties.

Ascent Acquisition Corp.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of RAM. Merger Sub was organized in connection with the merger and has engaged in no activities other than those incident to its formation and the completion of the merger.

Ascent Energy Inc.

Ascent is a privately owned, independent oil and natural gas company engaged in the acquisition, exploration and development of both conventional and unconventional oil and natural gas properties in Texas, Oklahoma, Louisiana and the Appalachian region. Ascent operates substantially all of its properties.

Based on reserve reports prepared by Netherland, Sewell & Associates, Inc. and LaRoche Petroleum Consultants, Ltd., Ascent’s independent reserve engineering firms, its total proved reserves as of December 31, 2006 were approximately 81.9 billion cubic feet of natural gas equivalent, or Bcfe (equivalent to 13.6 MMBoe), of which 59% were proved developed producing, 9% were proved developed non-producing, and 32% were proved undeveloped. As of December 31, 2006, 61% of Ascent’s total proved reserves were oil and NGLs. As of December 31, 2006, Ascent had interests in oil and natural gas leases covering approximately 175,273 net acres, including approximately 152,011 net undeveloped acres. As of December 31, 2006 the PV-10 Value of Ascent’s proved reserves was $193.6 million based on year-end posted prices of $5.34 per MMBtu of natural gas and $57.75 per Bbl of oil. Ascent’s standardized measure of discounted future cash flows as of December 31, 2006, as calculated in accordance with SFAS 69, was $ 169.6 million. See “Information About Ascent” for a reconciliation between Ascent’s December 31, 2006 PV-10 Value and its standardized measure as of the same date.

Based on the reserve report prepared by Ascent’s petroleum engineers and audited by Netherland, Sewell & Associates, Inc., Ascent’s total proved reserves as of June 30, 2007 were approximately 116.1 Bcfe (equivalent to 19.4 MMBoe), of which 44% were proved developed producing, 7% were proved developed non-producing, and 49% were proved undeveloped. As of June 30, 2007, 49% of Ascent’s total proved reserves were oil and NGLs. As of June 30, 2007, the PV-10 Value of Ascent’s proved reserves was $328.0 million based on period-end posted prices of $6.57 per MMBtu of natural gas and $67.25 per Bbl of oil. As of August 31, 2007, Ascent had interests in oil and natural gas leases covering approximately 102,293 net acres, including approximately 83,247 net undeveloped acres.

RAM prepared its own estimate of Ascent’s proved reserves of oil, natural gas and NGLs as of June 30, 2007, using RAM’s own assumptions, which estimate was audited by Netherland, Sewell & Associates, Inc. RAM has estimated that at June 30, 2007, Ascent’s total proved reserves consisted of 18.6 MMBoe, of which 46% were proved developed producing, 7% were proved developed non-producing, and 47% were proved undeveloped. RAM also estimated the PV-10 Value of Ascent’s proved reserves to be $304.0 million as of June 30, 2007, based on prices of $67.25 per Bbl of oil and $6.57 per MMBtu of natural gas.

For purposes of this information statement, unless otherwise indicated, all further references to Ascent’s proved reserves and PV-10 Value at June 30, 2007 are based on RAM’s estimate of these proved reserves, as audited by Netherland, Sewell & Associates, Inc.

THE MERGER

General

The boards of directors of RAM and Ascent have unanimously approved the merger agreement and the merger. Ascent will be the surviving entity in the merger and, upon completion of the merger, Ascent will be a wholly owned subsidiary of RAM. We expect to complete the merger by                     .

Background of the Merger

Each of RAM’s and Ascent’s board of directors has from time to time engaged with senior management in strategic reviews, and considered alternatives to enhance stockholder value of their respective companies. RAM has completed a number of strategic asset acquisitions since its inception in 1987. In early 2006, Ascent commenced a process to effect an initial public offering of its common stock, including the filing of a Form S-1 registration statement with the SEC in June 2006. However, in late February 2007, Ascent’s board of directors determined not to pursue Ascent’s initial public offering of common stock and employed Jefferies, Randall & Dewey to assist Ascent in considering strategic alternatives, including a possible sale or merger of Ascent. On March 5, 2007, Frank D. Bracken III, of Jefferies, Randall & Dewey, contacted Larry E. Lee, Chairman, President and Chief Executive Officer of RAM, regarding a possible acquisition opportunity with Ascent and inquired as to RAM’s potential interest in acquiring Ascent. During that conversation, Mr. Bracken advised that Jefferies Capital Partners, an entity affiliated with Jefferies, Randall & Dewey, owned a substantial investment in Ascent and that Ascent might be offered for sale, but only to a very limited number of potential acquirers. Mr. Bracken advised Mr. Lee that RAM could obtain information regarding Ascent by reviewing the Form S-1 registration statement and amendments thereto of Ascent on file with the SEC.

On April 5, 2007, after a preliminary review of Ascent’s public information, Mr. Lee sent a letter to Mr. Bracken indicating that RAM desired to pursue an acquisition transaction with Ascent, which would be achieved through a combination of cash and common stock of RAM, and at a value range which RAM believed Ascent’s properties to be worth, based upon RAM’s internal evaluation. On April 20, 2007, the RAM board of directors held a meeting to explore the possibility of acquiring Ascent. After an initial discussion, the RAM board of directors reviewed materials prepared by RAM management, including a financial analysis regarding a possible acquisition of Ascent. On May 2, 2007, RAM management received from Mr. Bracken an analysis and data compilation of Ascent prepared by Jefferies, Randall & Dewey. On May 14, 2007, the RAM board of directors held a meeting by conference call to discuss pursuing a proposal to acquire Ascent, and concluded that RAM would be interested in exploring a possible acquisition of Ascent. From May 14, 2007 to the date of execution of the merger agreement, RAM management has engaged in telephone conversations, in person meetings and other actions to complete its due diligence of Ascent, the negotiation of the merger agreement and the other transactions and agreements contemplated therein, and the financing to be provided by Guggenheim. From February 2007 until the date of execution of the merger agreement, Ascent management and representatives of Ascent’s principal investors engaged in numerous telephone conversations, meetings and e-mail correspondence regarding the proposed sale of Ascent. From June 19, 2007 until the date of execution of the merger agreement, those conversations and correspondence related primarily to the proposed sale of Ascent to RAM. A summary of the principal actions taken by RAM management and by Ascent management is set forth below.

On May 30, 2007, Mr. Bracken engaged in a conference with Mr. Lee and other members of management of RAM in RAM’s office in Tulsa, Oklahoma, to discuss the status of RAM’s interest in acquiring Ascent. During that meeting, Drake Smiley, a senior vice president of RAM, executed and delivered a confidentiality agreement and acknowledgement and release to Warren Keyes Jr., a representative of Jefferies, Randall and Dewey. On June 7, 2007, several employees of RAM attended an Ascent data room presentation. Representatives of six other prospective purchasers of Ascent also accessed the Ascent data room between April 2006 and June 2006. On the same day, Lindsay Harr, assistant to Mr. Keyes, e-mailed bid instructions for the possible acquisition of Ascent to Mr. Smiley. The bid instructions included key dates in the bid process which included a proposal due by

June 19, 2007, an effective date of July 31, 2007 and a July 31, 2007 targeted closing date. On June 18, 2007, Mr. Lee met with Mr. Bracken in Houston, Texas to discuss potential alternatives in connection with financing the acquisition of Ascent by RAM.

On June 19, 2007, on behalf of RAM, Mr. Lee submitted a confidential proposal to Morris J. White, Jr. of Jefferies, Randall & Dewey, for the acquisition of Ascent. Ascent received confidential proposals from three other prospective purchasers of Ascent in connection with its auction process in June 2007. On June 26, 2007, Mr. Lee met with Brian P. Friedman, James L. Luikart and Stuart B. Katz, as representatives of Jefferies & Company, Inc., an entity affiliated with Jefferies, Randall & Dewey and which also owned a significant investment in Ascent, and of Jefferies Capital Partners, along with J. David Lucke and Mr. Bracken of Jefferies, Randall & Dewey, to discuss RAM’s proposal to acquire Ascent. On June 27, 28 and 29, 2007, Mr. Lee engaged in numerous discussions with Mr. Katz regarding the possible acquisition of Ascent and exchanged several draft term sheets, and Mr. Katz engaged in numerous discussions with Mr. Carter regarding his correspondence with Mr. Lee. On June 29, 2007, Mr. Katz and Mr. Lee agreed by telephone that the proposed business terms as set forth in a term sheet represented the basis upon which both parties would work towards completing a definitive merger agreement through which RAM would acquire Ascent. They also agreed that there would be no agreement regarding the proposed merger until each of Ascent’s and RAM’s board of directors had approved the merger and a definitive merger agreement was executed. On July 2, 2007, the RAM board of directors held a meeting by conference telephone call during which Mr. Lee advised the board of the status of the proposed acquisition of Ascent, and advised the board that an agreement in principle had been reached between Ascent and RAM to work towards a definitive merger agreement pursuant to the terms set forth in the term sheet.

On July 10, 2007, Mr. Lee met with Mr. Katz and Terry W. Carter, Chief Executive Officer of Ascent, Eddie M. LeBlanc, III, Chief Financial Officer of Ascent, and certain other officers of Ascent to discuss an agenda to finalize the proposed acquisition of Ascent by RAM. On July 12, 2007, a meeting of the RAM board of directors by conference telephone call was held during which Mr. Lee advised the board of directors of the status of the proposed transaction. On July 17, 2007, Mr. Lee had a meeting in Dallas, Texas with Mr. Carter and Mr. LeBlanc and representatives of RBC during which the consideration of a fairness opinion was discussed. On July 19, 2007, Mr. Lee met in Tulsa, Oklahoma with Mr. Katz, Mr. Carter, and certain other officers and representatives of Ascent, and members of RAM management to allow Ascent to investigate RAM’s assets and prospects.

On August 8, 2007, Mr. Lee met with Tim Murray of Guggenheim to discuss the proposed financing of the Ascent acquisition. On August 9, 2007, Mr. Lee met with Ron Ormand of West LB to discuss the proposed financing of the Ascent acquisition. On August 16, 2007, Mr. Lee had a conference with Mr. Carter at Ascent’s office in Plano, Texas to discuss the status of the merger agreement negotiations. In addition, Mr. Lee and Michael Zlomke of RAM met with members of Ascent management to review the mid-year reserve report and to discuss the audit of Ascent’s mid-year reserve report by Ascent’s independent petroleum engineers.

On August 22, 2007, Mr. Lee had a telephone call with Mr. Carter to discuss the terms of the transaction and certain diligence matters. On August 27, 2007, Mr. Lee and Mr. Carter engaged in two conference calls to discuss the terms of the proposed merger. On August 29, 2007, Mr. Lee and Mr. Bracken discussed options available to RAM to finance the cash portion of the total consideration to be paid in connection with the merger. Mr. Lee, Mr. Bracken and Mr. Katz had a conference call on September 5, 2007, to further discuss the terms of the proposed merger. On that same date, Mr. Lee met with representatives of Jefferies Capital Partners to discuss potential financing options.

On September 11, 2007, Mr. Lee, Mr. Katz, Mr. Friedman, and Mr. Lucke held a conference call to discuss unresolved terms of the merger agreement. Additional discussions regarding unresolved issues continued on September 17, 2007 at a meeting in New York between Mr. Lee, Mr. Katz, Mr. Carter and Mr. Friedman. On September 25, 2007, members of various banking firms met with Mr. Lee, other executive officers of RAM and Guggenheim to discuss financing options to fund the cash portion of the total consideration to be paid in connection with the merger, as well as refinance RAM’s existing indebtedness.

On September 27, 2007, Mr. Lee met in Dallas, Texas with Mr. Katz, Mr. Luikart and Mr. Carter to discuss outstanding issues related to the merger agreement. On October 1, 2007, RAM’s board of directors met in Dallas, Texas with Jason Meek of RBC to review the RBC fairness opinion. On October 2, 2007, Ascent’s board of directors had a conference call to discuss the merger agreement and the merger, at which time its financial advisor, Mitchell Energy Advisors, LLC made a presentation to the board relating to its fairness opinion. On October 2, 2007, Mitchell Energy Advisors, LLC delivered a fairness opinion to the Ascent board. On October 3, 2007, RAM’s board of directors had a conference call to discuss the transaction and consider new terms to the merger agreement negotiated by management. On October 4, 2007, Mr. Lee and Mr. LeBlanc discussed by telephone Ascent’s ability to obtain approval of the merger by Ascent’s stockholders. On the same day, Mr. Lee had a conference call with representatives of Guggenheim regarding financing options, as well as a telephone call with Mr. Katz regarding financing options.

On several occasions between October 9 and October 13, 2007, Mr. Lee engaged in telephone calls and exchanged e-mails with Mr. Katz in efforts to resolve open terms of the merger agreement. On October 14, 2007, RAM’s board of directors met by conference call to approve the final terms of the proposed merger agreement and the merger. On October 15, 2007, Mr. Lee engaged in several telephone calls with Mr. Katz to resolve final issues under the merger agreement. On the afternoon of October 15, 2007, the Ascent board of directors met by telephone to review the terms of the proposed merger and the merger agreement and to review the updated fairness opinion from Mitchell Energy Advisors, LLC. The meeting was adjourned and reconvened that evening by telephone, at which time the Ascent board of directors approved the merger agreement and recommended adoption of the merger agreement to the Ascent stockholders.

Ascent’s Reasons for the Merger

Ascent’s board of directors and management considered a variety of possible alternatives to the merger with RAM, including an initial public offering of Ascent, other acquisition or combination possibilities for Ascent and the continuation of Ascent as an independent entity. Ascent’s board of directors and management considered the range of possible benefits to Ascent’s stockholders, and the perceived risks, of each such alternative as well as the anticipated cost, timing and likelihood of success of each such alternative. Specifically, Ascent’s board of directors and management considered the relatively short-term nature of Ascent’s outstanding indebtedness as compared to Ascent’s longer-term needs for capital for its business. They also evaluated the potential dilution that would result from raising additional debt or equity capital necessary to execute its business plan as compared to the expected return on any such new capital. Based on the foregoing considerations and other matters deemed relevant by Ascent’s board of directors and management, Ascent believes that the merger with RAM presents a superior opportunity to any such alternative and that the merger is fair and in the best interests of Ascent and its stockholders.

RAM’s Reasons for the Merger

RAM believes that the merger is consistent with its business strategy and provides an attractive opportunity for it to add assets to its oil and natural gas portfolio in its core areas and in the Appalachian Devonian Shale area. RAM believes that the merger provides significant growth opportunities represented by Ascent’s assets, which will complement and enhance RAM’s current and anticipated future operations and production in those areas. Furthermore, the addition of Ascent’s assets is expected to make significant long-term contributions to RAM’s cash flow.

Opinion of RAM’s Financial Advisor

RAM retained RBC as its financial advisor to evaluate, and render an opinion to the RAM board of directors with respect to, the fairness to RAM, from a financial point of view, of the merger, including the consideration to be paid in connection with the merger. RBC delivered a written opinion, dated October 1, 2007, to the RAM board of directors to the effect that, as of that date and based on and subject to the considerations described in its opinion, the total consideration to be paid in connection with the merger was fair, from a financial point of view, to RAM.

RBC’s opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should act with respect to any matter relating to the merger. The summary of RBC’s opinion in this document is qualified in its entirety by reference to the full text of the opinion, a copy of which is available upon request from Robert Phaneuf, RAM’s Vice President, Corporate Development, at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135.

In arriving at its opinion, RBC reviewed a draft dated September 28, 2007 of the merger agreement, and undertook such review and inquiries as RBC deemed necessary or appropriate under the circumstances, including the following: (i) RBC reviewed the financial terms of the draft merger agreement; (ii) RBC reviewed and analyzed certain publicly available financial and other data with respect to RAM and certain other relevant historical operating data relating to RAM and Ascent made available to RBC from published sources and from the internal records of RAM and Ascent; (iii) RBC reviewed the internal memo sent by the President and CEO of RAM regarding Ascent to the board of directors of RAM dated June 29, 2007; (iv) RBC conducted discussions with members of the senior management of RAM and Ascent with respect to the business prospects and financial outlook of RAM and Ascent; (v) RBC reviewed historical financial information relating to RAM and Ascent, and estimates provided to RBC, either by Ascent’s management (the “Ascent Forecasts and Reserve Report”) or by RAM’s management (“RAM Estimates”); (vi) RBC reviewed the historical prices and trading activity for RAM’s common stock; (vii) RBC reviewed analysts estimates and commentary on the valuation of RAM’s publicly traded securities; (viii) RBC reviewed the potential impact of the merger on RAM’s future financial results; and (ix) RBC performed other studies and analyses as RBC deemed appropriate. For all forward-looking financial information with respect to RAM, RBC relied on the RAM Estimates. For all forward-looking financial information with respect to Ascent, RBC relied on the Ascent Forecasts and Reserve Report. RBC assumed that all RAM Estimates and the Ascent Forecasts and Reserve Report represented the best then available estimates and good faith judgments of RAM’s management or Ascent’s management, as the case may be, as to the applicable entity’s financial performance, and RBC expressed no opinion as to any aspect of the RAM Estimates and the Ascent Forecasts and Reserve Report.

In rendering its opinion, RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of RAM or Ascent. RBC did not assume any obligation to conduct, and did not conduct, a physical inspection of the property or facilities of RAM or Ascent. RBC did not investigate, and made no assumption regarding, any litigation or other claims affecting RAM or Ascent. RBC’s opinion relates to Ascent as a going concern and, accordingly, RBC expressed no opinion regarding the liquidation value of Ascent.

RBC assumed, in all respects material to its analysis, that all conditions to the consummation of the merger agreement will be satisfied without waiver thereof, that the representations and warranties of each party contained in the merger agreement are true and correct, and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement. RBC assumed that the executed version of the merger agreement will not differ, in any respect material to RBC’s opinion, from the draft merger agreement dated September 28, 2007.

RBC expressed no view as to the reserve quantities, or the development or production (including, without limitation, the feasibility or timing of development or production), of any oil or gas properties of Ascent or RAM (including properties with no proved reserves, referred to as unevaluated properties). RBC’s opinion addressed only the fairness, to RAM, from a financial point of view, of the total consideration to be paid in connection with the merger, and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. RBC was not requested to, and it did not, participate in the negotiation or structuring of the merger and RBC’s opinion was necessarily based on information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. RBC’s opinion also was based on certain assumptions as to future commodity prices for oil and natural gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on RBC’s analyses. RBC did not express any opinion as to what the actual value of RAM common stock and warrants will be when issued to Ascent’s security holders in connection with the merger or the prices at which RAM common stock will trade at any time. RBC’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to RAM, nor did it address the underlying business decision of RAM to proceed with the merger. Except as described above, RAM imposed no other limitations on RBC with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to the RAM board of directors, RBC performed a variety of financial and comparative analyses, including those described below. The summary of RBC’s analyses described below is not a complete description of the analyses underlying RBC’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. RBC arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from, or with regard to, any one factor or method of analysis. Accordingly, RBC believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, RBC considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ascent and RAM. No company, transaction or business used in RBC’s analyses as a comparison is identical to Ascent, RAM or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in RBC’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, RBC’s analyses are inherently subject to substantial uncertainty.

RBC was not requested to, and it did not, recommend the specific form or amount of consideration payable in connection with the merger, which consideration was determined through negotiation between Ascent and RAM. RBC’s opinion and financial analyses were only one of many factors considered by the RAM board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the RAM board of directors or management with respect to the merger or the total consideration to be paid in connection with the merger.

General

RBC is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. RAM’s board of directors selected RBC because of its expertise, reputation and familiarity with RAM and the energy industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

Pursuant to the terms of an engagement letter dated July 9, 2007 between RBC and RAM, RAM paid RBC a fee of $500,000 upon delivery of RBC’s opinion, dated October 1, 2007. RAM also has agreed to reimburse RBC for its reasonable expenses incurred in connection with this engagement, and to indemnify RBC and certain related persons against certain liabilities that may arise out of its engagement by RAM and the rendering of the RBC’s opinion. RBC in the past has rendered investment banking services to RAM and received customary fees for such services.

In the ordinary course of its business, RBC may actively trade in the debt or equity securities of RAM for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Ascent Warrants, Stock Options and Other Stock Awards

Currently, Ascent has outstanding warrants to purchase approximately 8,272,167 shares of Ascent common stock. These warrants will be terminated and will cease to be outstanding upon the closing of the merger. Ascent has no outstanding options to purchase shares of Ascent common stock granted under Ascent’s employee benefit plans.

Material United States Federal Income Tax Consequences

The merger is expected to be a taxable transaction and is not intended to qualify as a reorganization for federal income tax purposes; however, RAM stockholders will not recognize gain or loss for federal income tax purposes upon consummation of the merger. No ruling will be sought from the IRS regarding the merger.

Accounting Treatment

The merger will be accounted for as an acquisition of Ascent by RAM under the purchase method of accounting in accordance with U.S. generally accepted accounting principles, or GAAP.

Regulatory Matters Related to the Merger

The merger is not subject to the requirements of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 and is not subject to any other material federal, state or local regulatory approvals that have not been obtained, other than the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Merger Fees, Costs and Expenses

All expenses of RAM, Merger Sub and Ascent incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses.

Restrictions on Resales of RAM Securities by Ascent Security Holders

In general, shares of RAM common stock and warrants issued to Ascent security holders in connection with the merger will not be freely transferable. Such persons may sell their shares of RAM common stock and warrants only pursuant to an effective registration statement under the Securities Act of 1933, as amended, which we refer to as the Securities Act, covering the resale of those shares or warrants, an exemption under Rule 144 as promulgated under the Securities Act or any other applicable exemption under the Securities Act. However, RAM has agreed to file a shelf registration statement within 90 days after the closing of the merger for the resale of RAM common stock and warrants (including shares of RAM common stock issuable upon the exercise of the warrants) to be issued in connection with the merger, and to provide certain registration rights to certain of Ascent’s security holders. For a further discussion of these registration rights, see “The Merger Agreement—Registration Rights Agreement.”

At the closing, certain Ascent security holders will execute a lock-up letter in which each such holder agrees, with limited exceptions, not to directly or indirectly sell, offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer or otherwise dispose of, more than 50% of the total shares of RAM common stock issued to such security holder at the closing in connection with the merger. The term of the lock-up letter will begin on the effective date of the merger and end 180 days thereafter.

RAM’s Financing for the Merger

RAM has been advised by Guggenheim, the arranger and administrative agent under RAM’s existing credit facility, that Guggenheim has received commitment letters representing $170.0 million of commitments in respect of a new $175.0 million revolving credit facility, and more than $200.0 million in commitments in respect of a new $200.0 million term loan, in connection with a proposed $500.0 million credit facility to be entered into between RAM and the designated lenders effective as of the closing of the merger. The commitments are subject only to satisfactory documentation and, in one case, the absence of material adverse changes in the business or financial condition of RAM prior to closing. The entire amount of the $200.0 million term loan will be advanced at closing. The borrowing base under the revolving credit facility at the closing will be $175.0 million, a portion of which will be advanced at the closing of the merger as needed. Borrowings under the new facility will be used to refinance RAM’s existing indebtedness, fund the cash requirements in connection with the closing of the merger, and for working capital and other general corporate purposes. Funds advanced under the revolving credit facility may be paid down and re-borrowed during the four-year term of the revolver, and will bear interest at LIBOR plus a margin ranging from 1.25% to 2.0% based on a percentage of usage. The term loan will provide for payments of interest only during its five-year term, with the interest rate being LIBOR plus 7.5%. Guggenheim will also serve as arranger and administrative agent for the lenders under the new facility.

Advances under the new facility will be secured by liens on substantially all properties and assets of RAM and its subsidiaries, including Ascent and its subsidiaries. The loan agreement will contain representations, warranties and covenants customary in transactions of this nature, including financial covenants relating to current ratio, minimum interest coverage ratio, maximum leverage ratio and a required ratio of asset value to total indebtedness. RAM will be required to maintain commodity hedges with respect to not less than 50%, but not more than 85% of its projected monthly production volumes on a rolling 30-month basis, until the leverage ratio is less than or equal to 2.0 to 1.0. Approximately $28.4 million of availability under the revolving credit facility will be reserved for payment of RAM Energy’s outstanding 11 1/2% Senior Notes, which become due and payable on February 15, 2008, and $40.0 million will be allocated for development of RAM’s undeveloped properties.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement and certain other agreements contemplated by the merger agreement. While RAM believes this description covers the material terms of these agreements, it may not contain all of the information that is important to you and is qualified in its entirety by reference to each agreement summarized below, each of which is incorporated by reference in its entirety into this information statement by reference to RAM’s Form 8-K, which was filed with the SEC on October 18, 2007. We urge you to read the merger agreement and each of the other documents and agreements summarized below in its entirety.

The merger agreement contains representations, warranties, covenants and other agreements that RAM and Ascent made to each other. The assertions embodied in those representations, warranties, covenants and other agreements are qualified by information in confidential disclosure schedules that RAM and Ascent have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties, covenants and other agreements set forth in the merger agreement. Accordingly, you should keep in mind that the representations, warranties, covenants and other agreements are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information, some of which has been included in RAM’s general prior public disclosures, and some of which is non-public. RAM does not believe that the disclosure schedules contain information that the securities laws require RAM to publicly disclose other than information that has already been so disclosed. Moreover, information concerning the subject matter of the representations, warranties, covenants and other agreements may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in RAM’s public disclosures.

The Merger

Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Ascent, with Ascent as the surviving entity. Upon completion of the merger, Ascent will be a wholly owned subsidiary of RAM.

Closing and Effectiveness of the Merger

The closing of the merger will occur no later than the second business day after the satisfaction or waiver of all of the closing conditions provided in the merger agreement, or on such other date as RAM and Ascent may agree in writing. See “—Conditions to Consummation of the Merger.”

As soon as practicable on or after the closing date, RAM and Ascent will deliver a certificate of merger to the Secretary of State of the State of Delaware. At that time, or at such later time as may be agreed by the parties and specified in the certificate of merger, the merger will become effective.

Surviving Entity’s Governing Documents; Officers and Directors

Surviving Entity Governing Documents. At the effective time of the merger, the certificate of incorporation and bylaws of the surviving entity will be Ascent’s amended and restated certificate of incorporation and amended and restated bylaws in the forms attached as Exhibit A and Exhibit B to the merger agreement, until thereafter amended as provided therein or by applicable law.

Surviving Entity Directors and Officers. The directors and the officers of Merger Sub at the effective time of the merger and such of Ascent’s current officers as RAM selects, and who so agree, will, from and after the effective time, be the directors and officers of the surviving entity until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving entity’s certificate of incorporation and bylaws.

The Consideration

General

The total consideration to be paid by RAM in connection with the merger consists of (i) $185.0 million in cash, of which $20.0 million will be placed in escrow and $150,000 will be used to pay expenses of the representative, (ii) a number of shares of RAM common stock determined by dividing $107.0 million by the weighted (based on daily trading volume) average closing price per share of the RAM common stock as reported by NASDAQ for the ten trading day period ending on the third business day prior to closing of the merger, subject to a minimum of 20,000,000 shares and a maximum of 20,500,000 shares (subject to rounding to eliminate fractional shares), and (iii) 6,200,000 warrants immediately exercisable until May 11, 2008 into an equal number of shares of RAM common stock, at an exercise price of $5.00 per share, the terms of which warrants are identical in all material respects to RAM’s outstanding publicly traded warrants. As discussed below, the cash portion of the total consideration will be adjusted to reflect a working capital adjustment and a tax allocation adjustment and the cash and most likely the common stock portions of the total consideration will be adjusted to reflect the hedge contract adjustment. The total consideration, as adjusted, will be allocated among (i) certain holders of Ascent’s outstanding indebtedness and certain other obligations, and (ii) Ascent’s preferred stockholders, common stockholders and warrant holders.

The allocation of the total consideration among the holders of Ascent’s outstanding indebtedness and certain other obligations, and its preferred stockholders, common stockholders and common warrant holders cannot be finalized until all factors impacting the value of the total consideration to be paid in connection with the merger are determined. These factors include the value of RAM common stock and its publicly traded warrants preceding the closing date of the merger, the working capital adjustment, the hedge contract adjustment and the amount of interest accrued on Ascent’s outstanding indebtedness and the amount of Ascent’s other obligations related to the merger as of the closing date. If the combination of the change in these factors has no effect on, or results in a decrease in, the value of the total consideration to be paid in connection with the merger as of the date the merger agreement was executed based on certain assumptions relating to, among other things, the amount of Ascent’s indebtedness and other obligations:

•	Ascent’s secured lenders and certain other creditors, and all payments due to Ascent’s officers and employees by reason of the merger, will be paid in cash;

•	Ascent’s preferred stockholders will receive $0.02 per share as merger consideration;

•	Ascent’s common stockholders will receive $0.01 per share as merger consideration;

•	Ascent’s common warrant holders will receive nothing; and

•

holders of Ascent’s outstanding notes and Ascent’s preferred stockholders, to the extent of accrued and unpaid preferred stock dividends, will receive all the remaining cash, RAM common stock and RAM warrants issued in connection with the merger in full satisfaction of the Ascent indebtedness held by those persons.

Immediately following the closing of the merger agreement, the surviving corporation will have no indebtedness for borrowed money, other indebtedness evidenced by bonds, debentures, notes or similar instruments or obligations for the payment of dividends on or other payments with respect to any equity securities of Ascent other than letters of credit if any, assumed by RAM. If, however, the value of the total consideration to be paid in connection with the merger substantially increases prior to the closing date, the Ascent preferred stockholders, common stockholders and common warrant holders could receive amounts in excess of the amounts set forth above.

Working Capital Adjustments. RAM and Ascent will make certain closing and post-closing working capital adjustments.

Closing working capital adjustment. Prior to the closing, RAM and Ascent will estimate Ascent’s projected working capital, subject to certain adjustments including reimbursable capital expenditures, as of the closing date of the merger. At the closing, the cash consideration will be adjusted upward by the amount of the positive, or downward by the amount of the negative of Ascent’s estimated working capital.

Post-closing working capital adjustment. Within ninety (90) days after the closing, subject to extension in the event of disagreement, RAM and a representative for certain prior Ascent security holders will finalize the calculation of Ascent’s working capital, subject to certain adjustments including reimbursable capital expenditures, as of the closing date of the merger. If the final calculation of Ascent’s working capital on the closing date is more favorable to Ascent (that is, a smaller negative working capital or a larger positive working capital) than the estimated working capital, then RAM shall promptly deliver to the escrow agent to be distributed to Ascent’s former security holders pursuant to the terms of the escrow agreement, an amount of cash equal to the difference between the estimated working capital and the final working capital, or (ii) if the final adjusted working capital is less favorable to Ascent (that is, a greater negative working capital or a smaller positive working capital) than the estimated working capital, then RAM shall have the immediate right to make a claim against the escrow in an amount equal to the difference between the final working capital and the estimated working capital.

Hedge Contract Adjustment. RAM and Ascent have agreed upon an execution date hedge liability in the amount of $22.0 million. RAM and Ascent will determine the aggregate amount of the settlement costs or settlement benefits under Ascent’s hedge contracts as of the fourth business day prior to the closing. In the event the sum of the settlement benefits exceeds the sum of the settlement costs for all of Ascent’s hedge contracts on the relevant date of determination, the amount of the excess is referred to as the closing date hedge asset. In the event the sum of the settlement costs exceeds the sum of the settlement benefits for all of Ascent’s hedge contracts on the relevant date of determination, the amount of the excess is referred to as the closing date hedge liability.

In the event the execution date hedge liability exceeds the closing date hedge liability, then the cash consideration and the common stock consideration will be adjusted downward at the closing by the amount of the closing date hedge liability. In the event the closing date hedge liability exceeds the execution date hedge liability, then the cash consideration and the common stock consideration will be adjusted downward at the closing by an amount equal to the sum of (i) the execution date hedge liability, and (ii) twenty-five percent (25%) of the difference between the closing date hedge liability and the execution date hedge liability. Any adjustments to the cash consideration and the common stock consideration pursuant to a hedge liability adjustment will be applied 63.36% to the cash consideration and 36.64% to the common stock consideration, with the RAM common stock valued at $5.35 per share for such purposes. In the event there is a closing date hedge asset, then the cash consideration will be adjusted upward at the closing by the amount of the closing date hedge asset.

Tax Allocation Adjustment. Based upon an agreed allocation of certain income tax obligations, the amount of the cash consideration to be paid by RAM at the closing will be reduced by $30,000.

Fractional Shares of RAM Common Stock. Fractional shares of RAM common stock will not be issued in connection with the merger. Instead, Ascent security holders who otherwise would have been entitled to receive a fractional share of RAM common stock will be entitled to receive a full share of RAM common stock in lieu of any fractional share.

Adjustments to Prevent Dilution. If, between the date of the merger agreement and the effective time of the merger, there occurs a subdivision, combination or dividend of RAM’s common stock or warrants, then the specific number of shares of RAM common stock and warrants to be issued as part of the total consideration to be paid in the merger will be proportionately adjusted to reflect the effect on the outstanding shares of RAM’s common stock or warrants of such subdivision, combination or dividend.

Representations and Warranties; Indemnification

The merger agreement contains representations and warranties of Ascent, Merger Sub and RAM customary for transactions of this nature, subject in certain cases to knowledge, materiality and material adverse effect qualifiers.

With limited exceptions, the representations and warranties of RAM and Merger Sub terminate at the effective time of the merger. The representations and warranties made by Ascent will survive until the day that is 18 calendar months after the closing date. Similarly, the covenants and agreements of Ascent contained in the merger agreement, to the extent that they are required to be performed prior to the closing, shall terminate upon the day that is 18 calendar months after the closing date. Those covenants and agreements that are required to be performed after the closing will survive until the expiration of the statute of limitations applicable to any claim with respect to such covenant or agreement. RAM will be indemnified for certain breaches of representations and warranties or covenants and agreements out of and to the extent of the balance remaining from time to time in the escrow fund. With certain exceptions, no indemnification from the escrow fund will occur until such time as the aggregate losses subject to indemnification equals or exceeds $2.0 million, at which point the right to indemnification shall be limited to the amount by which the indemnified losses exceed $2.0 million. Exceptions to this $2.0 million limitation include (i) breaches of any covenants, (ii) breaches of representations and warranties regarding taxes, (iii) losses resulting from certain pre-merger recapitalization activities of Ascent, (iv) losses resulting from certain pending litigation and (v) certain losses related to one particular property.

Conduct of Business Pending the Merger

Prior to the closing, except as set forth in or expressly contemplated by the merger agreement, each of RAM and Ascent has agreed that, without the consent of the other, it will not, and will not permit its subsidiaries to, among other things:

•	depart from the ordinary course of business;

•	amend its charter documents;

•	declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock, other than dividends from a subsidiary to a parent;

•

split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except for awards granted under RAM’s long-term incentive plan;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except as permitted under RAM’s long-term incentive plan;

•

issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, except as permitted under RAM’s long-term incentive plan;

•

merge with or acquire all or substantially all of the assets of any other corporation, partnership or other business organization, or otherwise acquire any assets that in the aggregate are material to the business of RAM or Ascent, respectively; or

•	agree in writing or otherwise agree, commit or resolve to take any of the actions described above.

Prior to the closing, except as set forth in or expressly contemplated by the merger agreement, Ascent has agreed that, without the consent of RAM, it will not, and will not permit its subsidiaries to, among other things:

•	drill or recomplete, or commit to drill or recomplete, any well, except as provided in the work plan agreed to as part of the merger agreement;

•	acquire or agree to acquire any assets for a purchase price in excess of $200,000 in any single transaction or any series of related transactions, subject to certain exceptions;

•	enter into any joint ventures, strategic partnerships or alliances, or enter into any material contracts;

•

sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) the sale of oil, natural gas and NGLs in the ordinary course of business consistent with past practice, (ii) the sale or other disposition for fair value of personal property not exceeding $200,000 in the aggregate, (iii) the sale of personal property no longer needed for operations on its mineral properties or for which replacement personal property is obtained, and (iv) routine dispositions of non-commercial or marginal mineral properties and related personal property and equipment in the ordinary course of business;

•

incur any indebtedness for borrowed money (other than (i) advances to Ascent under its credit facilities, and (ii) purchase money debt incurred in connection with the acquisition in the ordinary course of business consistent with past practice of field vehicles and office equipment not exceeding $100,000 in the aggregate), or guarantee any indebtedness of another person, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Ascent;

•

grant any severance or termination pay to any officer or employee except pursuant to applicable law or written agreements or policies existing on the date of the merger agreement, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date of the merger agreement;

•	enter into any transaction with or distribute or advance any assets or property to any affiliate of Ascent;

•	transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property;

•

adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or pursuant to written agreements or policies existing on the date of the merger agreement, or as required by applicable law;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as described below or the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of liabilities recognized or disclosed in Ascent’s June 30, 2007 financial statements or incurred in the ordinary course of business since the date of such financial statements, or, other than in the ordinary course of business consistent with past practices, waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Ascent is a party or of which Ascent is a beneficiary;

•

settle any litigation on terms requiring (i) a payment by Ascent in excess of $250,000, (ii) the assignment or conveyance by Ascent of any properties, subject to certain exceptions, or (iii) the waiver or relinquishment by Ascent to any claim for damages in excess of $100,000 or any claim of right with respect to any oil and gas properties or other assets;

•

except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•	except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

•

make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect any tax liability or tax attributes, settle or compromise any material tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	form, establish or acquire any subsidiary; or

•	agree in writing or otherwise agree, commit or resolve to take any of the actions described above.

Additional Covenants

Ascent and RAM have also agreed to:

•

cooperate and use their commercially reasonable efforts to take all actions necessary or advisable to consummate and make effective the merger between Ascent and Merger Sub and the other transactions contemplated by the merger agreement;

•

use commercially reasonable efforts to prepare and file all necessary notices, reports and other filings, to obtain all consents, approvals or authorizations necessary or advisable to consummate the transactions contemplated by the merger agreement;

•	afford the other party access to certain information and personnel and keep any information so obtained confidential;

•	consult with each other before issuing any press releases or other written public statement with respect to the merger or the merger agreement, subject to certain exceptions;

•	promptly notify each other upon obtaining knowledge of anything that:

•	would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by the merger agreement;

•	would have been required to be disclosed in the merger agreement if it were known on the date of the merger agreement;

•	gives such party any reason to believe that any of the conditions to closing will not be satisfied;

•	is of a nature that is or may be materially adverse to RAM or Ascent; or

•	would require any amendment or supplement to this information statement.

RAM has further agreed to:

•

allow a person designated by the holders of a majority of the shares of RAM common stock issued in connection with the merger to attend RAM’s board meetings as an observer until such time as certain Ascent security holders have disposed of more than 50% of the shares of RAM common stock issued to such holders in the aggregate in connection with the merger;

•

for a period of one (1) year following the closing, provide continued employment to the Ascent employees whose employment RAM has selected to continue in essentially the same positions with RAM or one of its subsidiaries at not less than the current salaries of such employees with Ascent, and to provide those persons with the same benefits, including annual bonuses, on substantially the same basis as RAM provides to similarly situated employees;

•

use commercially reasonable efforts to cause RAM’s employee benefit plans to waive any pre-existing condition exclusions and to recognize the years of service and level of seniority of each of the Ascent employees that are continuing employment after the closing;

•

provide employees of Ascent who are eligible to participate in Ascent benefit plans and who continue as employees of RAM or any of its subsidiaries after the merger with eligibility to participate in employee benefit plans of RAM or its subsidiaries on substantially the same terms and conditions as similarly situated employees of RAM or its subsidiaries, taking into account, for purposes of eligibility to participate and vesting, the service prior to the effective time of those Ascent employees and requiring additional service with RAM or its subsidiaries to receive retiree medical benefits;

•

following the effective time of the merger, cause the surviving corporation to indemnify present and former directors and officers of Ascent in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that Ascent is permitted to indemnify its directors and officers;

•

maintain, for six (6) years after the effective time, the existing directors’ and officers’ liability insurance (or policies of at least the same coverage and amounts containing terms that are no less advantageous) with respect to claims against them arising from facts or events that occurred at or prior to the closing date of the merger;

•

enter into a registration rights agreement with certain holders of Ascent indebtedness and Ascent preferred stock who will receive shares of RAM common stock in connection with the merger (see “—Registration Rights Agreement” below for a description of the terms of the registration rights agreement); and

•

prepare and file a shelf registration statement within 90 days of the effective date of the merger registering for resale the shares of RAM common stock and warrants (including the shares of RAM common stock issuable upon exercise of the warrants) to be issued in connection with the merger, and cause the shelf registration statement to be declared effective within 150 days following the effective date of the merger;

•

obtain stockholder consent necessary to approve the issuance of RAM common stock and warrants (including shares of RAM common stock issuable upon the exercise of the warrants) in connection with the merger; and

•	reimburse Ascent, by adjustment to Ascent’s closing date working capital, for certain capital expenditures undertaken by Ascent with RAM’s prior written consent.

Ascent has further agreed to:

•	use commercially reasonable efforts to commence and make reasonable progress toward performance of an agreed upon work plan;

•	cause all of its directors and those of its officers who will not continue as officers of Ascent following completion of the merger to resign as of the closing;

•	use commercially reasonable efforts to cause certain of Ascent’s security holders to enter into a voting agreement with RAM;

•	use commercially reasonable efforts to cause certain of Ascent’s security holders to enter into a lock up letter with RAM;

•

cause South Louisiana Property Holdings, Inc., which is presently the principal stockholder of Ascent, to be merged with and into a subsidiary of Ascent, and ensure that South Louisiana Property Holdings, Inc., as the present holding company of Ascent, does not engage in any new trade or business or acquire any new assets or properties prior to the merger;

•	cause the certificate of designations for the Ascent preferred stock to be amended to address the merger;

•

not engage in any transaction in RAM securities until the merger is closed or the merger agreement is terminated and to use commercially reasonable efforts to require its affiliates to also refrain from such transactions for their own account; and

•

obtain approval of Ascent’s stockholders for the adoption of the merger agreement, and notify each of its stockholders entitled to appraisal rights under Section 262 of the DGCL of the adoption of the merger agreement by Ascent’s stockholders.

Conditions to Consummation of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver, at or prior to the closing date of the merger, of the following conditions:

•

if required by NASDAQ, submission by RAM to NASDAQ of all information necessary for the listing on the NASDAQ Capital Market of the shares of RAM common stock and warrants to purchase shares of RAM common stock (including shares of RAM common stock issuable upon the exercise of warrants) that are to be issued as contemplated by the merger agreement;

•

attainment of all consents, authorizations, orders and approvals required to be obtained from any governmental entity in connection with the execution, delivery and performance of the merger agreement, subject to certain exceptions;

•

satisfaction of all conditions to the consummation of the Note Holder Payoff and Recapitalization Agreement, a copy of which is attached as an exhibit to the merger agreement, at and in conjunction with the closing of the merger agreement;

•	the absence of any order or injunction of a court of competent jurisdiction which prohibits the completion of the merger or any of the other transactions contemplated by the merger agreement; and

•	immediately after the effective time, Ascent, as the surviving corporation, will be solvent and will have adequate capital with which to engage in its business.

RAM’s and Merger Sub’s obligations to effect the merger are subject to satisfaction, or waiver, of the following conditions:

•

the representations and warranties made by Ascent in the merger agreement that include a materiality qualification are true and correct as of the date of the merger agreement and, subject to the following proviso, as of the closing date as though made on and as of the closing date, and the representations and warranties made by Ascent in the merger agreement that do not include a materiality qualification are true and correct in all material respects as of the date of the merger agreement and, subject to the following proviso, as of the closing date as though made on and as of the closing date; provided that RAM shall not be entitled to assert inaccuracy or breach of representation or warranty by Ascent as a failure of a condition to closing unless the individual or aggregate impact of all such inaccuracies or breaches (without giving effect to materiality and material adverse effect qualifiers) by Ascent would reasonably be expected to have a material adverse effect on Ascent;

•	Ascent has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	satisfaction of all conditions to the consummation of the Note Holder Payoff and Recapitalization Agreement at and in conjunction with the closing of the merger agreement;

•

the cash consideration, after all applicable adjustments, that RAM has agreed to pay in connection with the merger must be greater than the sum of (i) the amounts of the minimum merger consideration to be paid in cash to Ascent’s stockholders and common warrantholders in connection with the merger, (ii) the amount of indebtedness and other obligations of Ascent to be paid by RAM in cash in connection with the consummation of the merger, (iii) the $20.0 million to be deposited in the escrow, and (iv) the $150,000 paid to an account for the expenses of the representative;

•

Ascent shall have no indebtedness for borrowed money, other indebtedness evidenced by bonds, debentures, notes or similar instruments or obligations for the payment of dividends on or other payments with respect to any equity securities of Ascent, other than obligations with respect to letters of credit, if any, assumed by RAM;

•	Ascent shall have executed for filing with the SEC promptly after the closing a withdrawal of Ascent’s registration statement on Form S-1 and (Registration Number 333-135537);

•	the escrow agreement shall have been executed by the representative;

•

the merger agreement shall have been adopted by Ascent stockholders entitled to vote on the matter in accordance with applicable law and Ascent’s certificate of incorporation and bylaws (this condition has been satisfied);

•

Ascent shall have delivered the board resolutions authorizing the execution, delivery and consummation of the merger agreement and the consummation of all transactions contemplated by the merger agreement, and a secretary’s certificate of Ascent as to the validity of such resolutions and the stockholder approval;

•	Ascent shall have delivered the resignation of each director of Ascent and its subsidiaries and each officer not continuing as an employee following closing of the merger;

•	certain of the Ascent security holders shall have executed and delivered the voting agreement and lock-up letters;

•	Ascent shall have delivered to RAM opinions from Ascent’s counsel;

•

certain recorded liens burdening Ascent’s properties shall have been released or payoff statements and executed lien releases that are conditioned on the payment of the amounts specified in such payoff statements shall have been delivered;

•

all Ascent insurance policies must be in full force and effect, other than life insurance policies on the life of any officer of Ascent who will not continue his or her employment with the surviving corporation;

•	Ascent shall have mailed the notice of appraisal rights to each Ascent stockholder entitled to appraisal rights under Section 262 of the DGCL at least 21 days prior to the closing date;

•

holders of not less than a majority of Ascent’s outstanding warrants to purchase Ascent common stock shall have consented to an amendment to the related warrant agreement to terminate all of Ascent’s outstanding warrants in connection with the merger; and

•	holders of not more than 5% of Ascent’s common stock shall have properly exercised and not withdrawn a demand for appraisal under the DGCL in connection with the merger.

Ascent’s obligations to effect the merger are subject to satisfaction, or waiver, of the following conditions:

•

the representations and warranties made by RAM and Merger Sub in the merger agreement that include a materiality qualification are true and correct as of the date of the merger agreement and, subject to the following proviso, as of the closing date as though made on and as of the closing date and the representations and warranties made by RAM and Merger Sub in the merger agreement that do not include a materiality qualification are true and correct in all material respects as of the date of the merger agreement and, subject to the following proviso, as of the closing date as though made on and as of the closing date; provided that Ascent shall not be entitled to assert inaccuracy or breach of representation or warranty by RAM and Merger Sub as a failure of this condition to closing unless the individual or aggregate impact of all such inaccuracies or breaches (without giving effect to materiality and material adverse effect qualifiers) by RAM and Merger Sub, would reasonably be expected to have a material adverse effect on RAM;

•	RAM and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing;

•	RAM shall have delivered to Ascent an opinion from RAM’s counsel;

•	RAM shall have executed the registration rights agreement;

•	RAM and the escrow agent shall have executed the escrow agreement;

•	the merger agreement shall have been adopted by Merger Sub in accordance with applicable law and its certificate of incorporation and bylaws (this condition has been satisfied);

•

RAM shall have delivered board resolutions of RAM and Merger Sub approving the execution, delivery and consummation of the merger agreement and the consummation of all transactions contemplated by the merger agreement and a secretary’s certificate of RAM and Merger Sub as to the validity of such resolutions and the RAM stockholder approval;

•

RAM stockholders shall have approved the issuance of common stock and warrants (including shares of RAM common stock issuable upon the exercise of the warrants) in connection with the merger (this condition has been satisfied);

•	RAM shall be willing, ready and able to satisfy its closing payment and closing delivery obligations; and

•	RAM shall have mailed this information statement to its stockholders at least 20 days prior to the closing of the merger.

Termination of the Merger Agreement

The parties may terminate the merger agreement and abandon the merger at any time prior to the effective time:

•	by mutual written consent of RAM and Ascent;

•	by RAM or Ascent if:

•

the merger is not completed on or before                     , unless the material breach of the obligations of the party seeking to terminate the merger agreement proximately contributed to the failure to consummate the merger by this date;

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable, provided the party seeking to terminate the merger agreement shall have used all commercially reasonable best efforts to remove such order, decree or ruling; or

•

Ascent properties are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as a result thereof the value of all of the properties is reduced by an amount exceeding $25.0 million (net of insurance proceeds);

•	by Ascent if:

•

there has been a breach of any representation or warranty or a material breach of any covenant or agreement made by RAM or Merger Sub in the merger agreement such that closing conditions to Ascent’s obligation to effect the merger could not be satisfied because such breach is not curable or, if curable, is not cured within the earlier to occur of the date that is 20 days after written notice thereof is given by Ascent to RAM or Merger Sub or                     ; and

•	by RAM if:

•

there has been a breach of any representation or warranty or a material breach of any covenant or agreement made by Ascent in the merger agreement such that closing conditions to RAM’s or Merger Sub’s obligation to effect the merger could not be satisfied because such breach is not curable or, if curable, is not cured within the earlier to occur of the date that is 20 days after written notice thereof is given by RAM to Ascent or                     .

Effect of Termination

If the merger agreement is terminated and the merger is abandoned as described above, the merger agreement will be of no effect (except for certain provisions which survive termination as set forth in the merger agreement), with no liability on the part of any party to the merger agreement, other than for damages resulting from breach of the merger agreement prior to or in connection with such termination.

Amendment of the Merger Agreement and Waiver

At any time prior to the effective time of the merger, and subject to applicable provisions of law, the parties to the merger agreement may modify or amend the merger agreement in writing, by action of the boards of directors of the respective parties. The conditions to each of the parties’ obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable law.

Registration Rights Agreement

The RAM common stock and warrants to be issued in conjunction with the merger and the RAM common stock issuable upon exercise of the warrants will not have been registered under the Securities Act, and therefore any resales thereof will be restricted. RAM has agreed to grant certain of the security holders of Ascent certain registration rights pursuant to the terms and conditions of a registration rights agreement to be entered into between RAM and these Ascent security holders in connection with the merger. Following the merger, the Ascent security holders will own approximately 33% of RAM’s total outstanding common stock (33% on a fully diluted basis), and will have the following rights related to the registration of the common stock and the warrants issued to them in conjunction with the merger, as well as the common stock issuable upon exercise of the warrants, collectively referred to as the registrable securities:

•

RAM must file a shelf registration statement within 90 days of the effective date of the merger registering for resale the registrable securities. RAM must cause the shelf registration statement to be declared effective within 150 days of the effective date of the merger, and must use its reasonable best efforts to cause it to remain effective until the later of the first anniversary of the effective date of the merger or the date that no holder of registrable securities is an affiliate of RAM as such term is defined in Rule 144(a) promulgated under the Securities Act. RAM’s failure to file the registration statement within 90 days of the effective date of the merger, to have the registration statement declared effective by the SEC on or prior to the 150th day following the effective date of the merger or to have the registration statement cease to be effective at any time within the one-year anniversary of the effective time, will result in RAM paying liquidated damages to the holders of registrable securities equal to $0.0025 per registrable security that is subject to such default per fiscal quarter.

•

Certain security holders of Ascent, collectively referred to as the designated holders, who hold individually or collectively more than 50% of all registrable securities may make up to two demands for RAM to register all or a portion of the registrable securities. All demands for registration must be made prior to the second anniversary of the effective date of the merger. RAM may delay the filing of any demand registration statement for a period of up to 60 days, no more than twice in any twelve-month period, if RAM believes, in good faith, that the filing of such demand registration statement or the use thereof would adversely affect a material financing, acquisition, disposition of assets or stock, merger or other comparable transaction or require RAM to make public disclosure of information that would have a material adverse affect on RAM. Each demand registration must register, at minimum, registrable securities having a value of at least $10 million.

•

Prior to the second anniversary of the effective date of the merger, the designated holders may exercise certain incidental or “piggy-back” registration rights, thereby permitting them to request registration of their securities on a registration statement initiated by RAM or other stockholders exercising demand registration rights.

The registrable securities will lose their status as such when (i) disposed of pursuant to an effective registration statement, or (ii) in the case of any designated holder, the entire amount of registrable securities owned by the holder may be sold pursuant to Rule 144 without limitation as to volume. RAM is obligated to pay all registration expenses (other than commissions paid to underwriters) for each registration statement, and has agreed to indemnify the Ascent security holders for any losses they may suffer as a result of such registrations, other than damages resulting from information provided to RAM by the Ascent security holder for inclusion in the registration statement.

Lock-Up Letter

At the closing, certain Ascent security holders will execute a lock-up letter in which each such holder agrees, with limited exceptions, not to directly or indirectly sell, offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer or otherwise dispose of, more than 50% of the total shares of RAM common stock issued to such holders in connection with the merger. The term of the lock-up letter shall begin on the effective date of the merger and end 180 days thereafter.

Voting Agreement

At the closing, certain Ascent security holders will execute a voting agreement in which each such holder agrees to vote all of the RAM common stock owned by such holders (or with respect to which it has the power to vote) on the record date applicable to any vote for the election of directors of RAM, for the directors recommended by RAM’s board of directors. The voting agreement terminates immediately following the election of directors at the 2009 annual meeting of RAM’s stockholders.

Escrow Agreement

Concurrently with the closing of the merger, RAM will deliver $20.0 million of the cash portion of the total consideration to JP Morgan Chase Bank, N.A., which will serve as the escrow agent. RAM may make claims against the escrow for working capital adjustments in its favor, referred to as a working capital claim, for indemnification of losses suffered by RAM pursuant to Article X of the merger agreement, and for reimbursement of certain expenses.

Any working capital claim by RAM must be made within 90 days of the effective date of the merger. Upon resolution of a timely working capital claim, the escrow agent will distribute the amount of the working capital claim to RAM to the extent of available funds and distribute the positive difference, if any, between $5.0 million and the amount of the working capital claim to the representative for distribution to Ascent’s security holders. If no working capital claim is timely made by RAM, the full $5.0 million plus amounts deposited by RAM if the working capital adjustment is in favor of Ascent will be distributed to the representative on or about the 90th day following the effective date of the merger. Thereafter, the remaining escrow fund will be retained by the escrow agent for 18 months, subject to pending claims, to indemnify RAM for any losses suffered pursuant to the merger agreement. Any positive balance remaining in escrow following termination of the escrow agreement will be distributed to the representative for distribution to Ascent’s security holders.

SELECTED HISTORICAL FINANCIAL DATA OF RAM

RAM acquired RAM Energy effective May 8, 2006, by the merger of its wholly owned subsidiary with and into RAM Energy. For accounting and financial reporting purposes, the merger was accounted for as a reverse acquisition and, in substance, as a capital transaction, because RAM had no active business operations prior to consummation of the merger. Accordingly, for accounting and financial reporting purposes, the merger was treated as the equivalent of RAM Energy issuing stock for RAM’s net monetary assets accompanied by a recapitalization. RAM’s net monetary assets have been stated at their historical cost, with no goodwill or other intangible assets recorded. The accumulated deficit of RAM Energy has been carried forward. Operations prior to the merger are those of RAM Energy.

RAM’s consolidated balance sheet data as of December 31, 2005 and 2006 and its consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 are derived from its consolidated financial statements audited by UHY LLP, independent registered public accountants, and are incorporated by reference from its Annual Report on Form 10-K, as amended by RAM’s Form 10-K/A, for the fiscal year ended December 31, 2006. RAM’s consolidated balance sheet data as of December 31, 2003 and 2004 and its consolidated statement of operations data for the years ended December 31, 2002 and 2003 are derived from RAM Energy’s consolidated financial statements audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accountants, which are not included or incorporated by reference in this information statement. The consolidated balance sheet data of RAM Energy as of December 31, 2002 are derived from RAM Energy’s unaudited balance sheet, which is not included or incorporated by reference in this information statement.

The statements of operations and cash flow data for each of the six-month periods ended June 30, 2006 and 2007, and the balance sheet data as of June 30, 2007 have been derived from the unaudited consolidated financial statements contained in RAM’s Quarterly Report, as amended, on Form 10-Q for the quarterly period ended June 30, 2007, which is incorporated into this document by reference.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes, together with management’s discussion and analysis of RAM’s operations and financial condition, and its qualitative and quantitative disclosures about market risk that are contained in its annual report for our fiscal year ended December 31, 2006, as amended on Form 10-K/A, and its quarterly report on Form 10-Q for the quarter ended June 30, 2007.

Selected Consolidated Financial Data

(in thousands, except per share data)

	Year Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005(1)	2006	2006	2007
						(unaudited)
Revenues and other operating income:
Oil and natural gas sales	$10,166	$20,053	$17,975	$66,243	$68,015	$34,783	$33,027
Gain on sale of subsidiary	—	—	12,139	—	—	—	—
Other	163	170	338	851	640	424	302
Realized and unrealized gains (losses) from derivatives	(146)	(203)	(793)	(11,695)	1,589	(2,770)	(1,291)

Total revenues and other operating income	10,183	20,020	29,659	55,399	70,244	32,437	32,038

Operating expenses:
Oil and natural gas production taxes	1,044	1,408	1,263	3,320	3,329	1,684	1,850
Oil and natural gas production expenses	3,023	3,527	3,600	16,099	18,266	8,913	9,210
Depreciation and amortization	2,947	4,098	3,273	12,972	13,252	6,524	7,554
Accretion expense	—	48	78	510	535	265	290
Share-based compensation	—	—	—	—	2,308	2,218	394
General and administrative, net of operator’s overhead fees	5,858	6,331	6,601	8,610	9,300	4,047	4,924

Total operating expenses	12,872	15,412	14,815	41,511	46,990	23,651	24,222

Operating income (loss)	(2,689)	4,608	14,844	13,888	23,254	8,786	7,816

Other Income (Expense):
Gain on early extinguishment of debt	32,883	—	—	—	—	—	—
Interest expense	(9,240)	(4,912)	(5,070)	(12,614)	(17,050)	(9,307)	(7,828)
Interest income	277	41	35	75	309	109	520

Income (Loss) from Continuing Operations Before Income Taxes and Extraordinary Item	21,231	(263)	9,809	1,349	6,513	(412)	508
Income Tax Provision (Benefit)	7,975	228	3,733	806	1,465	(157)	186

Income (Loss) from Continuing Operations	13,256	(491)	6,076	543	5,048	(255)	322

Discontinued operations:
Loss from discontinued operations	(18,016)	(1,723)	—	—	—	—	—
Income tax benefit	(6,846)	(655)	—	—	—	—	—

Loss from discontinued operations	(11,170)	(1,068)	—	—	—	—	—

Income (loss) before cumulative effect of change in accounting principle	2,086	(1,559)	6,076	543	5,048	(255)	322
Cumulative effect of change in accounting principle (net of tax benefit of $275)	—	(448)	—	—	—	—	—

Net income (loss)	$2,086	$(2,007)	$6,076	$543	$5,048	$(255)	$322

Per Share Data (restated)
Net income (loss) per share attributable to common stockholders—basic
Income (loss) from continuing operations	$0.42	$(0.02)	$0.20	$0.02	$0.16	$(0.01)	$0.01
Loss from discontinued operations	(0.35)	(0.03)	—	—	—	—	—
Cumulative effect of change in accounting principle	—	(0.01)	—	—	—	—	—

Net income (loss) per share	$0.07	$(0.06)	$0.20	$0.02	$0.16	$(0.01)	$0.01

	Year Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005(1)	2006	2006	2007
						(unaudited)
Cash dividends per share	$—	$0.03	$0.04	$0.05	$0.02	$0.02	$—
Earnings (loss) per share:
Basic	$0.07	$(0.06)	$0.20	$0.02	$0.16	$(0.01)	$0.01
Diluted	$0.07	$(0.06)	$0.20	$0.02	$0.16	$(0.01)	$0.01
Weighted average shares outstanding:
Basic	31,790,743	31,790,743	29,706,104	26,492,286	30,808,065	28,451,552	38,759,576
Diluted	31,790,743	31,790,743	29,706,104	26,492,286	32,105,885	28,451,552	38,850,432

Statement of Cash Flow Data
Cash provided by (used in):
Operating activities	$(14,842)	$5,774	$1,793	$18,359	$30,537	$15,366	$7,496
Investing activities	(46)	7,422	(64,852)	(12,554)	(25,317)	(7,191)	(28,574)
Financing activities	(3,731)	(12,333)	62,116	(6,910)	1,431	4,698	42,876

Other Data
Capital expenditures(2)	$6,700	$5,258	$102,719	$13,528	$28,145	$10,493	$28,515

	As of December 31,					As of June 30, 2007
	2002	2003	2004	2005(1)	2006
	(unaudited)					(unaudited)
Balance Sheet Data
Total assets	$62,192	$45,908	$140,324	$143,276	$161,725	$203,273
Long-term debt, including current portion	56,267	46,057	117,344	112,846	132,237	147,768
Stockholders’ (deficit)	(16,842)	(19,653)	(19,912)	(20,769)	(27,895)	(1,338)

(1)	RAM acquired WG Energy Holdings, Inc. in December 2004.

(2)	Includes costs of acquisitions.

SELECTED HISTORICAL FINANCIAL DATA OF ASCENT

The following table presents Ascent’s selected consolidated historical financial information for the periods presented. The selected consolidated historical financial information as of and for each of the five years ended December 31, 2006 has been derived from Ascent’s audited consolidated financial statements and related notes. The audited consolidated financial statements and related notes as of December 31, 2005 and 2006 and for each of the three years ended December 31, 2006 are included elsewhere in this information statement. The selected consolidated historical financial information as of June 30, 2006 and 2007 has been derived from Ascent’s unaudited consolidated financial statements and related notes included elsewhere in this information statement which, in the opinion of Ascent’s management, have been prepared on the same basis as its audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this information.

This information is only a summary and you should read it in conjunction with “Ascent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ascent’s financial statements and related notes included elsewhere in this information statement.

	Year Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data
Revenues:
Oil	$15,924	$20,377	$25,431	$33,228	$37,821	$19,631	$14,948
Natural gas	25,486	24,553	22,021	36,634	30,719	16,271	13,462
NGLs	1,664	2,027	3,257	3,714	4,981	1,713	2,043

Total	43,074	46,957	50,709	73,576	73,521	37,615	30,453

Expenses:
Production and ad valorem taxes	3,508	4,307	3,091	3,332	3,636	2,231	1,934
Lease operating expenses	10,939	11,915	12,018	11,594	13,228	6,398	6,752
General and administrative expenses	4,152	10,388	8,272	8,436	13,107	5,548	6,763
Exploration expenses	1,370	5,630	854	3,460	14,398	818	961
Depreciation, depletion and amortization	13,039	21,539	31,207	20,771	24,443	10,393	12,659
Property impairments	21	3,802	20,711	1,254	1,768	—	—
Derivative (income) loss	—	—	6,604	33,851	(8,235)	6,725	7,780

Total operating expenses	33,029	57,581	82,757	82,698	62,345	32,113	36,849

Income (loss) from operations	10,045	(10,624)	(32,048)	(9,122)	11,176	5,502	(6,396)
Interest and other income	438	7	203	561	918	110	242
Interest expense	(11,437)	(13,661)	(16,958)	(19,496)	(24,403)	(11,266)	(14,030)

Income (loss) before income taxes	(954)	(24,278)	(48,803)	(28,057)	(12,309)	(5,654)	(20,184)
Income tax benefit (expense)	1,495	8,624	12,472	209	569	(317)	197

Income (loss) before cumulative effect of change in accounting principle	541	(15,654)	(36,331)	(27,848)	(11,740)	(5,971)	(19,987)
Cumulative effect of change in accounting principle, net of income tax of $273 in 2003(1)	—	262	—	—	—	—	—

Net income (loss)	541	(15,392)	(36,331)	(27,848)	(11,740)	(5,971)	(19,987)
Preferred stock dividends(2)	(3,457)	(3,976)	(3,367)	(3,358)	(3,332)	(1,665)	(1,630)

Net income (loss) attributable to common shares	$(2,916)	$(19,368)	$(39,698)	$(31,206)	$(15,072)	$(7,636)	$(21,617)

Net income (loss) per common share (basic and diluted)	$(0.59)	$(3.63)	$(6.67)	$(5.25)	$(2.53)	$(1.28)	$(3.63)

Selected Cash Flow and Other Financial Data
Net cash provided by (used in) operating activities	$4,674	$16,935	$17,369	$31,475	$28,063	$18,281	$(7,428)
Net cash used in investing activities	(27,965)	(39,121)	(22,584)	(35,019)	(59,786)	(36,490)	(3,786)
Net cash provided by financing activities	21,251	26,236	1,650	4,108	34,898	18,425	11,733
Capital expenditures	27,965	39,121	22,985	34,588	60,747	36,554	6,672

	As of December 31,					As of June 30, 2007
	2002	2003	2004	2005	2006
						(Unaudited)
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$31	$4,081	$516	$1,080	$4,255	$4,774
Total assets	178,590	200,374	169,267	187,221	221,563	209,960
Long-term debt(3)	112,969	141,493	164,954	185,223	238,168	248,034
Series A preferred stock (including accrued but unpaid dividends)(4)	42,907	46,265	9,577	12,865	16,153	17,784
Stockholders’ deficit	(24,340)	(40,587)	(36,060)	(67,196)	(82,225)	(103,842)
Total liabilities and stockholders’ deficit	$178,590	$200,374	$169,267	$187,221	$221,563	$209,960

(1)	Reflects adoption of SFAS 143 effective January 1, 2003.

(2)	Represents accrued but unpaid dividends on Ascent’s Series A preferred stock and Series B preferred stock. In August 2003, all outstanding shares of the Series B preferred stock were converted into an aggregate of one million shares of Ascent’s common stock, and all accrued but unpaid dividends thereon were declared and paid in cash.

(3)	Represents borrowings under Ascent’s credit facility and the aggregate principal amount of outstanding senior notes and senior subordinated notes. Also includes long-term accrued interest on Ascent’s senior notes and senor subordinated notes as of periods ending on or after December 31, 2004.

(4)	The amounts for the years ended December 31, 2002 and 2003 represent the book value of Ascent’s Series A preferred stock plus all accrued but unpaid dividends thereon. The amount for the periods ending on or after December 31, 2004 represent only accrued but unpaid dividends on the Series A preferred stock. In December 2004, the terms of the Series A preferred stock were amended to eliminate Ascent’s requirement to redeem the outstanding shares of Series A preferred stock on a specified date. The amendment resulted in a balance sheet reclassification of the book value of the Series A preferred stock to stockholders’ deficit.

UNAUDITED COMPARATIVE PER SHARE DATA FOR THE

YEAR ENDED DECEMBER 31, 2006 AND THE

SIX MONTHS ENDED JUNE 30, 2007

The following table summarizes unaudited per share information for RAM and Ascent for the year ended December 31, 2006 and the six months ended June 30, 2007 on an historical basis on a pro forma combined basis for RAM and on an equivalent pro forma combined basis for Ascent. It has been assumed for purposes of the pro forma financial information provided below that for the year ended December 31, 2006 and the six months ended June 30, 2007, the merger was completed on January 1, 2006 for income statement purposes, and on December 31, 2006 and June 30, 2007, respectively, for balance sheet purposes. The following information should be read in conjunction with the audited consolidated financial statements of RAM and Ascent at and for the year ended December 31, 2006, and at and for the six months ended June 30, 2007, which are either incorporated by reference into or included in this document. The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of purchase accounting. Upon completion of the merger, RAM will cause Ascent, as the surviving corporation, to begin to use the full cost method of accounting for exploration, development and production of oil and natural gas. The information below reflects the pro forma effect of this change in accounting principle. Otherwise, the pro forma information does not reflect cost savings, synergies, or other adjustments that may result from the combination with Ascent. This information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma net income available to holders of the combined company’s common stock by the pro forma weighted average number of shares outstanding for the periods presented. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of common shares outstanding at the end of the period presented.

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
RAM—Historical
Historical per common share:
Income per share from continuing operations
Basic	$0.16	$0.01
Diluted	$0.16	$0.01
Cash dividends declared per common share	$0.02	—
Book value per share at end of period	$(0.83)	$(0.03)

Ascent—Historical
Historical per common share:
Net loss per share
Basic	$(2.53)	$(3.63)
Diluted	$(2.53)	$(3.63)
Cash dividends declared per common share	—	—
Book value per share at end of period	$(13.82)	$(17.46)

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
RAM Pro Forma Combined
Unaudited pro forma per RAM common share:
Income per share from continuing operations
Basic	$0.01	$(0.08)
Diluted	$0.01	$(0.08)
Cash dividends declared per common share	$0.01	—
Book value per share at end of period	$1.85	$1.53

Ascent Pro Forma Equivalents (1)
Unaudited pro forma per Ascent common share:
Income per share from continuing operations
Basic	N/A	N/A
Diluted	N/A	N/A
Cash dividends declared per common share	N/A	N/A
Book value per share at end of period	N/A	N/A

(1)	The Ascent common stockholders will only receive cash in the merger. As a result, an equivalent per share calculation for Ascent common stockholders cannot be determined.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of RAM are based on the historical financial statements of RAM and Ascent, adjusted to reflect (i) the issuance by RAM of 7.5 million shares of its common stock on February 13, 2007, which is referred to as the 2007 offering, and the application of the $28.4 million of net proceeds received from such issuance, and (ii) the proposed acquisition of Ascent by RAM. The historical financial information for RAM was derived from its Annual and Quarterly Reports on Form 10-K, Form 10-K/A and Form 10-Q, for the year ended December 31, 2006, and for the six months ended June 30, 2007, which are incorporated by reference into this document. The historical financial information of Ascent was derived from its audited consolidated financial statements for the year ended December 31, 2006 and its unaudited consolidated financial statements for the six months ended June 30, 2007, which are included elsewhere in this information statement. The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and, accordingly, includes the effects of purchase accounting resulting from the proposed merger. Upon completion of the merger, RAM will cause Ascent, as the surviving corporation, to adopt the full cost method of accounting for exploration, development and production of oil and natural gas. The information below reflects the pro forma effect of this change in accounting principle. Otherwise, the pro forma information does not give effect to cost savings, synergies, or other adjustments that may result from the proposed merger. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 reflects the acquisition as if it had occurred as of that date. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2006 and the six months ended June 30, 2007 reflect the 2007 offering and the acquisition as if each had occurred on January 1, 2006. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the operating results or financial position of RAM that would have occurred if the 2007 offering and the acquisition had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company.

A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed consolidated financial statements based on currently available information. The actual final purchase price allocation and the resulting effect on income from operations may differ from the pro forma amounts included herein. These pro forma adjustments represent RAM’s preliminary determination of purchase accounting adjustments and are based on available information and certain assumptions that RAM believes to be reasonable. More information about the assets, liabilities and oil and gas reserves, as of the closing date, will become available when the merger is completed. Currently, the purchase price to be allocated to certain assets of Ascent, principally to its property, plant and equipment, including components of such assets, is stated on a preliminary basis, pending additional information to complete the required analyses. For example, RAM may sell certain properties acquired from Ascent. The final determination of the values to be assigned to these assets and any related liabilities will be finalized after the acquisition has been completed and RAM has better market information about these assets. In addition, the properties of Ascent that RAM intends to keep need to be further evaluated with respect to their existing reserves to determine their fair values. RAM also has not made a final determination of all the liabilities that may be attributable to the proposed transaction, such as site closure and transaction costs, as well as the fair values of all existing liabilities, including any contingent liabilities, or those that may arise due to the transaction. RAM expects to finalize its allocation of the purchase price as soon after the completion of the proposed acquisition as practicable. Consequently, the amounts reflected in the pro forma financial information are subject to change.

RAM Energy Resources, Inc.

Pro Forma Combined Statements of Operations

Year ended December 31, 2006

(In thousands, except shares and per share amounts)

(Unaudited)

	Historical		Adjustments			Pro Forma
	RAM	Ascent	Combining(1)		Financing(2)
REVENUES
Oil	$48,013	$37,821	$—		$—	$85,834
Natural gas	14,232	30,719	—		—	44,951
NGLs	5,770	4,981	—		—	10,751

Oil and natural gas sales	68,015	73,521	—		—	141,536
Realized and unrealized gain (loss) on derivatives	1,589	8,235	(7,543	)(a)	—	2,281
Other	640	—	—		—	640

	70,244	81,756	(7,543)		—	144,457

COSTS AND EXPENSES
Oil & natural gas production and ad valorem taxes	3,329	3,636	—		—	6,965
Oil & natural gas production expenses	18,266	13,228	—		—	31,494
Exploration expense	—	14,398	(14,398	)(b)	—	—
Amortization and depreciation	13,252	24,443	7,373	(c)	—	45,068
Accretion expense	535	—	—		—	535
Property impairments	—	1,768	(1,768	)(d)	—	—
Share-based compensation	2,308	—	—		—	2,308
General & administrative expenses, net of operator overhead fees	9,300	13,107	(1,632	)(e)	—	20,775

	46,990	70,580	(10,425)		—	107,145

OPERATING INCOME (LOSS)	23,254	11,176	2,882		—	37,312

Other income and (expense)
Interest income	309	918	—		—	1,227
Interest expense	(17,050)	(24,403)	—		3,386	(38,067)
Other expense	—	—	—		—	—

Income (loss) before income taxes	6,513	(12,309)	2,882		3,386	472

Income tax provision (benefit)	1,465	(569)	(790	)(f)	—	106

NET INCOME (LOSS)	5,048	(11,740)	3,672		3,386	366
PREFERRED STOCK DIVIDENDS	—	(3,332)	3,332	(g)	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHARES	$5,048	$(15,072)	$7,004		$3,386	$366

PER SHARE DATA (historical restated)
EARNINGS (LOSS) PER SHARE
Basic	$0.16					$0.01
Diluted	$0.16					$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	30,808,065		26,493,271	(h,i)		57,301,336
Diluted	32,105,885		26,493,271	(h,i)		58,599,156

RAM Energy Resources, Inc.

Pro Forma Combined Statements of Operations

Six months ended June 30, 2007

(In thousands, except shares and per share amounts)

(Unaudited)

	Historical		Adjustments			Pro Forma
	RAM	Ascent	Combining(1)		Financing(2)
REVENUES
Oil	$21,880	$14,948	$—		$—	$36,828
Natural gas	8,189	13,462	—		—	21,651
NGLs	2,958	2,043	—		—	5,001

Oil and natural gas sales	33,027	30,453	—		—	63,480
Realized and unrealized gain (loss) on derivatives	(1,291)	(7,780)	6,590	(a)	—	(2,481)
Other	302	—	—		—	302

	32,038	22,673	6,590		—	61,301

COSTS AND EXPENSES
Oil & natural gas production and ad valorem taxes	1,850	1,934	—		—	3,784
Oil & natural gas production expenses	9,210	6,752	—		—	15,962
Exploration expense		961	(961	)(b)	—	—
Amortization and depreciation	7,554	12,659	718	(c)	—	20,931
Acretion expense	290	—	—		—	290
Property impairments	—	—	—	(d)	—	—
Share-based compensation	394	—	—		—	394
General & administrative expenses, net of operator overhead fees	4,924	6,763	(704	)(e)	—	10,983

	24,222	29,069	(947)		—	52,344

OPERATING INCOME (LOSS)	7,816	(6,396)	7,537		—	8,957

Other income and (expense)
Interest income	520	242	—		—	762
Interest expense	(7,828)	(14,030)	—		4,564	(17,294)
Other expense	—	—	—		—	—

Income (loss) before income taxes	508	(20,184)	7,537		4,564	(7,575)

Income tax provision (benefit)	186	(197)	(2,762	)(f)	—	(2,773)

NET INCOME (LOSS)	322	(19,987)	10,299		4,564	(4,802)
PREFERRED STOCK DIVIDENDS	—	(1,630)	1,630	(g)	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHARES	$322	$(21,617)	$11,929		$4,564	$(4,802)

PER SHARE DATA (historical restated)
EARNINGS (LOSS) PER SHARE
Basic	$0.01					$(0.08)
Diluted	$0.01					$(0.08)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	38,759,576		18,993,271	(h,i)		57,752,847
Diluted	38,850,432		18,993,271	(h,i)		57,843,703

RAM ENERGY RESOURCES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Statements of Operations

Note (1) -

Adjustments to combine the entities and properties presented; adjustment of depreciation and amortization to consider carrying amounts after purchase allocations and application of the full cost method of accounting to acquired properties; interest on debt incurred or reduced by the transactions; adjustments to costs and expenses to give effect to contractual terms of the Ascent merger; and adjustment of income taxes resulting from other adjustments. Such adjustments include:

		Year Ended December 31, 2006	Six Months Ended June 30, 2007
		(in thousands)
(a)	Elimination of historical realized and unrealized derivative gains or losses of Ascent.	$(8,235)	7,780
	Ratio of RAM’s realized and unrealized derivative gains or losses to oil and gas revenues applied to Ascent’s oil and gas sales (derivative contracts similar to those of RAM will be put in place following the merger)	692	(1,190)

	Adjustment	$(7,543)	$6,590

(b)	Elimination of exploration expense to reflect full cost method of accounting:	$(14,398)	$(961)

(c)	Adjustment to depreciation and amortization to reflect changes in the asset values after acquisition:

	Acquired basis	$45,068	$20,931
	Historical basis	37,695	20,213

	Adjustment	7,373	718

(d)	Elimination of property impairment to reflect full cost method of accounting:	$(1,768)	—

(e)	Adjustment to reflect capitalization of certain geological and geophysical costs associated with development and exploration activities of internal staff to reflect full cost method of accounting.	$(1,632)	$(704)

(f)	Income tax effect of adjustments to pro forma income (loss) before income taxes to RAM’s historical effective rate:	$(790)	$(2,762)

(g)	Adjustments resulting from contractual requirements of the merger agreement whereby Ascent’s preferred stock and dividends are cancelled	$3,332	$1,630

(h)	Adjustment to give effect to shares issued in February, 2007	7,500	—

(i)	Adjustment to give effect to shares issued to Ascent security holders per terms of the merger agreement

	Assumed Initial Parent Common Stock Number	20,500	20,500
	Estimated Hedge Contract Adjustment to shares issued	(1,507)	(1,507)

		18,993	18,993
Note (2) -
	Adjustments to interest expense due to merger financing:
	Effect of new financing at combined rate of 10.93 % per annum	$(33,515)	$(16,751)
	Write-off and amortization of fees associated with financing	(4,552)	(543)

		(38,067)	(17,294)
	Historical interest expense	41,453	21,858

	Adjustment	$3,386	$4,564

RAM Energy Resources, Inc.

Pro Forma Combined Condensed Balance Sheet

At June 30, 2007

(Unaudited)

	Historical		Adjustments				Pro Forma
	RAM	Ascent	Combining(1)		Financing(2)
Assets
Current Assets
Cash and cash equivalents	$28,519	$4,774	$(194,567	)(a)	$165,000	(a)	$2,726
					(1,000	)(b)
Accounts receivable:
Oil and gas sales	6,756	5,514	—		—		12,270
Joint interest	240	835	—		—		1,075
Income taxes	20	—	—		—		20
Other	184	48	—		—		232
Derivative assets	—	939	(939	)(c)	—		—
Inventory	—	673	—		—		673
Prepaid expenses and other assets	691	790	—		—		1,481
Other current assets	156	—	—		—		156

Total current assets	36,566	13,573	(195,506)		164,000		18,633
Property and equipment (net)	163,742	193,943	147,381	(b)	—		505,066
Other assets	2,965	2,444	(1,746	)(c)	5,000	(a,b)	6,531
					(2,132	)(b)

Total assets	$203,273	$209,960	$(49,871)		$166,868		$530,230

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable:
Trade	$6,283	$2,987	$—		$—		$9,270
Oil and gas proceeds due others	3,022	4,488	—		—		7,510
Other	109	—	—		—		109
Related party	44	—	—		—		44
Accrued liabilities:	—	7,494	(2,223	)(d)	—		5,371
			100	(e)
Fair value derivatives	133	2,003	(2,003	)(d)	—		133
Other current liabilities	—	4,509	(4,509	)(d)	—		—
Compensation	746	—	—		—		746
Interest	5,489	476	(476	)(d)	—		5,489
Accrued abandonment costs	—	1,435	—		—		1,435
Income taxes payable	369	—	—		—		369
Long-term debt due within one year	28,665	—	—		—		28,665

Total current liabilities	44,860	23,392	(9,111)		—		59,141

Senior notes and senior subordinated notes	—	159,910	(159,910	)(d)	—		—
Bank credit facility and other long-term debt	119,103	84,695	(84,695	)(d)	170,000	(a)	289,103
Derivative obligation	545	14,781	(14,781	)(d)	—		545
Other long-term debt due after one year	2,558	21,213	(21,213	)(d)	—		2,558
Deferred and other income taxes	26,612	1,000	40,400	(d)	(1,190	)(b)	66,822
Liability for asset retirement obligation	10,933	8,236	—		—		19,169
Commitments and contingencies	—	575	—		—		575
Stockholders’ equity (deficit)	(1,338)	(103,842)	103,842	(d)	(1,942	)(b)	92,317
			95,597	(e)

Total Liabilities and Stockholders’ Equity (Deficit)	$203,273	$209,960	$(49,871)		$166,868		$530,230

RAM ENERGY RESOURCES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Balance Sheet
(1)	Record the Ascent acquisition as if consummated on June 30, 2007:

	(a	)	Purchase price:
			Cash	$(185,000)
			Estimated working capital (as defined) adjustment	1,582
			Tax Burden Adjustment	30
			Estimated hedge Contract Adjustment	13,939
			Estimated additional hedging liabilities to be settled-25% to reduce purchase price	818

				(168,631)
			Estimated costs of merger	(664)
			Execution Date Hedging Liability per merger agreement	(22,000)
			Estimated additional hedging liabilities to be settled	(3,272)

			Total cash consideration	(194,567)

	(b	)	Allocation to property and equipment:
			Purchase price—oil and natural gas properties	298,441
			Ascent—historical book basis	192,124

			Net increase in book basis	106,317
			Deferred taxes on increased book basis	40,400
			Costs of merger	664

			Increase (decrease) in assets	147,381

	(c	)	Write-off of assets per the merger agreement:
			Derivative assets that reduce purchase price	(939)
			Non-current derivative assets that reduce purchase price and deferred loan fees on indebtedness	(1,746)

			Increase (decrease) in assets	(2,685)

			Total net increase (decrease) in assets	$(49,871)

	(d	)	Write-off of accrued liabilities per the merger agreement	$(2,223)
			Settlement of all hedging contracts at June 30, 2007	(21,293)
			Indebtedness	(266,294)
			Increase in deferred tax liability due to write-up of oil & natural gas properties	40,400
			Equity of Ascent	103,842

			Net increase (decrease) in liabilities and equity	(145,568)

	(e	)	Issue 18.993 million shares of equity @ $4.873
			Common stock	99,900
			Additional paid-in capital	(7,343)
			Issue warrants on 6.2 million shares @$0.506	3,140
			Reduce additional paid-in capital by estimate of future registration costs of stock issuance	(100)
			Accrued liabilities	100

				95,697

			Total net increase (decrease) in liabilities and equity	$(49,871)

(2)	Record net proceeds of financing by RAM:

	(a	)	Bank credit facility—$175 million revolving credit, $200 million term loan	$170,000
			Less costs and expenses	(5,000)

			Net proceeds from the Financing	$165,000

	(b	)	Write-off of deferred loan costs on prior bank credit facility	$(2,132)
			Cash—prepayment premium on prior bank credit facility	(1,000)

				(3,132)
			Tax effect at 38%	(1,190)

			Adjustment to accumulated deficit	$(1,942)

ASCENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis should be read in conjunction with Ascent’s selected consolidated historical financial data and its accompanying consolidated historical financial statements and the notes to those financial statements included elsewhere in this information statement. The following discussion includes forward-looking statements that reflect Ascent’s plans, estimates and beliefs. Ascent’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this information statement. See also “Cautionary Statement Concerning Ascent’s Forward-Looking Statements.” For purposes of this discussion, unless the context otherwise suggests, references to Ascent include Ascent, its subsidiaries and South Louisiana Property Holdings, Inc. which owns 83% of Ascent’s outstanding common stock.

Overview

Ascent is an independent oil and natural gas company engaged in the acquisition, exploration and development of both conventional and unconventional oil and natural gas properties in Texas, Oklahoma, Louisiana and the Appalachian region. Ascent operates substantially all of its properties.

Ascent was formed in July 2001 to acquire oil and natural gas properties in south Texas, Oklahoma and Louisiana. Prior to the spring of 2003, Ascent focused on the exploration and development of the reserves it acquired in connection with its formation. Since mid-2003, Ascent’s senior management team has embarked on a strategy to acquire and develop a risk-balanced inventory of high growth opportunities, predominantly in shale gas. In order to implement this strategy, Ascent’s management initially devoted a substantial portion of its efforts to improving its operational efficiency and increasing its liquidity. In July 2004, Ascent completed a financial restructuring that allowed the operating subsidiaries of Ascent, as borrowers, to enter into a new credit facility and reduced its debt service obligations by permitting it to pay in kind certain interest obligations.

In connection with Ascent’s July 2004 financial restructuring, it entered into new derivative arrangements and no longer designated its derivative arrangements as hedges.

For the foregoing reasons, Ascent’s results of operations and period-to-period comparisons of these results and certain other financial information may not be meaningful or indicative of its future results of operations.

Revenue and Expense Drivers

Revenue Drivers

Oil and natural gas sales. Ascent’s revenues are generated from sales of oil and natural gas which are substantially dependent on prevailing prices of oil and natural gas. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of or demand for oil and natural gas, market uncertainty and a variety of additional factors beyond Ascent’s control. Ascent enters into derivative arrangements for a portion of its oil and natural gas production to achieve a more predictable cash flow and to reduce its exposure to adverse fluctuations in the prices of oil and natural gas. Ascent’s derivative arrangements for future production prior to its July 2004 financial restructuring were designated as hedges under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and accordingly realized gains and losses from these derivative arrangements were recorded as oil and natural gas sales and unrealized gains and losses from these derivative arrangements were not reported in earnings.

Ascent generally sells its oil and natural gas at current market prices at the wellhead, or transports it to “pooling points” where it is sold. Ascent is required to pay gathering and transportation costs with respect to substantially all of its products. Ascent markets its products in several different ways depending upon a number of factors, including the availability of purchasers for the product at the wellhead, the availability and cost of pipelines near the well, market prices, pipeline constraints and operational flexibility. Ascent sold an average of approximately 12.8 Mmcf/d and 10.8 Mmcf/d of natural gas and approximately 1.9 MBbls/d and 1.7 MBbls/d of oil and NGLs during the year ended December 31, 2006 and the six months ended June 30, 2007, respectively.

Operating Expenses

Ascent’s operating expenses primarily involve the expense of operating and maintaining its wells.

•

Lease operating expenses. Ascent’s lease operating expenses include certain direct employment-related costs, repair and maintenance costs, electrical power and fuel costs and other expenses necessary to maintain its operations. Ascent’s lease operating expenses are driven in part by the type of commodity produced, the level of maintenance activity and the geographical location of its properties. Workover costs that improve the value of its properties are capitalized and otherwise are included in lease operating expenses.

•

Production and ad valorem taxes. Production taxes represent the state taxes imposed on mineral production. Production taxes are calculated based on sales revenues or volume of sales depending on the state. Ad valorem taxes represent property taxes.

•

General and administrative expenses. General and administrative expenses include employee compensation and benefits, professional fees for legal, accounting and other advisory services, corporate overhead and franchise taxes.

•	Exploration expenses. Exploration expenses include the geological and geophysical costs relating to Ascent’s exploration efforts and costs related to unsuccessful exploratory wells.

•

Depreciation, depletion and amortization. Depreciation, depletion and amortization represent the expensing of the capitalized costs of Ascent’s oil and natural gas properties and Ascent’s other property and equipment.

•

Property impairments. Ascent reviews its oil and natural gas properties for impairment on a field-by-field basis whenever events or circumstances indicate the carrying value of those properties may not be recoverable. The impairment provision for each field is based on the excess of the carrying value of the field over its fair value.

•

Derivative (income) loss. Subsequent to Ascent’s July 2004 financial restructuring, Ascent does not designate any of its derivative arrangements relating to future production as hedges under SFAS 133. Accordingly, derivative (income) loss represents the changes in fair market value of, and realized gains and losses related to, derivative arrangements.

Other Expenses and Income

Interest and other income. Ascent generates interest income from Ascent’s cash deposits and other income (loss) from gains or losses on sales of its assets.

Interest expense. Ascent’s interest expense reflects its borrowing costs under its credit facility, its senior notes and its senior subordinated notes. Interest accrued on its senior notes and senior subordinated notes is payable in the form of additional notes.

Income tax benefit (expense). Income tax benefit (expense) represents current and deferred federal and state income taxes. Ascent’s taxes are calculated by applying the statutory tax rates in effect for the applicable period to its book loss or book income. These calculated income tax amounts are further adjusted to reflect the impact of federal and state valuation allowances and to adjust for the tax effect of book income and book expense items which are not taxable or deductible for tax purposes.

Critical Accounting Policies

Basis of Presentation. The consolidated financial statements include Ascent’s accounts and the accounts of its subsidiaries as of the respective dates of such financial statements. All inter-company balances have been eliminated. Certain prior year amounts for accounts payable and accrued liabilities have been reclassified to conform to current year presentation. This discussion and analysis of Ascent’s financial condition and results of operation are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles as presently established in the United States.

Use of Estimates in the Preparation of Financial Statements. The preparation of Ascent’s financial statements requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, equity, revenues and expenses. Ascent’s estimates include those related to oil and natural gas revenues, bad debts, oil and natural gas properties, operating expenses, oil and natural gas reserves, abandonment liabilities, contingencies and litigation. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Ascent evaluates its estimates and assumptions on a regular basis. Ascent bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates used in preparation of Ascent’s financial statements. In addition, alternatives can exist among various accounting methods. In such cases, the choice of accounting method can have a significant impact on reported amounts. Please read the notes to Ascent’s consolidated financial statements included elsewhere in this information statement for a discussion of additional accounting policies and estimates made by Ascent management.

Interim Financial Statements. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end and the results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of Ascent’s management, the unaudited consolidated financial statements included elsewhere in this information statement include all adjustments (all of which are of a normal recurring nature) necessary to present fairly the consolidated financial position of Ascent as of June 30, 2007 and the consolidated results of its operations and cash flows for the six month periods ended June 30, 2007 and 2006. Certain prior period items have been reclassified to make the classification consistent with the classification in the most recent period.

Oil and Natural Gas Reserve Estimates. Independent petroleum engineers prepare estimates of Ascent’s oil and natural gas reserves as of the end of each of its fiscal years. Proved reserves, estimated future net revenues and the present value of Ascent’s reserves are estimated based upon a combination of historical data and estimates of future activity. The present value of Ascent’s reserves is not necessarily the current market value of its estimated proved reserves. In accordance with SEC requirements, Ascent has based its present value from proved reserves on prices on the date of the estimate. The reserve estimates are used in calculating depletion, depreciation and amortization and in the assessment of assets for impairment as further discussed below. Significant assumptions are required in the valuation of proved oil and natural gas reserves which, as described herein, may affect the amount at which oil and natural gas properties are recorded. Actual results could differ materially from these estimates.

Revenue Recognition Policy. Ascent follows the entitlements method of accounting for revenue recognition and natural gas imbalances. Oil and natural gas revenues are recognized when sales are confirmed or reasonably anticipated and collection of the sales proceeds is probable. Accrued sales are based on field or pipeline volume statements valued at purchaser contract terms, when available.

Oil and Natural Gas Properties. Generally accepted accounting principles allow the option of two acceptable methods for accounting for oil and natural gas properties. The primary differences between the two methods are in the treatment of exploration costs, the computation of depreciation, depletion and amortization, and the calculation of property impairments.

Under the successful efforts method of accounting, Ascent capitalizes all costs related to property acquisitions and successful exploratory wells, all development costs and the costs of support equipment and facilities. All costs related to unsuccessful exploratory wells are expensed. Other exploration costs, including geological and geophysical costs, are expensed as incurred.

Unproved leasehold costs are capitalized and reviewed periodically for impairment. Costs related to impaired prospects are charged to expense. If oil and natural gas prices decline in the future, some of these unproved prospects may not be economic to develop, which could lead to increased impairment expense.

Costs of development dry holes and proved leaseholds are amortized on the unit-of-production method based on proved reserves on a field basis. The depreciation of capitalized production equipment and drilling costs is based on the unit-of-production method using proved developed reserves on a field basis.

Ascent reviews its proved oil and natural gas properties for impairment on a field basis. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable. The impairment provision is based on the excess of carrying value over fair value. Fair value is defined as the present value of the estimated future net revenues from estimated future production of total proved oil and natural gas reserves based on Ascent’s expectations of future oil and natural gas prices and costs. Due to the volatility of oil and natural gas prices, it is possible that Ascent’s assumptions regarding oil and natural gas prices may change in the future and may result in future impairment provisions. Ascent recorded impairment provisions related to its proved oil and natural gas properties of $20.7 million, $1.3 million and $1.8 million for the years ended December 31, 2004, December 31, 2005, and December 31, 2006, respectively. The impairment provision for 2004 resulted primarily from a downward revision of Ascent’s reserves at its New Taiton field in Texas.

Asset Retirement Obligations. Effective January 1, 2003, Ascent adopted SFAS 143, which requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost is capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. Periodic accretion of the discount of the estimated liability is recorded in the statement of operations. Ascent determines its asset retirement obligation by calculating the present value of estimated cash flows related to the liability.

Ascent escrows a portion of the future abandonment costs of its wells and facilities. Approximately $500,000 is included in escrowed and restricted funds on its balance sheets as of December 31, 2005 and December 31, 2006.

The following table summarizes Ascent’s asset retirement obligations for the years ended December 31, 2005 and December 31, 2006 and the six months ended June 30, 2007:

	Year Ended December 31,		Six Months Ended June 30, 2007
	2005	2006
	(in thousands)
Asset retirement obligations at beginning of period	$9,274	$10,570	$10,865
Accretion expense	991	1,053	518
Liabilities incurred	450	375	119
Liabilities settled	(145)	(84)	(69)
Liabilities retired due to sale of assets	—	(384)	(2,205)
Revision in estimated cash flows	—	(665)	443

Asset retirement obligations at period-end	10,570	10,865	9,671
Less: current asset retirement obligations	517	761	1,435

Long-term asset retirement obligations	$10,053	$10,104	$8,236

Depletion, Depreciation and Amortization. Ascent uses estimates of proved oil and natural gas reserve quantities to estimate depletion, depreciation and amortization expense using the unit-of-production method of accounting. Depreciation of property and equipment other than oil and natural gas properties is calculated using the straight-line method over the useful lives of the assets ranging from three to fifteen years. Any change in reserves directly impacts the amount of depreciation, depletion and amortization expense Ascent recognizes in a given period. Assuming no other changes, as Ascent’s reserves increase, depletion, depreciation and amortization expense decreases and as reserves decrease, depletion, depreciation and amortization expense increases. Changes in Ascent’s estimate of proved reserves can cause material changes in its depletion, depreciation and amortization expense.

Fair Value of Financial Instruments. Ascent’s financial instruments consist primarily of cash equivalents, trade receivables, trade payables, derivative instruments and bank debt. Ascent’s cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values due to their short maturities. Ascent’s derivative instruments are reflected at fair value as provided by its counterparties. The fair value of Ascent’s bank debt approximates its carrying value because the interest rate available to Ascent is variable and reflective of market rates. Ascent’s senior notes and senior subordinated notes do not trade on any market and to determine the fair value of these financial instruments is not practicable.

Derivative Instruments. Ascent accounts for its derivative arrangements under SFAS 133, as amended by Statement of Financial Accounting Standards No. 137, “Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133,” Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which is more fully discussed below under “-Quantitative and Qualitative Disclosures about Market Risk-Commodity Price Risk.” Under SFAS 133, instruments qualifying for hedge accounting treatment are recorded on the balance sheet as an asset or liability measured at fair value and subsequent changes in fair value are recognized in equity through other comprehensive income until the sale of the related hedged production is recognized in earnings, at which time amounts previously recognized on other comprehensive income are recognized in earnings. Any ineffective portion of changes in fair value on derivatives qualifying for hedge accounting treatment is recognized in earnings immediately. Instruments not qualifying for hedge accounting treatment are recorded on the balance sheet at fair value and subsequent changes in fair value are recognized in earnings. Derivative instruments entered into prior to July 2004 qualified for hedge accounting treatment; however, derivative instruments entered into subsequent to such restructuring were not qualified for hedge accounting treatment.

Deferred Income Taxes. Ascent follows the asset and liability method for accounting for deferred income taxes and income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties for financial reporting purposes and income tax purposes.

As of December 31, 2006, Ascent had a net deferred tax liability of $1.2 million. For financial reporting purposes, all development expenditures and certain exploratory costs on successful wells are capitalized and depreciated, depleted and amortized on the units-of-production method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, Ascent follows certain provisions of the Internal Revenue Code of 1986, as amended, that allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion and capitalization of interest expenses for income tax purposes. Beginning in 2001, Ascent established a valuation allowance which it increased periodically to reflect the uncertainty about the realization of the deferred tax asset. In 2006, Ascent increased the valuation allowance of $16.0 million by an additional $3.1 million. During the first six months of 2007, Ascent increased the valuation allowance of $19.1 million by $6.0 million based on uncertainty surrounding its ability to utilize the entire balance of its deferred tax assets based on an analysis of whether Ascent was more likely than not to receive such a benefit and if so, to what extent.

Contingencies. Contingencies are recognized upon determination of an exposure, which when analyzed indicates that it is both probable that a liability has been incurred and the amount of the liability can reasonably be determined.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”). SFAS 123(R) is effective for public companies for interim or annual periods beginning after December 15, 2005. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in financial statements based on their fair values beginning with the first interim or annual period after December 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. SFAS 123(R) also requires the tax benefits in excess of recognized compensation expenses to be reported as a financing cash flow rather than as an operating cash flow as currently required. Ascent adopted SFAS 123(R) on January 1, 2006 using a modified prospective application. Ascent’s adoption of SFAS 123(R) did not have an impact on its financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces Accounting Principles Board Opinion No. 20 “Accounting Changes,” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and requires retrospective application to prior period financial statements of voluntary changes in accounting principles unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. Ascent adopted SFAS 154 during 2005. The adoption of SFAS 154 resulted in additional disclosure requirements for Ascent’s change in accounting principle from full cost to successful efforts and Ascent’s restatements.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” of being sustained if the position were to be challenged by a taxing authority. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. Ascent adopted FIN 48 effective January 1, 2007. There was no material impact to Ascent’s financial statements as a result of its adoption of FIN 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and requires enhanced disclosures about fair value measurements. It does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Ascent is currently evaluating the impact that adoption may have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans” (“SFAS 158”). SFAS 158 amends Statement 87, FASB Statement No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” Statement 106, and FASB Statement No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Post-retirement Benefits,” and other related accounting literature. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Employers with publicly traded equity securities are required to recognize initially the funded status of a defined benefit post-retirement plan and to provide the required disclosures as of the end of fiscal years ending after December 15, 2006. Ascent currently has no defined benefit or other post-retirement plans subject to SFAS 158.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by giving entities the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS 159 are effective for Ascent beginning January 1, 2008. Ascent has not yet determined what impact, if any, this pronouncement will have on its financial position or results of operations.

Results of Operations

The following table sets forth certain operating information with respect to Ascent’s natural gas, oil and NGL operations for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
Production data:
Oil (MBbls)	625	598	581	298	248
Natural gas (MMcf)	5,158	4,592	4,677	2,324	1,963
NGLs (MBbls)	120	107	128	43	51
Combined volumes (MMcfe)	9,630	8,826	8,932	4,370	3,756
Combined volumes (MBoe)	1,605	1,471	1,489	728	626
Average prices:
Oil (per Bbl)	$40.66	$55.55	$65.08	$65.95	$60.30
Effects of hedging	—	—	—	—	—

Oil price (net of hedging)	$40.66	$55.55	$65.08	$65.95	$60.30
Natural gas (per Mcf)	$5.93	$7.98	$6.57	$7.00	$6.86
Effects of hedging	(1.66)	—	—	—	—

Natural gas price (net of hedging)	$4.27	$7.98	$6.57	$7.00	$6.86
NGLs (per Bbl)	$27.15	$34.56	$38.93	$39.41	$40.08
Combined (per Mcfe):
Price	$6.15	$8.34	$8.23	$8.61	$8.11
Effects of hedging	(0.89)	—	—	—	—

Price (net of hedging)	$5.27	$8.34	$8.23	$8.61	$8.11
Combined (per Boe):
Price	$36.91	$50.02	$49.39	$51.64	$48.64
Effects of hedging	5.32	—	—	—	—

Price (net of hedging)	$31.59	$50.02	$49.39	$51.64	$48.64
Average expenses (per Mcfe):
Production and ad valorem taxes	$0.32	$0.38	$0.41	$0.51	$0.51
Lease operating expenses	1.25	1.31	1.48	1.46	1.80
General and administrative expenses	0.86	0.96	1.47	1.27	1.80
Exploration expenses	0.09	0.39	1.61	0.19	0.26
Depreciation, depletion and amortization	3.24	2.35	2.74	2.38	3.37

Property impairments	2.15	0.14	0.20	—	—
Derivative (income) loss	0.69	3.84	(0.92)	1.54	2.07
Average expenses (per Boe):
Production and ad valorem taxes	$1.93	$2.26	$2.44	$3.06	$3.09
Lease operating expenses	7.49	7.88	8.89	8.78	10.79
General and administrative expenses	5.15	5.73	8.80	7.62	10.80
Exploration expenses	0.53	2.35	9.67	1.12	1.54
Depreciation, depletion and amortization	19.44	14.08	16.42	14.27	20.22

Property impairments	12.90	0.85	1.19	—	—
Derivative (income) loss	4.11	23.01	(5.53)	9.23	12.43

	As of December 31,
	2004	2005	2006
	(dollars in thousands)
Estimated net proved reserves:(1)
Oil (MBbls)	9,578	9,572	7,646
Natural gas (MMcf)	37,311	42,066	31,643
NGLs (MBbls)	1,119	1,098	726
Total (MMcfe)	101,491	106,089	81,872
Total (MBoe)	16,915	17,681	13,645
PV-10 Value(2)	$239,632	$371,303	$193,633
Standardized measure of discounted future net cash flows(2)	$190,322	$280,928	$169,587

(1)	In accordance with SEC requirements, Ascent’s estimated net proved reserves, PV-10 Value and the standardized measure of discounted future net cash flows were determined using the following year-end posted prices for oil and natural gas:

	Year Ended December 31,
	2004	2005	2006
Natural gas (per MMBtu)	$5.74	$8.17	$5.34
Oil (per Bbl)	40.00	57.75	57.75

(2)	PV-10 Value may be considered a non-GAAP financial measure; therefore, the following table reconciles Ascent’s calculation of PV-10 Value to the standardized measure of discounted future net cash flows, which is the most comparable GAAP financial measure. PV-10 Value is the computation of the standardized measure of discounted future net cash flows on a pre-tax basis. In order to calculate Ascent’s natural gas reserve estimates, the posted natural gas prices in note 1 above were adjusted lease by lease to reflect adjustments for energy composition, quality, gathering and transportation fees, marketing fees and regional price differentials. In order to calculate Ascent’s oil reserve estimates, the posted oil prices in note 1 above were adjusted lease by lease to reflect adjustments for gravity, crude quality, transportation fees, marketing fees and regional price differentials. These adjustments to the year-end posted prices resulted in the following average prices:

	Year Ended December 31,
	2004	2005	2006
Natural gas (per MMBtu)	$5.96	$8.76	$5.42
Oil and NGLs (per Bbl)	41.30	57.94	58.00

As of December 31, 2006, Ascent’s estimated net proved reserves were 81.9 Bcfe (equivalent to 13.6 MMBoe), which were determined using December 31, 2006 posted prices, in accordance with SEC guidelines, of $5.34 per MMBtu of natural gas and $57.75 per Bbl of oil.

Ascent estimates that if natural gas prices declined by $0.25 per Mcf from the price used in determining its proved reserves as of December 31, 2006, the PV-10 Value of its proved reserves as of December 31, 2006 would decrease from $193.6 million to $188.5 million and the quantity of its reserves would decline by 374.8 MMcf of natural gas and 9.0 MBbls of oil and NGLs. Ascent estimates that if oil prices declined by $1.00 per Bbl from the price used in determining its proved reserves as of December 31, 2006, then the PV-10 Value of its proved reserves as of December 31, 2006 would decrease from $193.6 million to $190.3 million and the quantity of its reserves would decline by 17.4 MMcf of natural gas and 26.8 MBbls of oil and NGLs. Estimates of PV-10 Value of reserves and the quantity of reserves would likely decline at a rate proportionately greater than specified above if oil and natural gas prices decline significantly from those used in calculating such estimates. Management of Ascent believes that the presentation of the non-GAAP financial measure of PV-10 Value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Management of Ascent also believes that PV-10 Value is relevant and useful for evaluating the relative monetary significance of its oil and natural gas properties. Further, professional analysts and sophisticated investors may use the measure as a basis for comparison of the relative size and value of its reserves to other companies’ reserves. Management of Ascent also uses this pre-tax measure when assessing the potential return on investment related to its oil and natural gas properties and in evaluating acquisition candidates. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, Ascent believes the use of a pre-tax measure is valuable for evaluating Ascent. PV-10 Value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of Ascent’s estimated oil and natural gas reserves. PV-10 Value should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

	Year Ended December 31,
	2004	2005	2006
	(in thousands)
Future cash inflows	$664,223	$986,683	$656,968
Less: Future production costs	(199,622)	(276,962)	(230,539)
Less: Future development costs	(48,002)	(56,042)	(60,749)

Future net cash flows	416,599	653,679	365,680
Less: 10% discount factor	(176,967)	(282,376)	(172,047)

PV-10 Value	239,632	371,303	193,633
Less: Undiscounted income taxes	(102,131)	(179,732)	(66,507)
Plus: 10% discount factor	52,821	89,357	42,462

Discounted income taxes	(49,310)	(90,375)	(24,045)

Standardized measure of discounted future net cash flows	$190,322	$280,928	$169,587

RAM prepared its own estimates, based on RAM’s assumptions, of Ascent’s proved reserves of oil, natural gas and NGLs, as of June 30, 2007, which estimate was audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers. In addition, RAM also calculated the present value of the estimated future net revenues attributable to Ascent’s proved reserves as estimated by RAM. RAM has estimated that at June 30, 2007, Ascent’s total proved reserves consisted of 18.6 MMBoe, of which 46% were proved developed producing, 7% were proved developed non-producing and 47% were proved undeveloped. RAM also calculated PV-10 Value of Ascent’s proved reserves as estimated by RAM as being $304.0 million at June 30, 2007, using prices of $67.25 per Bbl of oil and $6.57 per MMBtu of natural gas, which prices were provided by Ascent.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)
	(in thousands)
Revenues:
Oil	$25,431	$33,228	$37,821	$19,631	$14,948
Natural gas	22,021	36,634	30,719	16,271	13,462
NGLs	3,257	3,714	4,981	1,713	2,043

Total revenues	50,709	73,576	73,521	37,615	30,453

Expenses:
Production and ad valorem taxes	3,091	3,332	3,636	2,231	1,934
Lease operating expenses	12,018	11,594	13,228	6,398	6,752
General and administrative expenses	8,272	8,436	13,107	5,548	6,763
Exploration expenses	854	3,460	14,398	818	961
Depreciation, depletion and amortization	31,207	20,771	24,443	10,393	12,659

Property impairments	20,711	1,254	1,768	—	—
Derivative (income) loss	6,604	33,851	(8,235)	6,725	7,780

Total operating expenses	82,757	82,698	62,345	32,113	36,849

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(Unaudited)
	(in thousands)
Income (loss) from operations	(32,048)	(9,122)	11,176	5,502	(6,396)
Interest and other income	203	561	918	110	242
Interest expense	(16,958)	(19,496)	(24,403)	(11,266)	(14,030)

Loss before income taxes	(48,803)	(28,057)	(12,309)	(5,654)	(20,184)
Income tax benefit (expense)	12,472	209	569	(317)	197

Net loss	$(36,331)	$(27,848)	$(11,740)	$(5,971)	$(19,987)

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues. Revenues for the six months ended June 30, 2007 decreased $7.2 million, to $30.5 million as compared to $37.6 million for the six months ended June 30, 2006. This decrease was due primarily to decreases in production of oil and natural gas of 17% and 16%, respectively, and decreases in the prices received for oil and natural gas of 9% and 2% respectively. These decreases were partially offset by increases in production and in the price received for NGLs of 17% and 2%, respectively.

The average sales prices for natural gas, oil and NGLs for the six months ended June 30, 2007 were $6.86 per Mcf, $60.30 per Bbl and $40.08 per Bbl, respectively, as compared to average sales prices for natural gas, oil and NGLs for the six months ended June 30, 2006 of $7.00 per Mcf, $65.95 per Bbl and $39.41 per Bbl, respectively.

The 17% decrease in oil production was due primarily to production declines of 23%, 17% and 6% in Texas, Oklahoma and Louisiana, respectively. The production declines in Oklahoma, Texas and Louisiana are primarily due to natural declines. Additionally, Ascent experienced production interruptions in Oklahoma and Texas due to extended periods of abnormally cold weather which significantly affected its production during January and February of 2007.

The 16% decrease in gas production during the six months ended June 30, 2007, was primarily due to production declines of 19%, 15% and 12% in Louisiana, Texas and Oklahoma, respectively. The declines in gas production in Louisiana, Texas and Oklahoma were primarily due to natural production declines. Additionally, Ascent experienced production interruptions in Oklahoma and Texas due to extended periods of abnormally cold weather which significantly affected production during January and February of 2007.

The increase of 17% in NGL production was due primarily to increased NGL production in Texas during the six months ended June 30, 2007, primarily due to production from Ascent’s South Texas wells drilled during 2006.

Lease operating expenses. Lease operating expenses for the six months ended June 30, 2007 increased $0.4 million, or 6%, to $6.8 million as compared to $6.4 million for the six months ended June 30, 2006 and increased 23% per Mcfe (Boe) during the six months ended June 30, 2007 to $1.80 per Mcfe (equivalent to $10.79 per Boe) as compared to $1.46 per Mcfe (equivalent to $8.78 per Boe) during the six months ended June 30, 2006. The increase in lease operating expenses was due primarily to increased compression costs for the first six months of 2007 resulting from increased rates during 2007 pursuant to contracts renewed during August of 2006. Additionally, Ascent experienced increased labor costs during 2007 resulting from a decrease in capitalized labor costs due to a reduced number of capital projects during the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The increase in lease operating expenses on a per Mcfe (Boe) basis during the six months ended June 30, 2007 was due primarily to increased costs and a reduction in production volumes as discussed above.

General and administrative expenses. General and administrative expenses, or G&A, for the six months ended June 30, 2007 increased $1.2 million, or 22%, to $6.8 million as compared to $5.5 million for the six months ended June 30, 2006. The increase in G&A was due primarily to increases in employee-related costs and legal fees during the six months ended June 30, 2007. Employee-related costs increased due primarily to accrual of retention bonuses awarded to certain key employees during April 2007, hiring of additional staff, awarding of annual compensation increases and a reduction in capitalized labor costs due to a reduced number of capital projects during the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. Legal costs increased due primarily to an increase in legal issues arising in the normal course of business and in connection with the proposed merger.

Exploration expenses. Exploration expenses for the six months ended June 30, 2007 increased $0.1 million to $1.0 million as compared to $0.8 million for the six months ended June 30, 2006. The increase in exploration expenses of $0.1 million during the six months ended June 30, 2007 was due primarily to an increase in dry hole costs during the first six months of 2007, partially offset by a reduction in exploration expenses during the first quarter of 2007 resulting from the billing of seismic costs incurred during late 2006 to third parties upon their execution of a participation agreement during the first quarter of 2007.

Depreciation, depletion and amortization. Depreciation, depletion and amortization, or DD&A, for the six months ended June 30, 2007 increased $2.3 million, or 22%, to $12.7 million as compared to $10.4 million for the six months ended June 30, 2006. On an Mcfe (Boe) basis, DD&A for the six months ended June 30, 2007 increased 42% to $3.37 per Mcfe (equivalent to $20.22 per Boe), as compared to $2.38 per Mcfe (equivalent to $14.27 per Boe) for the six months ended June 30, 2006. The increase in DD&A expense for the six months ended June 30, 2007 was due primarily to a higher DD&A rate per Mcfe (Boe) partially offset by a 14% decrease in production. The increase in our DD&A rate for the six months ended June 30, 2007 was primarily due to new production on new fields which have a substantially higher depletion rate than rates on Ascent’s established fields.

Loss (income) on derivatives. Derivative loss for the six months ended June 30, 2007 increased $1.1 million, or 16%, to $7.8 million as compared to $6.7 million for the six months ended June 30, 2006. The $1.1 million increase in loss on derivatives resulted from the following changes in realized and unrealized gains and losses:

	As of June 30, 2007	As of June 30, 2006	Change
	(in thousands)
Realized crude oil losses	$14,417	$3,850	$10,567
Unrealized crude oil losses	1,981	9,313	(7,332)
Realized natural gas losses(gains)	(258)	458	(716)
Unrealized natural gas losses(gains)	(8,350)	(6,641)	(1,709)
Realized interest rate derivative losses(gains)	199	(72)	271
Unrealized interest rate derivative (gains)	(209)	(183)	(26)

	$7,780	$6,725	$1,055

The $1.1 million increase in loss on derivatives during the six months ended June 30, 2007 as compared to the six months ended June 30, 2006 was due primarily to an increase in crude oil losses resulting from the restructuring of crude oil derivatives during 2007, partially offset by a decrease in unrealized crude oil losses and an increase in realized and unrealized natural gas gains. During April 2007, Ascent restructured its crude oil and natural gas derivative arrangements by entering into new crude oil derivative arrangements with a new counterparty and changing the terms of its natural gas derivative arrangements. Ascent recognized a realized loss of $13.6 million on its crude oil derivatives during the first six months of 2007 as a result of the settlement of all outstanding crude oil derivative arrangements pursuant to the restructuring. The derivative restructuring resulted in an overall improvement of terms under Ascent’s crude oil and natural gas derivative arrangements and extended the periods covered under Ascent’s derivative arrangements. The more favorable terms during 2007 pursuant to the restructuring combined with lower crude oil and natural gas prices during 2007 as compared to 2006 resulted in decreases in Ascent’s realized and unrealized crude oil losses, excluding the restructuring settlement, and increases in its realized and unrealized natural gas derivative gains. See “—Quantitative and Qualitative Disclosures about Market Risk.”

Interest expense. Interest expense increased $2.8 million, or 25%, to $14.0 million during the six months ended June 30, 2007 from $11.3 million for the six months ended June 30, 2006. The increase in interest expense during the six months ended June 30, 2007 was due primarily to increased outstanding debt under Ascent’s credit facility, senior notes and senior subordinated notes and increased interest rates on Ascent’s credit facility for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006.

Income tax benefit(expense). Ascent is required to establish a net deferred tax liability or benefit calculated at the applicable federal and state tax rates resulting primarily from financial reporting and income tax reporting basis differences in oil and natural gas properties. Beginning in 2001, Ascent established a valuation allowance which it increased periodically to reflect the uncertainty surrounding its ability to utilize the entire balance of its deferred tax assets based on an analysis of whether it is more likely than not to receive such a benefit and if so, to what extent. The prior accumulated valuation allowance of $19.1 million as of December 31, 2006 has been increased by $6.0 million to $25.1 million during the six months ended June 30, 2007 based on reductions in gross deferred tax liabilities during the period net of increases in deferred tax assets.

Income tax benefit (expense) decreased $0.5 million to a benefit of $0.2 million for the six months ended June 30, 2007 from an expense of $0.3 million for the six months ended June 30, 2006. The primary reason for the decrease in tax expense is due to the recognition of $0.4 million of expense during the six months ended June 30, 2006 related to the implementation of the Texas margin tax.

Net income (loss). Due to the factors described above, a net loss of $20.0 million was recognized for the six months ended June 30, 2007 compared to a net loss of $6.0 million for the six months ended June 30, 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues. Revenues for the year ended December 31, 2006 decreased $0.1 million, to $73.5 million as compared to $73.6 million for the year ended December 31, 2005. This increase was due primarily to increases in the prices received for oil and NGLs and increases in gas and NGL production of 17%, 13%, 2% and 19% respectively, partially offset by decreases in natural gas prices of 18% and oil production of 3%.

The average sales prices for natural gas, oil and NGLs for the year ended December 31, 2006 were $6.57 per Mcf, $65.08 per Bbl and $38.93 per Bbl, respectively, as compared to average sales prices for natural gas, oil and NGLs for the year ended December 31, 2005 of $7.98 per Mcf, $55.55 per Bbl and $34.56 per Bbl, respectively.

The 3% decrease in oil production was due primarily to production declines of 8%, 2% and 2% in Louisiana, Texas and Oklahoma respectively. The decline in Louisiana production was due primarily to wells not fully recovering to previous production levels after a mandatory shut-in in response to Hurricanes Katrina and Rita. The decline in Texas production was due primarily to natural declines and maintenance issues which resulted in production shut-ins, primarily in south Texas, partially offset by production on new wells in south and east Texas. The decline in Oklahoma production was primarily due to natural declines.

The 2% increase in gas production during the year ended December 31, 2006, was primarily due to new production from wells in east and south Texas drilled during 2006. Additionally, production interruptions during 2005 related to Hurricanes Katrina and Rita resulted in a loss of gas production of approximately 87,000 Mcf in Louisiana in 2005. The increases in production during 2006 were partially offset by natural production declines.

The increase of 19% in NGL production was due primarily to new production during the year ended December 31, 2006 from wells in south Texas, and new production in Oklahoma on Ascent’s North East Fitts Unit which sales began during June 2005.

Lease operating expenses. Lease operating expenses for the year ended December 31, 2006 increased $1.6 million, or 14%, to $13.2 million as compared to $11.6 million for the year ended December 31, 2005 and increased 13% per Mcfe (Boe) during the year ended December 31, 2006 to $1.48 per Mcfe (equivalent to $8.89 per Boe) as compared to $1.31 per Mcfe (equivalent to $7.88 per Boe) during the year ended December 31, 2005. The increase in lease operating expenses was due primarily to increased costs for well insurance, chemicals, surface and subsurface repair, compression costs and maintenance. During early 2005, marginal wells in need of repair were temporarily shut-in which delayed completion of repairs. As oil and natural gas prices have increased, many of these wells have been repaired and returned to production, which resulted in increased repair and maintenance costs during the year ended December 31, 2006 as compared to the year ended December 31, 2005. The increase in lease operating expenses on a per Mcfe (Boe) basis during the year ended December 31, 2006 was due primarily to increased costs as discussed above.

Production and ad valorem taxes. Production and ad valorem taxes for the year ended December 31, 2006 increased $0.3 million, or 9%, to $3.6 million from $3.3 million for the year ended December 31, 2005. The increase was due primarily to an increase in ad valorem taxes for the year ended December 31, 2006 resulting from taxes on new wells drilled during 2006.

General and administrative expenses. G&A for the year ended December 31, 2006 increased $4.7 million, or 55%, to $13.1 million as compared to $8.4 million for the year ended December 31, 2005. The increase in G&A was due primarily to the expensing of costs associated with initial work on a proposed initial public offering during 2006 and increases in employee-related costs and in legal costs during the year ended December 31, 2006 as compared to the year ended December 31, 2005. During December 2006, Ascent expensed $1.5 million of capitalized costs previously incurred due to its discontinuance of work on an initial public offering. Employee-related costs increased due primarily to hiring additional staff and awarding annual salary increases and legal costs increased due primarily to an increase in legal issues arising in the normal course of business.

Exploration expenses. Exploration expenses for the year ended December 31, 2006 increased $10.9 million, or 316%, to $14.4 million as compared to $3.5 million for the year ended December 31, 2005. The increase in exploration expenses of $10.9 million during the year ended December 31, 2006 was due primarily to increases of $1.2 million in seismic costs incurred in anticipation of drilling shale gas acreage, $5.4 million in lease impairments and $3.5 million in dry hole costs.

Depreciation, depletion and amortization. DD&A for the year ended December 31, 2006 increased $3.7 million, or 18%, to $24.4 million as compared to $20.8 million for the year ended December 31, 2005. DD&A for the year ended December 31, 2006 increased 17% to $2.74 per Mcfe (equivalent to $16.42 per Boe), as compared to $2.35 per Mcfe (equivalent to $14.12 per Boe) for the year ended December 31, 2005. The increase in DD&A expense for the year ended December 31, 2006 was due primarily to an increase of 1% in production and an overall increased depletion rate during the year ended December 31, 2006 as compared to the year ended December 31, 2005. The overall depletion rate for the year ended December 31, 2006 increased primarily due to an overall decline in proved reserves and an increase in depletable costs at December 31, 2006 as compared to December 31, 2005 and due to new production during 2006 on wells which have substantially higher depletion rates than rates on Ascent’s established fields.

Loss (income) on derivatives. Derivative loss for the year ended December 31, 2006 decreased $42.1 million, or 124%, to a gain of $8.2 million as compared to a loss of $33.9 million for the year ended December 31, 2005. The $42.1 million decrease was due primarily to unrealized gains of $14.4 million recognized during the year ended December 31, 2006 as compared to unrealized losses of $21.9 million recognized during the year ended December 31, 2005. During the year ended December 31, 2006, natural gas prices decreased, resulting in a reduction of Ascent’s liability under Ascent’s natural gas derivative instruments and the recognition of $14.4 million in unrealized gains. During the year ended December 31, 2005, natural gas and crude oil prices increased resulting in an increase in Ascent’s liability under natural gas and crude oil derivative instruments and the recognition of $22.3 million in unrealized losses.

Interest expense. Interest expense increased $4.9 million, or 25%, to $24.4 million during the year ended December 31, 2006 from $19.5 million for the year ended December 31, 2005. The increase in interest expense during the year ended December 31, 2006 was due primarily to increased interest rates under Ascent’s credit facility and increased outstanding debt under Ascent’s credit facility, senior notes and senior subordinated notes.

Income tax benefit. Ascent is required to establish a net deferred tax liability or benefit calculated at the applicable federal and state tax rates resulting primarily from financial reporting and income tax reporting basis differences in oil and natural gas properties. Beginning in 2001, Ascent established a valuation allowance which it increased periodically to reflect the uncertainty about the realization of the deferred tax asset. The prior accumulated valuation allowance of $16.0 million as of December 31, 2005 has been increased by $3.1 million to $19.1 million during the year ended December 31, 2006 based on reductions in gross deferred tax liabilities during the period net of increases in deferred tax assets which related to uncertainty surrounding its ability to utilize the entire balance of its deferred tax assets based on an analysis of whether Ascent is more likely than not to receive such a benefit and if so, to what extent.

Ascent recognized an income tax benefit of $0.6 million for the year ended December 31, 2006 due primarily to the recognition of a deferred state tax benefit. The deferred tax benefit of $0.6 million relates primarily to the establishment of Oklahoma net operating loss carry forwards, partially offset by implementation of the Texas margin tax.

Net income (loss). Due to the factors described above, a net loss of $11.7 million was recognized for the year ended December 31, 2006 compared to a net loss of $27.8 million for the year ended December 31, 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues. Revenues for the year ended December 31, 2005 increased $22.9 million, or 45%, to $73.6 million as compared to $50.7 million for the year ended December 31, 2004. This increase was due primarily to increases in the prices received for oil, natural gas and NGLs of 37%, 87% and 27%, respectively, which were partially offset by decreases in oil, natural gas and NGL production of 4%, 11% and 10%, respectively.

The average sales prices for oil, natural gas and NGLs for the year ended December 31, 2005 were $55.55 per Bbl, $7.98 per Mcf and $34.56 per Bbl, respectively, as compared to the average sales prices for oil, natural gas and NGLs for the year ended December 31, 2004 of $40.66 per Bbl, $4.27 per Mcf and $27.15 per Bbl, respectively. Ascent had no oil hedging losses during the years ended December 31, 2004 or December 31, 2005 and no natural gas hedging losses during the year ended December 31, 2005. The average sales prices for natural gas received during the year ended December 31, 2004 were net of hedging losses of $1.66 per Mcf.

The 4% decrease in oil production was due primarily to production declines during the year ended December 31, 2005 in Louisiana and Texas of 30% and 14%, respectively. The decline in Louisiana and Texas production was due primarily to a loss of production from August through December 2005 of approximately 9,200 Bbls of oil as a result of mandatory shut-ins in response to Hurricanes Katrina and Rita and Ascent’s subsequent inability to return to pre-hurricane production rates.

The 11% decrease in natural gas production was due primarily to production declines during the year ended December 31, 2005 in Louisiana, Oklahoma and Texas of 19%, 11% and 8%, respectively. Production decreases during the year ended December 31, 2005 resulted primarily from natural production declines in Texas and Oklahoma, which are typical for tight gas sands, and decreases in production of approximately 87,000 Mcf in Louisiana due to Hurricanes Katrina and Rita. Reductions in Ascent’s capital spending during the years ended December 31, 2003 and December 31, 2004 due to liquidity constraints delayed plans to offset natural declines in these areas with new production. Production during the year ended December 31, 2005 was also adversely affected by intermittent shut-ins necessary for repairs.

The decrease of 10% in NGL production was due primarily to the declines in natural gas production in Texas discussed above.

Lease operating expenses. Lease operating expenses for the year ended December 31, 2005 decreased $0.4 million, or 4%, to $11.6 million as compared to $12.0 million for the year ended December 31, 2004 and increased 5% per Mcfe (Boe) during the year ended December 31, 2005 to $1.31 per Mcfe (equivalent to $7.88 per Boe) as compared to $1.25 per Mcfe (equivalent to $7.49 per Boe) during the year ended December 31, 2004. The decrease in lease operating expenses was due primarily to cost saving measures implemented during the year ended December 31, 2004. These cost saving measures included closing Ascent’s Louisiana field office, reducing its field staff and reducing costs associated with producing certain marginal wells due to curtailment of daily production. The increase in lease operating expenses on a per Mcfe (Boe) basis during the year ended December 31, 2005 was due primarily to an 8% decrease in production during 2005.

Production and ad valorem taxes. Production and ad valorem taxes for the year ended December 31, 2005 increased $0.2 million, or 8%, to $3.3 million from $3.1 million for the year ended December 31, 2004. The increase was due primarily to increases in revenues during the year ended December 31, 2005 as compared to the year ended December 31, 2004. Production and ad valorem taxes were 5% of revenues for both years which is lower than historical percentages due to current and retroactive exemptions granted by the State of Texas for high-cost natural gas.

General and administrative expenses. G&A for the year ended December 31, 2005 increased $0.2 million, or 2%, to $8.4 million as compared to $8.3 million for the year ended December 31, 2004. The increase in G&A was due primarily to an increase in professional fees of $0.2 million for the year ended December 31, 2005 and increased franchise taxes of $0.3 million during the year ended December 31, 2005 due primarily to Ascent’s July 2004 financial restructuring. These costs were partially offset by reduced employee-related costs of $0.3 million resulting from staff reductions, attrition and cost saving reductions made throughout the year ended December 31, 2004.

Exploration expenses. Exploration expenses for the year ended December 31, 2005 increased $2.6 million, or 305%, to $3.5 million as compared to $0.9 million for the year ended December 31, 2004. The increase was due primarily to increases in dry hole costs and geological and geophysical costs of $1.7 million and $0.6 million, respectively, during the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Depreciation, depletion and amortization. DD&A for the year ended December 31, 2005 decreased $10.5 million, or 34%, to $20.8 million as compared to $31.2 million for the year ended December 31, 2004. DD&A for the year ended December 31, 2005 decreased to $2.35 (equivalent to $14.08 per Boe), or 27% on a per-Mcfe (Boe) basis, as compared to $3.24 (equivalent to $19.44 per Boe) for the year ended December 31, 2004. The decrease in DD&A expenses and the DD&A rate during the year ended December 31, 2005 was due primarily a significant decrease in depletable costs on Ascent’s New Taiton field in Texas resulting from an impairment of $20.3 million at December 31, 2004. Additionally Ascent experienced a decrease in production and an increase in reserves of 8% and 4%, respectively, for the year ended December 31, 2005 as compared to the year ended December 31, 2004 which further reduced the DD&A rate for the year ended December 31, 2005 and resulted in a significantly lower depletion rate during the year ended December 31, 2005. The decrease in DD&A during the year ended December 31, 2005 was due to the lower DD&A rate per Mcfe (Boe) and the decrease in production.

Property impairments. Property impairments for the year ended December 31, 2005 decreased $19.5 million, or 94%, to $1.3 million as compared to $20.7 million for the year ended December 31, 2004. Property impairments for the year ended December 31, 2004 were due primarily to a significant downward revision in reserves on Ascent’s New Taiton field in Texas at year-end 2004, which resulted in a property impairment of $20.3 million. During the year ended December 31, 2005, Ascent did not experience any significant reserve writedowns.

Loss on derivatives. Derivative loss for the year ended December 31, 2005 increased $27.2 million, or 413%, to $33.9 million as compared to $6.6 million during the year ended December 31, 2004. Ascent recognized oil and natural gas realized losses of $11.9 million, oil and natural gas unrealized losses of

$22.3 million and interest rate unrealized gains of $0.4 million during the year ended December 31, 2005. During the year ended December 31, 2004, Ascent recognized oil and natural gas realized losses of $2.0 million and unrealized losses of $4.6 million. The increase in derivative losses for the year ended December 31, 2005 as compared to the year ended December 31, 2004 is due to significant price increases in oil and natural gas during the year ended December 31, 2005, an increase in production volumes covered under derivative arrangements during the year ended December 31, 2005 and differences in the accounting treatment of derivative arrangements during the first seven months of 2004 as compared to subsequent periods. Derivative arrangements for production prior to Ascent’s July 2004 financial restructuring were designated as hedges under SFAS No 133; therefore, realized gains and losses were recorded as oil and natural gas sales and unrealized gains and losses were not reported in earnings. Subsequent to Ascent’s July 2004 restructuring, Ascent did not designate any of its derivative arrangements for future production as hedges under SFAS No 133; therefore, changes in fair market value and realized losses related to those derivative arrangements are reported in earnings as gain or loss on derivatives.

Interest and other income. Interest and other income for the year ended December 31, 2005 increased $0.4 million, or 176%, to $0.6 million as compared to $0.2 million for the year ended December 31, 2004. The increase was due primarily to gains on the sales of assets during the year ended December 31, 2005.

Interest expense. Interest expense increased $2.5 million, or 15%, to $19.5 million during the year ended December 31, 2005 from $17.0 million for the year ended December 31, 2004. The increase in interest expense during 2005 was due to increased borrowing under Ascent’s credit facility and the issuance of additional senior notes and senior subordinated notes as interest paid in kind. These increases were partially offset by a decrease in interest rates under its credit facility during the year ended December 31, 2005.

Income tax benefit. Ascent is required to establish a net deferred tax liability or benefit calculated at the applicable federal and state tax rates resulting primarily from financial reporting and income tax reporting basis differences in oil and natural gas properties. Ascent’s effective income tax rate of approximately 38.5% reflects the combined federal statutory rate and applicable state taxes. Beginning in 2001, Ascent established a valuation allowance which it increased periodically to reflect the uncertainty about the realization of the deferred tax asset. During 2005, Ascent increased the valuation allowance of $6.2 million by an additional $9.8 million based on uncertainty surrounding Ascent’s ability to utilize the entire balance of its deferred tax assets based on an analysis of whether Ascent is more likely than not to receive such a benefit and if so, to what extent.

Net loss. Due to the factors described above, Ascent recorded a net loss of $27.8 million for the year ended December 31, 2005 compared to a net loss of $36.3 million for the year ended December 31, 2004.

Liquidity and Capital Resources

Overview

Virtually all of Ascent’s exploration expenditures and a significant portion of its development expenditures are discretionary expenditures that are made based on current economic conditions and expected future oil and natural gas prices. Ascent makes capital expenditures to develop existing oil and natural gas reserves as well as to acquire additional reserves through exploration or acquisition. Ascent operates substantially all of its properties, which gives it significant flexibility in the timing of making capital expenditures on these properties. Ascent may also choose not to participate in capital expenditures on properties operated by others. This flexibility allows Ascent to adjust its annual exploration and development capital expenditure levels according to liquidity and the other sources of operating capital. When Ascent determines that a project involves more risk than it can accept alone or more capital than is commercially prudent to commit, such as certain of its exploration projects, Ascent may take on partners. Historically, Ascent has financed, and it currently finances, its exploration and development programs with net cash provided by operating activities and borrowings under its credit facility. As of September 30, 2007, Ascent had $15.1 million available for additional borrowings under its revolving credit facility.

Ascent’s cash flows from operating activities are significantly affected by changes in oil and natural gas prices. Accordingly, its cash flows from operating activities would be significantly reduced by lower oil and natural gas prices, which would also reduce its exploration and development capital expenditure levels. Lower oil and natural gas prices may also reduce Ascent’s borrowing base under its credit facility which would further reduce its ability to obtain funds. However, in an effort to minimize fluctuations in Ascent’s cash flows and to reduce its exposure to adverse fluctuations in the prices of oil and natural gas, Ascent enters into derivative arrangements for a portion of its oil and natural gas production as further discussed under “-Qualitative and Quantitative Disclosures about Market Risk-Commodity Price Risk.”

Cash Flows

Operating activities. For the six months ended June 30, 2007, net cash provided by operating activities decreased $25.7 million, or 141%, to $7.4 million of net cash used by operating activities as compared to $18.3 million of net cash provided by operating activities for the six months ended June 30, 2006. The decrease in net cash provided by operating activities was primarily due to a decrease in revenues of $47.2 million and increases in expenses for derivatives, general and administrative, and interest expense of $9.5 million, $1.2 million and $1.6 million, respectively. Additionally, changes in assets and liabilities used $3.2 million in cash for the six months ended June 30, 2007 as compared to $2.7 million in cash provided for the six months ended June 30, 2006. The change in assets and liabilities for the six months ended June 30, 2007 was due primarily to a decrease of $6.1 million in trade payables and accrued liabilities resulting from reduced capital spending during the first six months of 2007 and due to a reduction in the aging of payables, partially offset by decreases in oil and gas revenue receivables and other receivables of $1.6 million and $0.8 million, respectively. Oil and gas revenue receivables decreased due primarily to decreases in crude oil and natural gas production, partially offset by price increases, and other receivables decreased due to collection of severance tax refunds. Changes in assets and liabilities for the six months ended June 30, 2006 provided $2.7 million of cash due primarily to an increase in trade payables and accrued liabilities resulting from increased capital expenditures and a decrease in oil and natural gas receivables resulting from declining oil and natural gas sales. These increases in cash were partially offset by decreases in cash due to an increase in joint interest receivables resulting from increased capital expenditures and increased outside ownership participation during the first six months of 2006, an increase in other assets due primarily to capitalization of deferred costs associated with Ascent’s proposed initial public offering and a decrease in oil and natural gas revenue payables resulting from decreased natural gas sales during June of 2006.

For the year ended December 31, 2006, net cash provided by operating activities decreased $3.4 million, or 11%, to $28.1 million as compared to $31.5 million of net cash provided by operating activities for the year ended December 31, 2005. The decrease in net cash provided by operating activities for the year ended December 31, 2006 as compared to the year ended December 31, 2005 was primarily due to increases in expenses for exploratory costs, lease operating expenses, general and administrative, and interest expense of $6.7 million, $1.9 million, $4.7 million, and $2.8 million, respectively. Additionally, changes in assets and liabilities provided $7.8 million in cash for the year ended December 31, 2006 as compared to $1.7 million in cash provided for the year ended December 31, 2005. The change in assets and liabilities for the year ended December 31, 2006 was due primarily to an increase of $7.2 million in trade payables and accrued liabilities resulting from increased capital spending during 2006 and due to an increase in the aging of payables. Changes in operating assets and liabilities for the year ended December 31, 2005 provided $1.7 million of cash due primarily to an increase in trade payables and accrued liabilities resulting from increased capital expenditures during 2005, an increase in undistributed oil and gas proceeds resulting from increases in crude oil, natural gas and NGL revenues, and a decrease in joint and other accounts receivable resulting primarily from collections of joint interest receivables. These increases in cash were partially offset by a decrease in cash due to an increase in oil and gas revenue receivables resulting from increases in crude oil, natural gas and NGL revenues.

For the year ended December 31, 2005, net cash provided by operating activities increased $14.1 million, or 81%, to $31.5 million as compared to $17.4 million of net cash provided by operating activities for the year ended December 31, 2004. This increase was due primarily to an increase of $4.4 million in total revenues net of expenses (adjusted for non-cash items) for the year ended December 31, 2005 as compared to the year ended December 31, 2004, as well as to changes in operating assets and liabilities providing $1.7 million of cash for operating activities during the year ended December 31, 2005 as compared to $8.0 million of cash used for operating activities for the year ended December 31, 2004. The increase in total revenues net of expenses for the year ended December 31, 2005 resulted primarily from increased revenues of $22.9 million, partially offset by increased realized derivative losses of $10.6 million, increased exploration expenses of $2.6 million and increased interest expense of $1.2 million. Changes in operating assets and liabilities for the year ended December 31, 2005 provided $1.7 million of cash due primarily to an increase in trade payables and accrued liabilities resulting from increased capital expenditures during the year as compared to $8.0 million of cash used during the year ended December 31, 2004, primarily for the payment of trade payables that had not been paid during the prior year due to liquidity constraints.

Investing Activities. Substantially all of Ascent’s investing activities involve capital expenditures. For the six months ended June 30, 2007, net cash used in investing decreased $32.7 million, or 90%, to $3.8 million as compared to $36.5 million of net cash used in investing activities for the six months ended June 30, 2006. This decrease was due primarily to a decrease in capital expenditures of $29.9 million, or 82%, to $6.7 million for the six months ended June 30, 2007 compared to capital expenditures of $36.6 million for the six months ended June 30, 2006.

For the year ended December 31, 2006, net cash used in investing activities increased $24.8 million, or 71%, to $59.8 million as compared to $35.0 million of net cash used in investing activities for the year ended December 31, 2005. This increase was due primarily to an increase in capital expenditures of $26.2 million, or 76%, to $60.8 million for the ended December 31, 2006 compared to capital expenditures of $34.6 million for the year ended December 31, 2005, as further described below.

For the year ended December 31, 2005, net cash used in investing activities increased $12.4 million, or 55%, to $35.0 million as compared to $22.6 million of net cash used in investing activities for the year ended December 31, 2004. This increase was due primarily to an increase in capital expenditures of $11.6 million, or 50%, to $34.6 million for the year ended December 31, 2005 compared to capital expenditures of $23.0 million for the year ended December 31, 2004, as further described below. Additionally, Ascent used $1.2 million of cash during the year ended December 31, 2005 to acquire all of the outstanding capital stock of Dyne Exploration Company.

The following table summarizes the major components of Ascent’s capital expenditures for the following periods (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
Unproved property acquisitions	$1,045	$5,454	$9,501	$9,116	$28
Proved property acquisitions	449	1,748	9,497	46	1,170
Exploration activities	3,725	5,370	15,139	10,671	4,746
Development activities	17,724	21,820	26,436	16,628	711
Other property	42	196	174	93	17

Total	$22,985	$34,588	$60,747	$36,554	$6,672

Financing Activities. For the six months ended June 30, 2007, net cash provided by financing activities decreased $6.7 million, or 36%, to $11.7 million as compared to $18.4 million of net cash provided by financing activities for the six months ended June 30, 2006. This decrease was primarily due to the absence of borrowings under Ascent’s credit facility during the six months ended June 30, 2007, partially offset by $13.6 million of borrowings related to Ascent’s derivative restructuring.

For the year ended December 31, 2006, net cash provided by financing activities increased $30.8 million, or 750%, to $34.9 million as compared to $4.1 million of net cash provided by financing activities for the year ended December 31, 2005. The increase was due primarily to an increase in borrowings under Ascent’s credit facility during the year ended December 31, 2006.

For the year ended December 31, 2005, net cash provided by financing activities increased $2.5 million, or 149%, to $4.1 million as compared to $1.7 million of net cash provided by financing activities for the year ended December 31, 2004. The increase was due primarily to an increase in borrowings under Ascent’s credit facility during the year ended December 31, 2005.

Contractual Obligations and Commitments

The following is a summary of Ascent’s contractual obligations and commitments as of December 31, 2006:

	Total	Payments due by Period
		Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in thousands)
Credit facility(1)	$114,305	$7,725	$15,450	$91,130	$—
Senior notes(2)	74,952	—	—	74,952	—
Senior subordinated notes(2)	186,082	—	—	186,082	—
Operating leases	3,941	533	1,169	1,166	1,073
Accrued abandonment costs(3)	10,865	761	4,586	1,338	4,180
Fair value of derivatives(4)	14,490	6,062	8,428	—	—
Series A preferred stock accrued dividends(5)	16,153	—	—	—	16,153

Total	$420,788	$15,081	$29,633	$354,668	$21,406

(1)	Represents required payments on outstanding borrowings plus estimated interest through maturity. Interest payments on floating-rate debt were estimated using December 31, 2006 interest rates applicable to the floating-rate debt. Actual payments will fluctuate as interest rates fluctuate. Does not include amounts outstanding under Ascent’s second lien facility, which facility was entered into subsequent to December 31, 2006.

(2)	Represents the outstanding principal amount of the notes plus estimated interest thereon through maturity. Interest is payable semi-annually in kind by the issuance of new notes. The issuances of new notes for payment of interest in kind are excluded from the above table until the notes mature and are included at the maturity period. Assumes no extension of the maturity dates of the notes.

(3)	Accrued abandonment costs are based on estimates. The timing and amounts of cash settlements may vary from the amounts presented.

(4)	Commitments under Ascent’s natural gas, oil and interest rate derivative instruments are based on market values, which fluctuate month to month. Actual cash settlements will be calculated based on applicable NYMEX oil and natural gas prices at the time of settlement and may vary significantly from the amounts presented. See “—Quantitative and Qualitative Disclosures about Market Risk.”

(5)	Cash payments for preferred stock accrued dividends are at Ascent’s option or at the option of the holder in the event of a change of control pursuant to the certificate of designation for Ascent’s preferred stock as in effect on the date of this information statement.

Credit Facility

On July 27, 2004, Ascent completed a financial restructuring that permitted the operating subsidiaries of Ascent Energy Inc., as borrowers, to enter into a new credit facility with a new group of lenders. In connection with its financial restructuring, Ascent Energy Inc. reorganized as a holding company by transferring all of its oil and natural gas operations to certain operating subsidiaries of Ascent. Ascent’s principal stockholder, South Louisiana Property Holdings, Inc., and each operating subsidiary of Ascent Energy Inc. is a borrower under the credit facility. Ascent Energy Inc. is not a borrower under the credit facility, but is a party thereto and subject to certain restrictions thereunder. The stock of Ascent Oil and Gas Inc., which is the direct wholly owned subsidiary of Ascent Energy Inc., and substantially all of the assets of the operating subsidiaries of Ascent, are pledged to bank lenders to secure the obligations of the borrowers under the credit facility. If an event of a default were to occur under the credit facility, the lenders would have no recourse to Ascent Energy Inc. other than to the stock of Ascent Oil and Gas Inc., but would have recourse to all of Ascent’s revenue generating assets.

The credit facility provides for loans to finance Ascent’s future acquisition opportunities and to assist in meeting Ascent’s working capital requirements. Ascent’s lenders periodically re-determine the borrowing base by applying criteria similar to those used with similarly situated oil and natural gas borrowers.

Prior to Ascent’s May 2007 borrowing base re-determination and its July 2007 amendment to the credit facility, the credit facility provided for borrowings of up to $115.0 million, which included a $100.0 million revolving credit facility and a $15.0 million acquisition facility.

On May 31, 2007, the lenders under Ascent’s credit facility notified Ascent that the borrowing base under the revolving credit facility had been re-determined in the semi-annual review from $85.0 million to $75.0 million, effective May 11, 2007. The reduction in the borrowing base under the revolving credit facility resulted in an over advance of $10.0 million. Pursuant to the terms under the credit facility, Ascent notified the lenders under the credit facility that it intended to make a $10.0 million payment to cure the over advance.

During July 2007, Ascent amended its bank credit facility to allow for the execution of a second lien facility and to eliminate the acquisition facility commitment of $15.0 million. Subsequent to that amendment, the bank credit facility provides for borrowings of up to $100.0 million, subject to a borrowing base limitation of $75.0 million.

Ascent cured the $10.0 million borrowing base deficiency within the 90-day cure period by obtaining funds from a second lien facility. Payment of the over advance was made on August 9, 2007.

Borrowings under the revolving credit facility mature on November 1, 2010. As of September 30, 2007, Ascent had $15.1 million available for additional borrowings under its revolving credit facility.

Ascent’s credit facility provides for interest periods of one, two, three or six months for LIBOR loans. Ascent can also elect to pay interest at a base rate calculated by reference to the higher of the federal funds rate or Fortis Bank’s prime rate. In the case of London Interbank Offered Rate, or LIBOR, loans or base rate loans, Ascent is required to pay an additional interest rate margin that varies with the aggregate amount of loans and letters of credit outstanding under the line of credit. Ascent’s interest rate on its outstanding borrowings as of September 30, 2007 was 8.38%.

Ascent’s credit facility contains various covenants that, among other restrictions, limit the ability of Ascent Energy Inc., its principal stockholder and its operating subsidiaries to: grant or assume liens; enter into derivative arrangements above certain limitations; incur indebtedness; change the nature of Ascent’s business; or enter into agreements to merge or acquire assets. The credit facility also limits the ability of the principal stockholder and operating subsidiaries of Ascent Energy Inc. to allow a change of control; engage in transactions with affiliates; sell assets; make loans or advances to third parties; make investments; create subsidiaries or amend their organizational documents. In addition, the credit facility prohibits the principal stockholder and operating subsidiaries of Ascent Energy Inc. from making cash dividends, cash redemptions or cash distributions unless certain financial tests are satisfied, the then outstanding borrowings do not exceed the borrowing base and no default under the credit facility exists or is anticipated as a result of payment of the dividend, redemption or distribution.

Additionally, Ascent’s credit agreement requires that as of the last day of any fiscal quarter:

•	Ascent have a consolidated tangible net worth of at least $170.0 million;

•	Ascent’s ratio of current assets (which includes remaining availability under the credit facility) to current liabilities is 1.0 to 1.0;

•	Ascent’s ratio of total debt to EBITDAX for the immediately preceding four fiscal quarters be not greater than 2.5 to 1.0; and

•	Ascent’s ratio of EBITDAX to an amount equal to cash interest expense plus dividends, if any, from its direct subsidiary for the immediately preceding four fiscal quarters be at least 2.5 to 1.0.

EBITDAX is defined in Ascent’s credit facility as earnings before interest expense; income tax (expense) benefit; depreciation, depletion and amortization; exploration expenses; any other item expensed under successful efforts accounting and capitalized under full cost accounting, such as property impairments; and any other non-cash items deducted at arriving in earnings, such as non-cash hedging and derivative losses and cumulative effect of change in accounting principle. As of June 30, 2007, Ascent was in compliance with all of the covenants under the credit facility, except for the June 30, 2007 ratio of current assets to current liabilities. On August 10, 2007, the lenders under the credit facility waived any violation under the credit facility related to Ascent’s failure to comply with the ratio of current assets to current liabilities as of June 30, 2007.

Ascent’s credit facility limits the ability of Ascent Energy Inc. to modify or amend the terms of the senior notes or the indenture governing the senior subordinated notes generally and prohibits Ascent Energy Inc. from amending or modifying the senior notes or the indenture governing the senior subordinated notes to provide for cash interest payments or a maturity date that is earlier than 90 days after the maturity date of its credit facility. Ascent Energy Inc. is also prohibited from engaging in any activity other than in connection with the ownership of its shares of stock in Ascent Oil and Gas Inc., but it may form and own additional subsidiaries which would not be restricted in the nature of their businesses.

Second Lien Facility

On July 24, 2007, Ascent entered into a $25.0 million second lien term loan agreement that matures on May 11, 2011. The second lien term loan agreement provides for interest at a base rate, calculated as the higher of the federal funds rate plus 0.5% or the prime plus 5%; or LIBOR plus 6%. The second lien facility provided a commitment of $25.0 million from the date of execution of the agreement until funding. Upon initial funding, any unused commitment expired. Ascent borrowed $25.0 million under the second lien facility on August 9, 2007. Borrowings were used to cure the $10.0 million over advance under its bank credit facility and further reduce its outstanding principal.

The stock of Ascent Oil and Gas Inc., which is a wholly-owned subsidiary of Ascent Energy Inc. that holds substantially all of the assets of the subsidiaries of Ascent Energy Inc., is pledged to Ascent’s lenders to secure the obligations of the principal stockholder and operating subsidiaries of Ascent Energy Inc. under the second lien term loan agreement. Ascent Energy Inc. is not a borrower under the second lien term loan agreement, but is a party thereto and subject to certain restrictions thereunder. Ascent is subject to certain restrictions and various financial and other covenants, which restrict the payment of dividends or distributions and require the maintenance of specified ratios. Ascent’s covenants include a provision which accelerates the maturity date of all outstanding borrowings in the event a change of control, as defined under the second lien term loan agreement, occurs.

Inflation

Historically, general inflationary trends have not had a material effect on Ascent’s operating revenue or expenses. However, Ascent has experienced inflationary pressure on technical staff compensation and the cost of oilfield services and equipment due to the increase in drilling activity and competitive pressures from higher oil and natural gas prices in recent years.

Quantitative and Qualitative Disclosures about Market Risk

Commodity price risk. Ascent’s revenue, profitability and future rate of growth substantially depend upon market prices of oil and natural gas, which fluctuate widely. Oil and natural gas price decline and volatility could adversely affect Ascent’s revenue, net cash provided by operating activities and profitability. For example, assuming a 10% decline in realized oil and natural gas prices, Ascent’s net loss attributable to common stock for the six months ended June 30, 2007 would have increased $3.1 million from a loss of $21.6 million to a loss of $24.7 million. If the costs and expenses of operating its properties had increased by 10% for the six months ended June 30, 2007, Ascent’s net loss attributable to common stock would have increased by approximately 3% from a loss of $21.6 million to a loss of $22.3 million.

Ascent has entered into derivative arrangements with respect to portions of its oil and natural gas production to reduce its sensitivity to volatile commodity prices. Ascent’s credit facility requires it to enter into derivative instruments covering a minimum of 50% of Ascent’s production for the three-year period following the effective date of the credit facility, but not in excess of 85% for the 12-month period immediately subsequent to any fiscal quarter, of its forecast proved developed producing reserves. Ascent’s management limits the periods covered by derivative instruments to the term of the credit facility. Historically, Ascent’s derivative arrangements have been puts, price swaps and costless collar agreements. Ascent believes that these derivative arrangements, although not free of risk, allow it to achieve a more predictable cash flow and to reduce exposure to price fluctuations. However, derivative arrangements limit the benefit to Ascent of increases in the prices of oil and natural gas sales. Moreover, Ascent’s derivative arrangements apply only to a portion of its production and provide only partial price protection against declines in prices. Additionally, these arrangements may expose Ascent to risk of financial loss in certain circumstances. Ascent continuously reevaluates its derivative arrangements in light of market conditions, commodity price forecasts, capital spending and debt service requirements. Ascent does not enter into derivative transactions for trading purposes.

Fixed price swaps typically require monthly payments by Ascent (if prices rise) or provide payments to Ascent (if prices fall) based on the difference between the strike price and the agreed-upon average of either New York Mercantile Exchange, or NYMEX, or other widely recognized index prices. Currently, all of Ascent’s derivative arrangements are settled based on NYMEX pricing.

Collar contracts set a minimum price, or floor, and a maximum price, or ceiling, and provide payments to Ascent if the NYMEX price falls below the floor or require payments by Ascent if the NYMEX price rises above the ceiling.

Puts provide payment to Ascent if the NYMEX price falls below the strike price. If the NYMEX price is above the strike price, Ascent has no payment obligation.

Currently, Ascent’s natural gas contracts settle using the near-month NYMEX prices for the next to last trading day or the last trading day of the month. Ascent’s crude oil contracts settle using the average of the near-month closing price for each day of the month.

During April 2007, Ascent restructured its existing crude oil and natural gas derivative arrangements, which are referred to as pre-restructuring derivatives, and replaced them with new derivative arrangements, which are referred to as post-restructuring derivatives. As of the restructuring date, the liability under the pre-restructuring crude oil derivative arrangements with Fortis was approximately $13.6 million. Ascent restructured all of its crude oil derivatives with Royal Bank of Scotland, and as part of the restructuring Royal Bank of Scotland settled Ascent’s liability of $13.6 million under the crude oil derivatives outstanding with Fortis. Additionally, Royal Bank of Scotland charged a financing fee of $1.2 million on the $13.6 million payment to Fortis. As part of the restructuring, Fortis restructured all of Ascent’s natural gas derivatives. Monthly cash payments on the post-restructuring derivative arrangements through October 2010 will include an amount related to the settlement of the $13.6 million liability related to the crude oil settlement and the $1.2 million in financing charge.

Ascent’s pre-restructuring and post-restructuring derivative arrangements were not designated as hedges under SFAS 133; therefore, changes in fair market value and realized losses related to the derivative arrangements are required to be reported in current earnings.

As of June 30, 2007, the fair market value of Ascent’s oil and natural gas derivative arrangements was a liability of $20.5 million, including the remaining $14.2 million liability related to the settlement of our pre-restructuring derivatives and finance costs which are reported in other current liabilities and other long-term liabilities. The fair market values of Ascent’s derivative arrangements as of June 30, 2007 are reflected on Ascent’s balance sheet in current assets (fair value of derivatives), current liabilities (fair value of derivatives), other current liabilities, long-term liabilities (fair value of derivatives) and other long-term liabilities in the amounts of $0.8 million, $2.0 million, $4.5 million, $5.1 million and $9.7 million, respectively. During the first six months of 2007, Ascent had realized losses of $14.7 million and unrealized gains of $6.4 million on its crude oil and natural gas derivatives.

As of June 30, 2007, Ascent’s oil and natural gas derivative arrangements were as follows:

Natural Gas (MMBtu)	Quantity	Fixed Price
2007
July 1, 2007 to December 31, 2007	1,373,035	$7.71

2008
January 1, 2008 to December 31, 2008	2,213,441	$8.045

2009
January 1, 2009 to December 31, 2009	1,698,339	$7.785

2010
January 1, 2010 to October 31, 2010	1,111,985	$6.89

Total	6,396,800

Oil (Bbls)	Quantity	Fixed Price
2007
July 1, 2007 to December 31, 2007	199,424	$57.00

2008
January 1, 2008 to December 31, 2008	343,457	$54.50

2009
January 1, 2009 to December 31, 2009	291,854	$53.00

2010
January 1, 2010 to October 31, 2010	214,943	$50.00

Total	1,049,678

Based on June 29, 2007 NYMEX natural gas and crude oil futures prices of $6.77 and $70.68, respectively, Ascent would expect to make future cash payments of $11.9 million to settle its natural gas and crude oil derivative arrangements as they mature. If future prices of oil and natural gas were to decline by 10%, Ascent would expect to make future cash payments under its natural gas and crude oil derivative arrangements of

$0.2 million, and if future prices were to increase by 10% Ascent would expect to make future cash payments of $23.7 million.

Interest Rate Risk. As of June 30, 2007, Ascent had outstanding $84.7 million of floating-rate debt attributable to borrowings under its credit facility. As a result, Ascent’s interest expense fluctuates based on changes in short-term interest rates. A hypothetical 10% change in the short-term interest rate (approximately 91 basis points) would have a $0.4 million impact on interest expense and a $0.4 million impact on net income for the six months ended June 30, 2007.

Ascent enters into derivative transactions to secure a fixed interest rate for a portion of its debt under its credit facility. The primary objective of these transactions is to reduce exposure to the possibility of rising interest rates during the term of the derivative transactions. Ascent currently uses fixed rate interest swaps for these purposes. Fixed rate interest swaps are not designated as hedges; therefore, gains and losses resulting from these derivative arrangements are reported as they occur as derivative gain or loss on our consolidated statements of operations. Ascent does not enter into derivative transactions for trading purposes.

Ascent’s fixed rate interest swaps typically provide quarterly payments to it (if rates rise) or by it (if rates fall) based on the difference between the strike price and the LIBOR. All of Ascent’s fixed rate interest swaps are with affiliates of the financial institutions that are parties to its credit facility.

As of June 30, 2007, Ascent had fixed rate interest swaps for $30.0 million per day for the period July 1, 2007 through July 27, 2007 at a fixed rate of 3.98%. For the six months ended June 30, 2007, Ascent had realized gains of $0.2 million relating to these swaps, and their fair market value was a net unrealized receivable of $0.1 million which was recorded on Ascent’s balance sheet as a current asset (fair value of derivatives).

Based on the June 30, 2007 LIBOR rate of 5.36%, Ascent would expect to receive future cash payments of $0.1 million to settle its fixed rate interest swaps as they mature. If interest rates were to decline by 10%, Ascent would expect to receive future cash payments under these derivative arrangements of $0.1 million, and if interest rates were to increase by 10% Ascent would expect to receive future cash payments under these derivative arrangements of $0.1 million.

Ascent’s second lien credit facility, which was entered into subsequent to June 30, 2007, requires it to enter into derivative instruments on terms substantially identical to its credit facility.

INFORMATION ABOUT RAM

RAM is an independent oil and natural gas company engaged in the acquisition, development, exploitation, exploration and production of oil and natural gas properties, primarily in Texas, Louisiana and Oklahoma. RAM’s producing properties are located in highly prolific basins with long histories of oil and natural gas operations. RAM has been active in these core areas since its inception in 1987 and has grown through a balanced strategy of acquisitions and development and exploratory drilling. RAM completed over 20 acquisitions of producing oil and natural gas properties and related assets for an aggregate purchase price approximating $400 million. Through December 31, 2006, RAM drilled or participated in the drilling of 561 oil and natural gas wells, 93% of which were successfully completed and produced hydrocarbons in commercial quantities. RAM’s management team has extensive technical and operating expertise in all areas of its geographic focus.

At December 31, 2006, RAM’s estimated net proved reserves were 18.5 MMBoe, of which approximately 59% were crude oil, 30% were natural gas, and 11% were NGLs. At that date, the PV-10 Value of RAM’s proved reserves was approximately $269.9 million based on prices RAM was receiving as of December 31, 2006, which were $58.74 per Bbl of oil, $36.51 per Bbl of NGLs and $5.51 per Mcf of natural gas. RAM’s standardized measure of discounted future cash flows as of December 31, 2006, as calculated in accordance with SFAS 69, was $179.7 million. PV-10 Value may be considered an non-GAAP financial measure. Therefore, the following table reconciles our calculation of PV-10 Value to the SFAS 69 standardized measure, which is the most comparable GAAP financial measure:

Year Ended December 31, 2006
(in thousands)
Future cash inflows	$894,626
Less: Future production costs	(356,961)
Less: Future development costs	(48,605)

Future cash flows	489,060
Less: 10% discount factor	(219,168)

PV-10 Value	269,892

Undiscounted income taxes	(162,706)
Plus: 10% discount factor	72,555

Discounted income taxes	(90,151)

Standardized measure of discounted future net cash flows	$179,741

RAM believes that the presentation of the non-GAAP financial measure of PV-10 Value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Management also believes that PV-10 Value is relevant and useful for evaluating the relative monetary significance of its oil and natural gas properties. Further, professional analysts and sophisticated investors may use the measure as a basis for comparison of the relative size and value of RAM’s reserves to other companies’ reserves. RAM also uses this pre-tax measure when assessing the potential return on investment related to its oil and natural gas properties and in evaluating acquisition candidates. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, RAM believes the use of a pre-tax measure is valuable for evaluating it and other companies. PV-10 Value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of RAM’s estimated oil and natural gas reserves. PV-10 Value should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under SFAS 69.

At December 31, 2006, RAM’s proved developed reserves comprised 71% of its total proved reserves, and the estimated reserve life for its total proved reserves was approximately 17 years.

At June 30, 2007, RAM’s estimated proved reserves consisted of 19.3 MMBoe, with a PV-10 Value of $344.3 million, based on prices RAM was receiving as of June 30 , 2007, which were $70.69 per Bbl of oil and $6.39 per MMBtu of natural gas.

At December 31, 2006, RAM owned interests in approximately 2,900 wells and was the operator of leases upon which approximately 1,900 of these wells are located. The PV-10 Value attributable to its interests in the properties RAM operates represented approximately 94% of its aggregate PV-10 Value as of December 31, 2006. RAM also owns a drilling rig, various gathering systems, a natural gas processing plant, service rigs and a supply company that service its properties.

From January 1, 1997 through December 31, 2006, RAM’s reserve replacement percentage, through discoveries, extensions, revisions and acquisitions, but excluding divestitures, was 355%. Since January 1, 1997, RAM’s historical average finding cost from all sources, exclusive of divestitures, has been $6.09 per Boe. During the twelve months ended December 31, 2006, RAM drilled or participated in the drilling of 92 wells on its oil and natural gas properties, 80 of which were successfully completed as producing wells, four of which were dry holes and eight of which were either drilling or waiting to be completed at the end of that period.

INFORMATION ABOUT ASCENT

Overview

Ascent is an independent oil and natural gas company engaged in the acquisition, exploration and development of both conventional and unconventional oil and natural gas properties in Texas, Oklahoma, Louisiana and the Appalachian region. Ascent operates substantially all of its properties.

Beginning in mid-2003, Ascent’s new senior management team embarked on a strategy to acquire and develop a risk-balanced inventory of high growth opportunities, predominately in shale gas. In order to implement this strategy, Ascent’s management initially devoted a substantial portion of its efforts to improving Ascent’s operational efficiency and increasing Ascent’s liquidity. Since 2004, Ascent’s management has added unconventional shale gas acreage in three large shale gas exploration areas and entered the tight gas areas of the Cotton Valley trend in east Texas.

Ascent’s unconventional shale gas acreage acquired through August 31, 2007 consists of approximately 84,647 gross acres (70,183 net acres) located in the Barnett shale in north Texas, the Woodford shale and the Caney shale in Oklahoma and the Devonian shale in the Appalachian region.

As of August 31, 2007, most of Ascent’s current production was from its approximate 31,534 gross acres (18,478 net acres) of developed conventional oil and natural gas properties in Texas, Oklahoma and Louisiana, which includes Ascent’s acreage in the tight gas sands of the Cotton Valley trend in east Texas and the Vicksburg and Wilcox trends in south Texas. Each of these fields is characterized by established production profiles and numerous producing wells.

Based on reserve reports prepared by Ascent’s independent reserve engineering firms, Ascent’s total proved reserves as of December 31, 2006 were approximately 81.9 Bcfe (equivalent to 13.6 MMBoe), of which 59% were proved developed producing, 9% were proved developed non-producing and 32% were proved undeveloped. As of December 31, 2006, 61% of Ascent’s total proved reserves were oil and NGLs. As of December 31, 2006, Ascent had interests in approximately 175,273 net acres, including approximately 152,011 net undeveloped acres. As of December 31, 2006, the related PV-10 Value of Ascent’s proved reserves was $193.6 million based on year-end posted prices of $5.34 per MMBtu of natural gas and $57.75 per Bbl of oil.

RAM prepared its own estimates based on RAM’s assumptions, of Ascent’s proved reserves of oil, natural gas and NGLs, as of June 30, 2007, which estimate was audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers. RAM has estimated that at June 30, 2007, Ascent’s total proved reserves consisted of 18.6 MMBoe, of which 46% were proved developed producing, 7% were proved developed non-producing and 47% were proved undeveloped. RAM also calculated PV-10 Value of Ascent’s proved reserves as estimated by RAM as being $304.0 million at June 30, 2007, using prices of $67.25 per Bbl of oil and $6.57 per MMBtu of natural gas, which prices were furnished by Ascent.

Ascent Energy Inc. was incorporated on July 9, 2001 to acquire oil and natural gas properties in Louisiana, Texas and Oklahoma. In July 2001, Ascent’s then sole stockholder contributed to Ascent substantially all of its assets and liabilities which consisted primarily of oil and natural gas properties in Louisiana and Texas. In August 2001, Ascent acquired Pontotoc Production, Inc. which held primarily oil and natural gas properties in Oklahoma. Prior to mid-2003, Ascent focused primarily on the acquisition, exploitation, exploration, development and production of conventional oil and natural gas properties in Louisiana, Texas and Oklahoma.

Ascent’s Areas of Operation

Conventional Oil and Natural Gas

As of August 31, 2007, most of Ascent’s current production was from Ascent’s approximate 31,534 gross acres (18,478 net acres) of developed conventional oil and natural gas properties in Texas, Oklahoma and Louisiana, which includes Ascent’s acreage in the tight gas sands of the Cotton Valley trend in east Texas and the Vicksburg and Wilcox trends in south Texas. Ascent also holds leasehold interests in approximately 24,936 gross (13,632 net) undeveloped conventional acreage in Texas, Oklahoma and Louisiana.

Texas

East Texas. As of December 31, 2006, Ascent had drilled and completed 12 wells in this area with a 100% success rate. As of August 31, 2007, Ascent had leasehold interests in approximately 7,261 gross (4,711 net) acres in the tight gas sands of the Cotton Valley trend. Ascent is the operator of this acreage with working interests ranging from 38% to 100%.

South Texas. As of August 31, 2007, Ascent had leasehold interests in approximately 4,229 gross (3,337 net) acres in the Vicksburg trend and approximately 3,254 gross (3,072 net) acres in the Wilcox trend, including producing acreage in the region. During 2006, Ascent drilled five wells in this area with a 100% success rate. Ascent is the operator of this acreage with working interests ranging from 75% to 100%. As of December 31, 2006, Ascent had 38 producing wells in this region.

•

Vicksburg Trend. The La Copita field is located in the Vicksburg trend in east-central Starr County. Ascent is the operator of this field with working interests ranging from 53% to 100%. Ascent drilled five successful wells in this area in 2006. Ascent has 3-D seismic data over a significant portion of this field.

•

Wilcox Trend. The Rosita field is located in Duval County and the New Taiton field is located in Wharton County in the Wilcox trend. Ascent is the operator of these fields with working interests ranging from 50% to 100%. Ascent has 3-D seismic data over a significant portion of these fields. Ascent farmed out 50% of its deep rights to the Rosita field in exchange for a carried interest in a well drilled in this field in 2005.

Oklahoma

Northeast Fitts Field. The Northeast Fitts field is located in southern Pontotoc County. This field produces oil primarily from two reservoirs, the McAlester Lower Pennsylvanian Sandstone at approximately 1,300 feet in depth and the Hunton Devonian Limestone at approximately 3,900 feet in depth. In 2002, Ascent initiated a waterflood recompletion on the deeper Hunton interval and began an infill drilling program to ten acre spacing in 2003. Ascent’s current production in the Hunton interval comes from primary depletion drive oil and natural gas reserves as a result of Ascent’s drilling program, which commenced in late 2002. Ascent is the operator of this unit with a working interest of approximately 91%.

Allen Field. The Allen field is located in Pontotoc County. Ascent also holds leasehold interests in the Byng field, the Roper Beebee field and other minor fields in Pontotoc County, which are all part of the Allen Anticline trend. Ascent operates the wells in which it has an interest within the Allen field with working interests ranging from 50% to 100%. Ascent currently uses its Pontotoc Gas Gathering System, operated by its wholly owned subsidiary, Pontotoc Gathering, L.L.C., to transport substantially all of Ascent’s natural gas production generated from this field.

Louisiana

Lake Enfermer Field. The Lake Enfermer field is located in a marsh area on a deep, complex faulted salt structure in Lafourche Parish. Currently, Ascent holds leasehold interests in approximately 1,778 gross acres (1,596 net acres) in this field. Ascent is the operator of this field with working interests ranging from 82% to 100%. Ascent owns 3-D seismic data over a significant portion of this field. Ascent also operates a small gathering line at this field to transport its production generated from this field.

Boutte Field. The Boutte field is located in St. Charles Parish. Ascent has a 100% working interest in approximately 2,640 acres.

Unconventional Shale Gas

The following is a brief summary of Ascent’s unconventional shale gas acreage:

Appalachian Devonian Shale. As of August 31, 2007, Ascent had leasehold interests in approximately 46,805 gross (44,617 net) acres in this region. Ascent has drilled a five well vertical well program to test for natural gas and gather data that will help determine the most appropriate drilling and completion strategy. Subsequently, Ascent drilled one slant well and two horizontal wells and is completing them and testing them. Ascent is the operator of this acreage with a 100% working interest.

North Texas Barnett Shale. As of August 31, 2007, Ascent had leasehold interests in approximately 26,267 gross (20,802 net) acres in the Tier 2 region of the Fort Worth Basin. Ascent has drilled two horizontal wells on its acreage with the benefit of 3-D seismic. These wells had not been completed or tested as of September 30, 2007. Ascent is the operator of this acreage with an approximate 82% working interest. The leasehold interests Ascent holds in this area are located on emerging, raw acreage in the Barnett shale rather than the proven developed portion.

Oklahoma Woodford Shale and Caney Shale. As of August 31, 2007, Ascent had leasehold interests in approximately 7,727 gross (1,914 net) acres in the Woodford shale and approximately 3,848 gross (2,850 net) acres in the Caney shale. Ascent has operated or participated in the drilling of 7 gross wells in the Woodford shale. Ascent working interests range from approximately 67% to 100% in its operated Woodford wells and less than one percent to approximately 25% in its non-operated Woodford properties. Ascent has also drilled one horizontal well in the Caney shale, which is currently producing. Ascent is the operator of its Caney shale acreage with working interests ranging from 50% to 80%.

Operating Area Production

The following table sets forth Ascent’s production for the areas and periods presented:

Operating Area	Total Production for Year Ended December 31, 2006 (MMcfe)	Total Production for Year Ended December 31, 2006 (MBoe)	Total Production for the Six Months Ended June 30, 2007 (MMcfe)	Total Production for the Six Months Ended June 30, 2007 (MBoe)	December 2006 Average Net Daily Production (Boe)	August 2007 Average Net Daily Production (Boe)
Texas:
Cotton Valley trend	634	106	325	54	331	230
Vicksburg trend	2,420	403	986	164	1,208	735
Wilcox trend	1,212	202	445	74	478	362

Subtotal	4,266	711	1,756	292	2,017	1,327

Oklahoma:
Northeast Fitts	1,714	286	708	118	717	631
Allen Anticline	1,466	244	620	103	622	569
Other	347	58	158	26	166	190

Subtotal	3,527	588	1,486	247	1,505	1,390

Louisiana:
Lake Enfermer	579	96	260	43	256	230
Boutte	454	76	199	33	197	211
Other	53	9	7	1	18	—

Subtotal	1,086	181	466	77	471	441

Total	8,879	1,480	3,708	616	3,993	3,158

Unconventional Shale Gas:

Oklahoma:
Woodford shale	45	8	40	7	39	116
Caney shale	8	1	8	1	9	6

Total	53	9	48	8	48	122

Proved Reserves

Of Ascent’s approximately 81.9 Bcfe (equivalent to 13.6 MBoe) of proved reserves as of December 31, 2006, 59% were proved developed producing, 9% were proved developed non-producing and 32% were proved undeveloped. At December 31, 2006, 61% of Ascent’s total proved reserves were oil and NGLs. The following table presents Ascent’s estimated net proved oil and natural gas reserves and the present value of its estimated net proved reserves as of December 31, 2004, 2005 and 2006 based on reserve reports prepared by Ascent’s independent reserve engineering firms. All calculations of estimated net proved reserves as of such dates have been made in accordance with the rules and regulations of the SEC and, except as otherwise indicated, give no effect to federal or state income taxes. For additional information regarding Ascent’s reserves, please read the information regarding oil and gas activities of Ascent in its financial statements included in this information statement. The PV-10 Value and standardized measure of discounted future net cash flows shown in the table are not intended to represent the current market value of Ascent’s estimated oil and natural gas reserves. The following table also presents RAM’s estimate of Ascent’s estimated net proved reserves and PV-10 Value as of June 30, 2007, which estimates were prepared by RAM based on its own assumptions and audited by Netherland, Sewell & Associates, Inc.

	As of December 31,			As of June 30, 2007(2)
	2004	2005	2006
	(dollars in thousands)
Estimated net proved reserves(1):
Oil (MBbls)	9,578	9,572	7,646	8,158
Natural gas (MMcf)	37,311	42,066	31,643	55,040
NGLs (MBbls)	1,119	1,098	726	1,248
Total (MMcfe)	101,491	106,089	81,872	111,473
Total (MBoe)	16,915	17,681	13,645	18,579
PV-10 Value(3)	$239,632	$371,303	$193,633	$303,981
Standardized measure of discounted future net cash flows(3)	$190,322	$280,928	$169,587	N/A

(1)	At December 31, 2004, 2005 and 2006, Ascent’s estimated net proved reserves, the PV-10 Value of such reserves at such dates and the standardized measure of discounted future net cash flows were determined using the following period-end posted prices for oil and natural gas:

	Year Ended December 31,
	2004	2005	2006
Natural gas (per MMBtu)	$5.74	$8.17	$5.34
Oil (per Bbl)	$40.00	$57.75	$57.75

(2)	RAM’s estimate of Ascent’s proved reserves at June 30, 2007 which was audited by Netherland, Sewell & Associates, Inc., independent reserve engineers, and the PV-10 Value of such reserves at such date were determined using June 30, 2007 posted prices of $6.57 per MMBtu of natural gas and $67.25 per Bbl of oil, which prices were furnished by Ascent.

(3)	See note 2 to “Ascent’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a reconciliation of Ascent’s December 31, 2004, 2005 and 2006 PV-10 Value to its standardized measure as of the same dates.

Production, Price and Expense History

The following table presents summary information concerning Ascent’s production results, average sales prices and production expenses for the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
Production data:
Oil (MBbls)	625	598	581	298	248
Natural gas (MMcf)	5,158	4,592	4,677	2,324	1,963
NGLs (MBbls)	120	107	128	43	51
Combined volumes
Total (MMcfe)	9,630	8,826	8,932	4,370	3,756
Total (MBoe)	1,605	1,471	1,489	728	626
Average prices:
Oil (per Bbl)	$40.66	$55.55	$65.08	$65.95	$60.30
Effects of hedging	—	—	—	—	—

Oil price (net of hedging)	$40.66	$55.55	$65.08	$65.95	$60.30
Natural gas (per Mcf)	$5.93	$7.98	$6.57	$7.00	$6.86
Effects of hedging	(1.66)	—	—	—	—

Natural gas price (net of hedging)	$4.27	$7.98	$6.57	$7.00	$6.86
NGLs (per Bbl)	$27.15	$34.56	$38.93	$39.41	$40.08
Combined (per Mcfe):
Price	$6.15	$8.34	$8.23	$8.61	$8.11
Effects of hedging	(0.89)	—	—	—	—

Price (net of hedging)	$5.27	$8.34	$8.23	$8.61	$8.11
Combined (per Boe):
Price	$36.91	$50.02	$49.39	$51.64	$48.64
Effects of hedging	5.32	—	—	—	—

Price (net of hedging)	$31.59	$50.02	$49.39	$51.64	$48.64

Average expenses (per Mcfe):
Production and ad valorem taxes	$0.32	$0.38	$0.41	$0.51	$0.51
Lease operating expenses	1.25	1.31	1.48	1.46	1.80
General and administrative expenses	0.86	0.96	1.47	1.27	1.80
Exploration expenses	0.09	0.39	1.61	0.19	0.26
Depreciation, depletion and amortization	3.24	2.35	2.74	2.38	3.37
Property impairments	2.15	0.14	0.20	—	—
Derivative (income) loss	0.69	3.84	(0.92)	1.54	2.07
Average expenses (per Boe):
Production and ad valorem taxes	$1.93	$2.26	$2.44	$3.06	$3.09
Lease operating expenses	7.49	7.88	8.89	8.78	10.79
General and administrative expenses	5.15	5.73	8.80	7.62	10.80
Exploration expenses	0.53	2.35	9.67	1.12	1.54
Depreciation, depletion and amortization	19.44	14.08	16.42	14.27	20.22
Property impairments	12.90	0.85	1.19	—	—
Derivative (income) loss	4.11	23.01	(5.53)	9.23	12.43

Productive Wells

The following table sets forth information as of December 31, 2006 relating to the productive wells in which Ascent owned a working interest. Productive wells consist of producing wells and wells capable of producing, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which Ascent has an interest, and net wells are the sum of Ascent’s fractional working interests owned in gross wells.

	Natural Gas		Oil
	Gross Wells	Net Wells	Gross Wells	Net Wells
Area
Oklahoma	137	81.8	402	354.7
Texas	59	47.8	—	—
Louisiana	7	5.3	15	14.2

Total	203	134.9	417	368.9

Developed and Undeveloped Acreage

The following table sets forth information relating to Ascent’s leasehold acreage as of August 31, 2007:

Total Acreage

	Developed Acreage(1)		Undeveloped Acreage(2)
	Gross(3)	Net(4)	Gross(3)	Net(4)
Area
Louisiana	4,739	4,665	528	408
Oklahoma	23,548	11,279	21,609	7,422
Texas	4,087	3,102	39,800	30,800
Appalachian Region	—	—	46,805	44,617

Total	32,374	19,046	108,742	83,247

Unconventional Shale Gas Acreage

The following table sets forth information relating to Ascent’s unconventional shale gas acreage as of August 31, 2007:

	Developed Acreage(1)		Undeveloped Acreage(2)
	Gross(3)	Net(4)	Gross(3)	Net(4)
Area
Oklahoma	840	568	10,735	4,196
Texas	—	—	26,267	20,802
Appalachian Region	—	—	46,805	44,617

Total	840	568	83,807	69,615

(1)	Developed acres are acres spaced to productive wells.

(2)	Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas or oil, regardless of whether such acreage contains proved reserves.

(3)	A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(4)	A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Many of the leases comprising the undeveloped acreage set forth in the tables above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth as of August 31, 2007, the expiration periods of the gross and net acres that are subject to leases in the undeveloped acreage summarized in the above table.

	Expiring Undeveloped Acres
	Gross	Net
Twelve Months Ending
December 31, 2007	4,570	2,882
December 31, 2008	17,360	15,740
December 31, 2009	23,412	19,763
December 31, 2010	36,460	35,294
December 31, 2011 and later	10,305	8,241

Total	92,107	81,920

Drilling Results

The following table sets forth information with respect to wells completed during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, regardless of whether they produce a reasonable rate of return.

	Year Ended December 31,
	2004		2005		2006
	Gross	Net	Gross	Net	Gross	Net
Development:
Productive	22.0	20.3	24.0	22.2	20.0	18.7
Non-productive	6.0	5.6	8.0	7.2	—	—
Exploratory:
Productive	4.0	4.0	5.0	4.3	16.0	13.6
Non-productive	3.0	2.9	1.0	1.0	4.0	3.4
Total:
Productive	26.0	24.3	29.0	26.5	36.0	32.3
Non-productive	9.0	8.5	9.0	8.2	4.0	3.4

During the first nine months of 2007, Ascent drilled six exploratory wells which are in various stages of completion and no development wells.

Marketing and Major Customers

General. Ascent sells its oil and natural gas through various marketing companies to end users, marketers and other purchasers that have access to nearby pipeline facilities. In areas where there is no practical access to pipelines, oil and natural gas production is transported by truck or barge to storage facilities. Ascent’s marketing of oil and natural gas can be affected by factors beyond its control, the effects of which cannot be accurately predicted. Although Ascent sells the majority of its production to two customers, Ascent does not believe that it is dependent upon one purchaser or small groups of purchasers because of the nature of oil and natural gas markets and the numerous purchasers of these commodities. All natural gas, oil and plant products produced from properties Ascent operates are sold under contract, usually for terms of one year or less. Ascent sells to multiple purchasers within each state in which it operates.

Customers. The principal customers for Ascent’s oil and natural gas production are Sunoco, Inc. and Upstream Energy Services, L.P. During the year ended December 31, 2006, revenues from the sale of oil and natural gas to Sunoco, Inc. and Upstream Energy Services, L.P. accounted for 42% and 26%, respectively, of Ascent’s total revenues. During 2004, 2005 and 2006, Ascent sold its oil and natural gas production to approximately 41, 50 and 51 customers, respectively. Ascent believes it would be able to locate alternate purchasers in the event of the loss of any one or more purchasers and that any such loss would not have a material adverse effect on its financial condition or results of operations.

Natural Gas. Approximately 64% of Ascent’s natural gas is sold on the spot market by an independent marketer. All sales of natural gas produced from properties Ascent operates are based on published index prices and tied to contracts with terms that are generally no longer than one year in length and renewable at the expiration of their terms on a month-to-month basis. Realized prices are affected by minimum quantity and quality provisions. Ascent typically gathers its own natural gas for delivery into major transmission lines. Natural gas produced at certain locations in Texas and Oklahoma is processed and all other natural gas is sold unprocessed to the respective purchasers.

Oil and Condensate. Ascent’s oil and condensate production is sold at posted prices without adjustment for product quantity or quality. Approximately 91% of Ascent’s sales is tied to published NYMEX postings and the remainder to west Texas Intermediate postings. All oil and condensate sales contracts have terms of one year or less. Transportation arrangements vary by the area of production. Ascent’s Texas oil production is primarily transported by truck and Ascent’s Louisiana oil production is primarily transported by barge. Approximately 71% of Ascent’s Oklahoma oil production is transported by pipeline and the remaining 29% of Ascent’s Oklahoma oil production is transported by truck.

NGLs. The majority of Ascent’s NGL sales are produced in Texas, processed at a third party natural gas processing plant and purchased by the owner of the plant. Payment terms are established by annual contract and funds are remitted to Ascent net of processing fees. Prices paid for each product extracted are based on published indexes adjusted for quantity and quality per contract provisions.

Title to Properties

As is customary in the oil and natural gas industry, Ascent performs only a preliminary title investigation before leasing undeveloped properties. A title opinion is typically obtained before the commencement of drilling operations and any material defects are remedied prior to the time the actual drilling of a well is commenced. Generally, under the terms of the operating agreements affecting Ascent’s properties, any monetary loss is borne by all parties to any such agreement in proportion to their interests in such property. If any title defects or defects in assignment of leasehold rights in properties in which Ascent holds an interest exist, Ascent may suffer a monetary loss. Ascent’s properties are subject to customary royalty interests, liens for current taxes, liens of vendors and other customary burdens, which Ascent does not believe materially interfere with the use of or affect the value of its producing properties. As is customary in the industry, Ascent can retain its interests in undeveloped acreage by drilling activity that establishes commercial production or by payment of delay rentals during the remaining primary term. The oil and natural gas leases in which Ascent has an interest are for varying primary terms, but most of Ascent’s developed leased acreage is beyond the initial primary term and is held through producing wells.

Operations

Ascent generally seeks to be named as operator for wells in which it has acquired a significant interest, although, as is common in the industry, this typically occurs only when Ascent owns the majority of the working interests in a particular well or field. At December 31, 2006, Ascent operated 551 (out of a total of 620) gross producing wells.

As operator, Ascent is able to exercise substantial influence over the development and enhancement of a well and to supervise operation and maintenance activities on a daily basis. On properties for which Ascent acts as operator, Ascent either conducts the actual drilling of wells or engages independent contractors who are supervised by Ascent. Ascent employs petroleum engineers, geologists and other operation and production specialists who strive to improve production rates, increase reserves and lower the cost of operating its oil and natural gas properties.

Capital Expenditures

The following table presents information regarding Ascent’s net costs incurred in oil and natural gas property acquisition, exploration and development activities for the periods presented:

	Year ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(in thousands)
Property Acquisitions:
Proved	$449	$1,748	$9,497	$46	$1,170
Unproved	1,045	5,454	9,501	9,116	28
Exploration(1)	4,579	8,829	25,253	11,184	5,570
Development	17,724	21,820	26,436	16,628	711

Totals	$23,797	$37,851	$70,687	$36,974	$7,479

(1)	Includes capitalized and expensed costs incurred.

Legal Proceedings

Ascent is, and from time to time in the future may be, a party to various legal proceedings and regulatory matters arising in the ordinary course of business. Ascent does not expect the resolution of any pending or threatened proceedings to have a material adverse effect on its business, financial condition or results of operation.

Employees

As of September 30, 2007, Ascent employed 81 people, including 43 that work in Ascent’s field offices. None of Ascent’s employees are covered by a collective bargaining agreement, and Ascent believes that its relationships with its employees are satisfactory. From time to time, Ascent uses the services of independent contractors to perform various field, technical and other services.

Offices

As of September 30, 2007, Ascent leased approximately 27,537 square feet of office space in Plano, Texas at 4965 Preston Park Blvd., Suite 800, Plano, Texas 75093, where Ascent’s principal offices are located. The lease for Ascent’s Plano office expires in October 2013.

RAM SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of RAM common stock as of October 15, 2007 by:

•	each person known by RAM to be the beneficial owner of more than 5% of RAM’s outstanding shares of common stock;

•	each of RAM’s named executive officers;

•	each of RAM’s directors; and

•	all of RAM’s current executive officers and directors as a group.

The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after                 , 2007. For purposes of calculating each person’s or group’s percentage ownership, stock options or warrants exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group. Except as otherwise noted below, we believe each person has sole voting and investment power with respect to all shares listed in the following table.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Larry E. Lee(1)(2)	12,630,187		31%
Britani Talley Bowman(3)(4)	11,430,187		28%
John M. Longmire(1)	87,300		*
John L. Cox(1)	69,170		*
Larry G. Rampey(1)	167,300		*
Drake N. Smiley(1)	167,300		*
Gerald R. Marshall(1)	25,000		*
John M. Reardon(1)	28,000		*
Sean P. Lane(5)	25,500	(6)	*
Robert E. Phaneuf(1)	75,100		*
Rockbay Capital Management, LP(7)	2,295,690		5.6%
Cumberland Associates, LLC(8)	2,239,883		5.5%
Helios Partners Fund Management, LLC(9)	2,239,782		5.4%
First New York Securities LLC(10)	2,194,093		5.3%
All directors and executive officers as a group (9 individuals)	13,274,857		32%

*	Less than 1%

(1)	The business address of this person is 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135.

(2)	Includes 500,000 shares owned by a family trust for the benefit of Mr. Lee’s family.

(3)	Ms. Bowman’s business address is 3155 East 86th Street, Tulsa, Oklahoma 74137.

(4)	These shares are held by Danish Knights, A Limited Partnership. Ms. Bowman beneficially owns 98.5% of Danish Knights and is the custodian for a 1.3% interest owned by her minor child. Dannebrog Corporation, the general partner of Danish Knights, owns the remaining 0.2% interest. Ms. Bowman is the president and sole director of Dannebrog Corporation. Accordingly, Ms. Bowman exercises voting and dispositive power over all shares held by Danish Knights.

(5)	Mr. Lane’s business address is 520 Eighth Avenue, 7th Floor, New York, NY 10018.

(6)	Includes currently exercisable warrants to purchase 5,500 shares of common stock.

(7)	The business address is 600 Fifth Avenue, 24th Floor, New York, NY 10020. Rockbay Capital Management, LP, a Delaware limited partnership (the “Investment Manager”), is the investment manager with respect to our common stock held by certain investment vehicles advised by the Investment Manager (each a “Rockbay Fund). RCM Advisors, LLC, a Delaware limited liability company (the “General Partner”), serves as the general partner of the Investment Manager. Mr. Atul Khanna is the Chief Executive Officer, and Mr. Jonathan Baron is the Senior Managing Director, of the General Partner, and each has the power to exercise investment discretion over, and may be deemed to be the beneficial owner of, all of our common stock owned by the Rockbay Funds. Each of the Investment Manager, the General Partner, and Messrs. Khanna and Baron disclaim any beneficial ownership of any shares of our common stock.

(8)	The business address is 1114 Avenue of Americas, New York, NY 10036. Cumberland Associates LLC is engaged in the business of managing, on a discretionary basis, eight securities accounts, the principal one of which is Cumberland Partners. Gary G. Tynes, Bruce G. Wilcox, Andrew M. Wallach, Lawrence M. Rifkin, Barry A. Konig, Steven D. Morrow and Bradley H. Gendell are the members of Cumberland Associates

LLC.

(9)	The business address is 750 Lexington Avenue, 16th Floor, New York, NY 10022. Helios Partners Fund Management, LLC (“HPFM”) is the investment manager of Helios Partners Fund, LP and Helios Partners Offshore, Ltd. (the “Funds”). In its role as investment manager, HPFM possesses investment and/or voting power over the RAM common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of RAM held by the Funds. Robert H. Setrakin and Seth B. Setrakin (together with HPFM, the “Reporting Persons”) are managing directors of HPFM. However, all securities reported as being beneficially owned by HPFM are owned by the Funds. Reporting Persons disclaim beneficial ownership of such securities which are owned by the Funds. Robert H. Setrakin owns an additional 56,000 shares of which he has sole voting power, or an aggregate of 2,295,782. Seth B. Setrakin also has sole voting power over an additional 115,500 shares, or an aggregate of 2,355,282.

(10)	The business address is 90 Park Avenue, 5th Floor, New York, NY 10016.

Change of Control. Prior to May 8, 2006, RAM’s name was Tremisis Energy Acquisition Corporation, or Tremisis. On May 8, 2006, Tremisis acquired RAM Energy, Inc. through the merger of a recently formed, wholly owned of subsidiary of Tremisis with and into RAM Energy. Upon completion of this merger, RAM Energy became a wholly owned subsidiary of Tremisis, and Tremisis changed its name to RAM Energy Resources, Inc. Upon consummation of the merger, Mr. Lee, Danish Knights, A Limited Partnership and David Stinson received an aggregate of 25,600,000 shares of Tremisis’ common stock and $30.0 million in cash. Prior to consummation of the merger, and as permitted under the terms of the merger agreement, on April 6, 2006, RAM Energy redeemed a portion of its outstanding stock for $10.0 million. Mr. Lee, Danish Knights, A Limited Partnership, Mr. Stinson and two existing Tremisis stockholders, Lawrence S. Coben and Isaac Kier, who collectively own approximately 62% of RAM’s outstanding common stock, entered into a voting agreement pursuant to which they agreed to vote for each other’s nominees for director through RAM’s annual stockholder meeting in 2008. The acquisition of RAM Energy was accounted for as a reverse acquisition, and RAM Energy has been treated as the acquiring company and the continuing reporting entity for accounting and financial reporting purposes. Upon completion of the merger, the assets and liabilities of Tremisis were recorded at their fair value, which is considered to approximate historical cost, and added to those of RAM Energy. Because Tremisis had no active business operations prior to its acquisition of RAM Energy, the merger was accounted for as a recapitalization of RAM Energy.

DESCRIPTION OF RAM CAPITAL STOCK

RAM’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. At October 15, 2007, 41,239,792 shares of common stock and no shares of preferred stock were outstanding. RAM has reserved 26,700,000 shares of its common stock for issuance in connection with the merger and upon exercise of warrants issued in connection with the merger. RAM has also reserved 12,650,000 shares of its common stock for issuance upon the exercise of outstanding warrants and 825,000 shares of its common stock issuable upon the exercise of currently exercisable options to purchase 275,000 units, each unit consisting of one share of common stock and two warrants, each warrant to purchase one share of RAM’s common stock. RAM also reserved 1,122,933 shares of its common stock for issuance under its 2006 Long-Term Incentive Plan.

The following description of certain matters relating to RAM’s capital stock is a summary and is qualified in its entirety by the provisions of its certificate of incorporation and bylaws.

Common Stock

Holders of RAM common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by RAM’s board of directors out of funds legally available, subject to the payment of preferential dividends with respect to any preferred stock that from time to time may be outstanding. In the event of RAM’s dissolution, liquidation or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all its liabilities and subject to the prior distribution rights of the holders of any preferred stock that may be outstanding at that time. The holders of common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. All outstanding shares of RAM common stock are fully paid and nonassessable.

RAM, together with its principal stockholders, are parties to a voting agreement. At October 15, 2007, these stockholders beneficially owned approximately 62% of RAM’s common stock. The voting agreement provides that, until after the election of RAM’s board of directors in 2008, each of these persons will vote for the respective designees of the individual parties as members of RAM’s board of directors. RAM is obligated to maintain a board of directors comprised of at least four members during the term of the voting agreement.

Preferred Stock

RAM has an authorized class of preferred stock consisting of 1,000,000 shares, none of which are issued and outstanding. RAM’s board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue shares of preferred stock from time to time. RAM’s board of directors may designate one or more series of preferred stock. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by RAM’s board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

Warrants

The warrants to be issued by RAM in connection with the merger will be identical in all material respects to RAM’s outstanding warrants.

RAM currently has outstanding 12,650,000 redeemable common stock purchase warrants. Each warrant entitles the registered holder to purchase one share of RAM’s common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time. The warrants expire on May 11, 2008 at 5:00 p.m., New York City time. RAM may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of RAM’s common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or RAM’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below the exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, completion of the exercise form on the reverse side of the warrant certificate and full payment of the exercise price by certified check payable to RAM for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement, RAM has agreed to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

CAUTIONARY STATEMENT REGARDING RAM’S FORWARD-LOOKING STATEMENTS

Portions of this document contain or incorporate by reference forward-looking statements which involve risks and uncertainties that could significantly affect expected results of operations, liquidity, cash flows and business prospects of the combined company. These risks and uncertainties include, but are not limited to:

•	possibility that the anticipated benefits from the merger cannot be fully realized;

•	global commodity pricing fluctuations;

•	competitive pricing pressures;

•	higher than expected costs;

•	crude oil, natural gas and chemical prices;

•	potential liability for remedial actions under existing or future environmental regulations and litigation;

•	potential liability resulting from pending or future litigation;

•	general domestic and international governmental actions and political conditions;

•	potential disruption or interruption of RAM’s production or manufacturing facilities due to accidents, catastrophic occurrences, political events, military or paramilitary actions or civil unrest;

•	potential failure to achieve expected production from existing and future oil and gas development projects;

•	supply and demand considerations for RAM’s products;

•	any general economic recession or slowdown domestically or internationally;

•	technological changes in the energy industry;

•	regulatory uncertainties; and

•	not successfully completing, or any material delay of, any development of new fields, expansion, capital expenditure, efficiency improvement project, acquisition or disposition.

Forward-looking statements are generally accompanied by words such as “pro forma,” “estimate,” “project,” “predict,” “believe,” “expect,” “will,” “should,” “could” or similar expressions, which convey the uncertainty of future events or outcomes. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those included in our Annual Report, as amended on Form 10-K/A, for the year ended December 31, 2006.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this document. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this document, or, in the case of documents incorporated by reference, the date of those documents, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this document, and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf, are expressly qualified by these cautionary statements.

CAUTIONARY STATEMENT CONCERNING ASCENT’S FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements about Ascent that are subject to a number of risks and uncertainties, many of which are beyond Ascent’s control, which may include statements about its:

•	business and financial strategy;

•	drilling prospects, inventories, projects and programs;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production;

•	lease operating expenses, general and administrative expenses and exploration and other expenses;

•	capital expenditures;

•	acquisitions;

•	marketing of oil and natural gas;

•	competition and government regulation;

•	general economic conditions;

•	future operating results; and

•	plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included in this information statement, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target” or “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements about Ascent contained in this information statement are largely based on its expectations, which reflect estimates and assumptions made by its management. These estimates and assumptions reflect its best judgment based on currently known market conditions and other factors. Although Ascent believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond its control. In addition, Ascent’s management’s assumptions about future events may prove to be inaccurate. Management of Ascent cautions all readers that the forward-looking statements about Ascent contained in this information statement are not guarantees of future performance, and such statements may not be realized and the forward-looking events and circumstances may not occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements. All forward-looking statements speak only as of the date of this information statement. Ascent does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to Ascent or persons acting on its behalf.

WHERE YOU CAN FIND MORE INFORMATION

RAM files annual, quarterly, and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a web site that contains reports, proxy statements and other information that RAM files electronically with the SEC. The address of that site is http://www.sec.gov.

You may obtain additional information about RAM by visiting our website at www.ramenergy.com.

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that RAM has previously filed with the SEC. These documents contain important information about RAM and its financial condition.

The following documents listed below that RAM has previously filed with the SEC are incorporated by reference:

RAM SEC Filings	Period
Annual Report, as amended, on Form 10-K/A	Year ended December 31, 2006

Quarterly Report on Form 10-Q	Six months ended June 30, 2007

Current Reports on Form 8-K	August 10, 2007, August 13, 2007 and October 18, 2007

We also incorporate by reference the description of our capital stock contained in the prospectus which is a part of our registration statement on Form S-1 (File No. 333-138922), the final form of which was filed with the SEC on February 8, 2007.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

All documents filed by RAM pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date of the consummation of the merger (other than the portions of those documents not deemed to be filed) shall also be deemed to be incorporated herein by reference.

You also may obtain copies of any document incorporated by reference in this document, without charge, by requesting it in writing or by telephone at the following address:

RAM Energy Resources, Inc.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

Telephone: (918) 663-2800

Neither RAM nor Ascent has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, the information contained in this document or in any of the materials that are incorporated by reference into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

ASCENT ENERGY INC.

Report of Independent Auditors

The Board of Directors and Stockholders of Ascent Energy, Inc.

We have audited the accompanying consolidated balance sheets of Ascent Energy, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ascent Energy, Inc. at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG, LLP

Dallas, Texas

August 13, 2007

ASCENT ENERGY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of December 31,
	2005	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,080	$4,255
Oil and gas revenue receivables	8,781	7,138
Joint interest receivables	883	1,272
Other receivables	152	812
Prepaid expenses and other assets	336	478
Fair value of derivatives	236	1,586
Inventory	773	646

TOTAL CURRENT ASSETS	12,241	16,187

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	336,746	375,907
Unevaluated oil and gas properties	7,147	23,193
Other property and equipment	6,298	6,042

	350,191	405,142
Less—accumulated depreciation, depletion and amortization	(176,747)	(201,326)

Net property and equipment	173,444	203,816

OTHER ASSETS:
Deferred financing costs	760	619
Fair value of derivatives	127	254
Escrowed and restricted funds	649	687

TOTAL ASSETS	$187,221	$221,563

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$3,841	$9,768
Accrued liabilities	5,483	6,811
Undistributed oil and gas proceeds	5,385	5,130
Interest payable	343	701
Asset retirement obligations	517	761
Fair value of derivatives	11,469	6,062
Deferred sales proceeds	—	455

TOTAL CURRENT LIABILITIES	27,038	29,688

LONG-TERM LIABILITIES:
Bank credit facility	49,715	84,695
Senior notes	33,492	38,937
Senior subordinated notes	99,552	111,318
Interest payable	2,464	3,218
Fair value of derivatives	17,043	8,428
Asset retirement obligations	10,053	10,104
Deferred income taxes	1,865	1,247
Series A preferred stock accrued dividends	12,865	16,153
Commitments and contingencies	330	—

STOCKHOLDERS’ DEFICIT:
Series A preferred stock, par value $0.001 per share; 44,100 shares authorized, 41,100 shares issued and outstanding; liquidation preference $1,000 per share	40,124	40,167
Common stock, par value $0.001 per share; 20,000,000 shares authorized, 5,949,026 shares issued and outstanding	6	6
Additional paid-in capital	23,610	23,610
Accumulated deficit	(130,936)	(146,008)

TOTAL STOCKHOLDERS’ DEFICIT	(67,196)	(82,225)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$187,221	$221,563

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2004	2005	2006
REVENUES:
Oil	$25,431	$33,228	$37,821
Natural gas	22,021	36,634	30,719
NGLs	3,257	3,714	4,981

TOTAL REVENUES	50,709	73,576	73,521

COSTS AND EXPENSES:
Production and ad valorem taxes	3,091	3,332	3,636
Lease operating expenses	12,018	11,594	13,228
General and administrative expenses	8,272	8,436	13,107
Exploration expenses	854	3,460	14,398
Depreciation, depletion and amortization	31,207	20,771	24,443
Property impairments	20,711	1,254	1,768
Derivative (income) loss	6,604	33,851	(8,235)

TOTAL OPERATING EXPENSES	82,757	82,698	62,345

(LOSS) INCOME FROM OPERATIONS	(32,048)	(9,122)	11,176
INTEREST AND OTHER INCOME	203	561	918
INTEREST EXPENSE	(16,958)	(19,496)	(24,403)

LOSS BEFORE INCOME TAXES	(48,803)	(28,057)	(12,309)
INCOME TAX BENEFIT	12,472	209	569

NET LOSS	(36,331)	(27,848)	(11,740)
PREFERRED STOCK DIVIDENDS	(3,367)	(3,358)	(3,332)

NET LOSS ATTRIBUTABLE TO COMMON SHARES	$(39,698)	$(31,206)	$(15,072)

NET LOSS PER COMMON SHARE:
Basic and diluted:
Net loss per common share	$(6.67)	$(5.25)	$(2.53)

AVERAGE COMMON SHARES OUTSTANDING	5,949	5,949	5,949

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Series A Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Income (loss)	Total
Balance December 31, 2003	$—	$6	$23,587	$(60,032)	$(4,148)	$(40,587)
Net loss attributable to common shares	—	—	—	(39,698)	—	(39,698)
Other comprehensive income:
Net change in fair value of derivatives, net of income tax of $2,705	—	—	—	—	4,148	4,148

Comprehensive loss	—					(35,550)
Issuance of warrants to purchase common stock	—	—	23			23
Reclassification of Series A preferred stock	40,054	—	—	—	—	40,054

Balance December 31, 2004	$40,054	$6	$23,610	$(99,730)	$—	$(36,060)
Net loss attributable to common shares	—	—	—	(31,206)	—	(31,206)
Amortization of warrants to purchase common stock	70	—	—	—	—	70

Balance December 31, 2005	$40,124	$6	$23,610	$(130,936)	$—	$(67,196)
Net loss attributable to common shares	—	—	—	(15,072)	—	(15,072)
Amortization of warrants to purchase common stock	43	—	—	—	—	43

Balance December 31, 2006	$40,167	$6	$23,610	$(146,008)	$—	$(82,225)

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2004	2005	2006
OPERATING ACTIVITIES:
Net loss	$(36,331)	$(27,848)	$(11,740)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	31,207	20,771	24,443
Property impairments	20,711	1,254	1,768
Exploratory costs	—	—	4,283
Deferred income tax benefits	(12,472)	(307)	(619)
Non-cash interest expense	14,655	16,104	18,189
Non-cash hedging and derivative losses (gains)	7,731	20,418	(15,499)
Gain on sale of assets	(200)	(658)	(593)
Other	21	6	—
Changes in assets and liabilities:
Oil and gas revenue receivables	(4)	(2,347)	1,643
Joint interest and other accounts receivables	(312)	1,107	(1,049)
Prepaid expenses, inventory and other assets	(28)	16	(29)
Interest payable	103	93	358
Accounts payable and accrued liabilities	(7,305)	959	7,183
Undistributed oil and gas proceeds	(355)	1,675	(255)
Commitments and contingencies	—	330	(330)
Accrued abandonment costs	—	—	(108)
Deferred sales proceeds	—	—	455
Escrowed and restricted funds	(52)	(98)	(37)

Net cash provided by operating activities	17,369	31,475	28,063
INVESTING ACTIVITIES:
Capital expenditures	(22,985)	(34,588)	(60,747)
Investment in Dyne Exploration Company	—	(1,159)	—
Sales proceeds	401	728	961

Net cash used in investing activities	(22,584)	(35,019)	(59,786)

FINANCING ACTIVITIES:
Proceeds on bank credit facility	3,800	9,550	37,980
Repayments on bank credit facility	(1,400)	(5,100)	(3,000)
Deferred financing costs	(750)	(342)	(82)

Net cash provided by financing activities	1,650	4,108	34,898

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,565)	564	3,175
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	4,081	516	1,080

CASH AND CASH EQUIVALENTS—END OF YEAR	$516	$1,080	$4,255

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$2,200	$3,299	$5,776

Cash paid for income taxes	$—	$99	$134

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Ascent Energy Inc. (“Ascent,” “we” or “us”) is an independent natural gas and oil company engaged in the acquisition, exploration and development of both conventional and unconventional natural gas and oil properties in Texas, Oklahoma, Louisiana and the Appalachian region.

Ascent Energy Inc., a Delaware corporation, was incorporated on January 9, 2001 as a wholly owned subsidiary of South Louisiana Property Holdings, Inc., a Louisiana corporation formerly known as Forman Petroleum Corporation, which we refer to as the “Parent,” to acquire natural gas and oil properties in Louisiana, Texas and Oklahoma. In July 2001, the Parent contributed to Ascent substantially all of its assets and liabilities. In August 2001, Ascent acquired Pontotoc Production, Inc., an Oklahoma corporation, or Pontotoc, for approximately $48.5 million of cash and 5,323,695 shares of 8% Series B convertible preferred stock, $0.001 par value per share, or Series B preferred stock, of Ascent. We financed a portion of the cash purchase price for the Pontotoc acquisition with a portion of the net proceeds from the sale of $21.1 million of 8% Series A redeemable preferred stock, $0.001 par value per share, or Series A preferred stock, of Ascent. In August 2003, all of the outstanding shares of Series B preferred stock converted automatically into an aggregate of 1,000,000 shares of common stock of Ascent, and we paid all accrued but unpaid dividends in cash. Following the mandatory conversion of the Series B preferred stock, the Parent owns approximately 83% of the issued and outstanding shares of Ascent common stock.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The audited and unaudited consolidated financial statements include the accounts of Ascent and its subsidiaries. Those subsidiaries include Ascent Oil and Gas Inc., Ascent Energy Holdings, Inc., Ascent Louisiana, LLC, Ascent GP, LLC, Ascent LP, LLC, Ascent Operating, LP, Ascent Resources WV, Inc., Pontotoc Acquisition Corp., Dyne Exploration Company, South Louisiana Property Holdings Acquisition Company, Inc., Pontotoc Production Company, Inc., Oklahoma Basic Economy Corporation, Pontotoc Holdings, Inc., and Pontotoc Gathering, L.L.C. All inter-company balances have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Use of Estimates in the Preparation of Financial Statements. The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, equity, revenues and expenses. Our estimates include those related to natural gas and oil revenues, bad debts, natural gas and oil properties, operating expenses, natural gas and oil reserves, abandonment liabilities, contingencies and litigation. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates used in preparation of our financial statements. In addition, alternatives can exist among various accounting methods. In such cases, the choice of accounting method can have a significant impact on reported amounts.

Natural Gas and Oil Reserve Estimates. Independent petroleum and geological engineers prepare estimates of our natural gas and oil reserves. Proved reserves, estimated future net revenues and the present value of our reserves are estimated based upon a combination of historical data and estimates of future activity. Our investors should not assume that the present value of our reserves is the current market value of our estimated proved reserves. Consistent with SEC requirements, we have based our present value from proved reserves on prices on

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the date of the estimate. The reserve estimates are used in calculating depletion, depreciation and amortization and in the assessment of assets for impairment as further discussed below. Significant assumptions are required in the valuation of proved natural gas and oil reserves which, as described herein, may affect the amount at which natural gas and oil properties are recorded. Actual results could differ materially from these estimates.

Revenue Recognition Policy. We follow the entitlements method of accounting for revenue recognition and natural gas imbalances and record our natural gas and oil revenues based on our revenue interest in our properties. Accrued sales are based on field or pipeline volume statements valued at purchaser contract terms.

Natural Gas and Oil Properties. U.S. generally accepted accounting principles allow the option of two acceptable methods for accounting for natural gas and oil properties. The primary differences between the two methods are in the treatment of exploration costs, the computation of depreciation, depletion and amortization and the calculation of property impairments.

We use the successful efforts method of accounting, and, as such, we capitalize all costs related to property acquisitions and successful exploratory wells, all development costs and the costs of support equipment and facilities. All costs related to unsuccessful exploratory wells are expensed. Other exploration costs, including geological and geophysical costs, are expensed as incurred.

Unproved leasehold costs are capitalized and are reviewed periodically for impairment. Costs related to impaired prospects are charged to expense. If natural gas and oil prices decline in the future, some of these unproved prospects may not be economical to develop, which could lead to increased impairment expense.

Costs of development dry holes and proved leaseholds are amortized on the unit-of-production method based on proved reserves on a field basis. The depreciation of capitalized production equipment and drilling costs is based on the unit-of-production method using proved developed reserves on a field basis.

We review our proved natural gas and oil properties for impairment on a field basis. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable. The impairment provision is based on the excess of carrying value over fair value. Fair value is defined as the present value of the estimated future net revenues from estimated future production of total proved natural gas and oil reserves based on our expectations of future natural gas and oil prices and costs. Due to the volatility of natural gas and oil prices, it is possible that our assumptions regarding natural gas and oil prices may change in the future and may result in future impairment provisions. We recorded impairment provisions related to our proved natural gas and oil properties of $20.7 million, $1.3 million and $1.8 million for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, respectively. The impairment provision for 2004 resulted primarily from a downward revision of our reserves at our New Taiton field in Texas.

Asset Retirement Obligations. Effective January 1, 2003, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost is capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. Periodic accretion of the discount of the estimated liability is recorded in the income statement. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability.

We escrow a portion of the future abandonment costs of our wells and facilities. Escrowed funds of approximately $0.5 million related to future abandonment costs are included in escrowed and restricted funds on our balance sheets as of December 31, 2005 and December 31, 2006.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the changes to our asset retirement obligation for the periods ended December 31, 2004, December 31, 2005 and December 31, 2006:

	Year Ended December 31,
	2004	2005	2006
	(in thousands)
Asset retirement obligations at beginning of period	$8,319	$9,274	$10,570
Accretion expense	868	991	1,053
Liabilities incurred	135	450	375
Liabilities settled	(48)	(145)	(84)
Liabilities retired due to sale of assets	—	—	(384)
Revision in estimated cash flows	—	—	(665)

Asset retirement obligations at period-end	9,274	10,570	10,865
Less: current asset retirement obligations	85	517	761

Long-term asset retirement obligations	$9,189	$10,053	$10,104

Depletion, Depreciation and Amortization. We use estimates of proved natural gas and oil reserve quantities to estimate depletion, depreciation and amortization expense using the unit-of-production method of accounting. Depreciation of property and equipment other than natural gas and oil properties is calculated using the straight line method over the useful lives of the assets, ranging from three to fifteen years. Any change in reserves directly impacts the amount of depreciation, depletion and amortization expense we recognize in a given period. Assuming no other changes, as our reserves increase, depletion, depreciation and amortization expense decreases, and as our reserves decrease, depletion, depreciation and amortization expense increases. Changes in our estimate of proved reserves can cause material changes in our depletion, depreciation and amortization expense.

Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Substantially all of our cash balances as of December 31, 2005 and December 31, 2006 are in excess of federally insured limits.

Concentration of Credit Risk and Accounts Receivable. Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash equivalents, accounts receivable and derivative instruments. We place our cash with reputable commercial banks and our derivative instruments with financial institutions and other firms that management believes have high credit ratings. A significant portion of our accounts receivable are due from purchasers of natural gas and oil, and such receivables seldom extend beyond 60 days. We do not require collateral to secure our natural gas and oil sales. In our capacity as operator of our properties, we incur drilling and operating costs that we bill to our joint interest owners based on their working interests. We have provided an allowance for doubtful accounts for certain purchasers and certain joint interest owners when the receivable balances extend beyond 90 days. Accounts receivable are presented net of the related allowance for doubtful accounts, which totaled $0.3 million and $0.2 million as of December 31, 2005 and December 31, 2006, respectively.

Major Customers. We sold natural gas and oil production representing more than 10% of our total revenues to the following customers:

	Year Ended December 31,
	2004	2005	2006
Sunoco	33%	37%	42%
Upstream Energy Services	27%	28%	26%

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories. Inventories are stated at the lower of average cost or market. Inventory consists primarily of approximately $0.3 million of oil as of December 31, 2005 and December 31, 2006, and $0.5 million and $0.3 million of materials as of December 31, 2005 and December 31, 2006, respectively.

Deferred Financing Costs. Costs incurred in connection with the issuance of long-term debt are capitalized and amortized using the straight line amortization method over the term of the related instruments and reported as interest expense, which does not differ materially from the effective interest method. As of December 31, 2005 and December 31, 2006, we had capitalized costs of $0.8 million and $0.6 million, respectively, relating to our issuance of long-term debt in connection with our July 2004 financial restructuring and subsequent amendments of our debt. During the years ended December 31, 2004, December 31, 2005 and December 31, 2006, we recognized associated interest expense of $0.3 million, $0.2 million and $0.2 million, respectively.

Fair Value of Financial Instruments. Our financial instruments consist primarily of cash equivalents, trade receivables, trade payables, derivative instruments and bank debt. Our cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values due to their short maturities. Our derivative instruments are reflected at fair value as provided by our counterparties. The fair value of our bank debt approximates its carrying value because the interest rate available to us is variable and reflective of market rates. Our senior notes and senior subordinated notes do not trade on any market and to determine the fair value of these financial instruments is not practicable. See note 4 for the terms of the senior notes and senior subordinated notes.

Derivative Instruments. We account for our derivative arrangements under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Under SFAS No. 133, instruments qualifying for hedge accounting treatment are recorded on the balance sheet as an asset or liability measured at fair value and subsequent changes in fair value are recognized in equity through other comprehensive income until the sale of the related hedged production is recognized in earnings, at which time amounts previously recognized on other comprehensive income are recognized in earnings. Any ineffective portion of changes in fair value on derivatives qualifying for hedge accounting treatment is recognized in earnings immediately. Instruments not qualifying for hedge accounting treatment are recorded on the balance sheet at fair value and subsequent changes in fair value are recognized in earnings. Derivative instruments entered into prior to our July 2004 financial restructuring qualified for hedge accounting treatment; however, derivative instruments entered into subsequent to such restructuring were not qualified for hedge accounting treatment.

Deferred Income Taxes. We follow the asset and liability method for accounting for deferred income taxes and income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for natural gas and oil properties for financial reporting purposes and income tax purposes.

As of December 31, 2006, we had a net deferred tax liability of $1.2 million. For financial reporting purposes, all development expenditures and certain exploratory costs on successful wells are capitalized and depreciated, depleted and amortized on the units-of-production method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we follow certain provisions of the Internal Revenue Code that allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion and capitalization of interest expense for income tax purposes.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contingencies. Contingencies are recognized upon determination of an exposure, which when analyzed indicates that it is both probable that a liability has been incurred and the amount of the liability can reasonably be determined.

Equity Compensation. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), we accounted for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) using the intrinsic method for periods ended prior to the first interim or annual period after December 31, 2005. Accordingly, we measured compensation cost for stock options as the excess, if any, of the quoted market price of our common stock on the date of grant over the amount an employee must pay to acquire the stock. SFAS 123 established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, we elected to continue to apply the intrinsic value based method of accounting described above, and we adopted the disclosure requirements of SFAS 123, which was amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosures.” In March 2002, our board of directors adopted the Ascent Energy Inc. 2002 Stock Incentive Plan under which shares of our common stock were available for awards. On May 20, 2005, we adopted the Ascent Energy Inc. Amended and Restated Equity Incentive Plan (the “2005 Incentive Plan”); and, in connection therewith, each holder of options granted under our 2002 Stock Incentive Plan surrendered his or her options in exchange for an award under our 2005 Incentive Plan.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS 123. SFAS 123(R) is effective for public companies for interim or annual periods beginning after December 15, 2005. SFAS 123(R) supersedes APB 25, and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in financial statements based on their fair values beginning with the first interim or annual period after December 15, 2005, with early adoption encouraged. The pro-forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. SFAS 123(R) also requires the tax benefits in excess of recognized compensation expenses to be reported as a financing cash flow rather than as an operating cash flow. SFAS 123(R) was effective for our first annual reporting period ending after December 31, 2005. We adopted SFAS 123(R) on January 1, 2006 using a modified prospective application. Our adoption of SFAS 123(R) did not have an impact on our financial statements.

Loss Per Common Share. Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period presented.

Diluted loss per common share for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 does not reflect the potential dilution of dilutive stock options or dilutive warrants to purchase shares of common stock. Because we had a net loss for each of these periods, the effect of the assumed exercise of these stock options and warrants to purchase common stock would have been antidilutive.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” of being sustained if the position were to be challenged by a taxing authority. The Company adopted FIN 48 effective January 1, 2007. There was no material impact to the Company’s financial statements as a result of FIN 48.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and requires enhanced disclosures about fair value measurements. It does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently assessing whether we will early adopt SFAS 157 as of the first quarter of fiscal 2007 as permitted, and we are currently evaluating the impact that adoption may have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans” (“SFAS 158”). SFAS 158 amends Statement 87, FASB Statement No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” Statement 106, and FASB Statement No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Post-retirement Benefits,” and other related accounting literature. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Employers with publicly traded equity securities are required to recognize initially the funded status of a defined benefit post-retirement plan and to provide the required disclosures as of the end of fiscal years ending after December 15, 2006. We currently have no defined benefit or other post-retirement plans subject to SFAS 158.

3. DERIVATIVE ARRANGEMENTS

Commodity Price Derivatives. SFAS 133 established accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or a liability measured at its fair value and that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

We enter into derivative arrangements with respect to portions of our natural gas, natural gas and oil liquid production to reduce our sensitivity to volatile commodity prices. Our bank credit facility requires us to enter into derivative instruments covering a minimum of 50% for the three-year period following the effective date of the bank credit facility, but not in excess of 85% for the 12-month period immediately subsequent to any fiscal quarter, of forecast proved developed producing reserves. Historically, our derivative arrangements have been puts, price swaps and costless collar agreements. We believe that these derivative arrangements, although not free of risk, allow us to achieve a more predictable cash flow and to reduce exposure to price fluctuations. However, derivative arrangements limit the benefit of increases in the prices of natural gas and oil. Moreover, our derivative arrangements apply only to a portion of our production and provide only partial price protection against declines in prices. Additionally, these arrangements may expose us to risk of financial loss in certain circumstances. We have entered into a majority of our natural gas and oil derivatives with Fortis Energy LLC. We do not obtain collateral to support the agreements but monitor the financial viability of our counterparty and believe the credit risk is minimal. We continuously reevaluate our derivative arrangements in light of market conditions, commodity price forecasts, capital spending and debt service requirements. We do not enter into derivative transactions for trading purposes.

Fixed price swaps typically require monthly payments by us (if prices rise) or provide payments to us (if prices fall) based on the difference between the strike price and the agreed-upon average of either New York Mercantile Exchange, or NYMEX, or other widely recognized index prices. Currently, all of our derivative arrangements are settled based on NYMEX pricing.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Collar contracts set a minimum price, or floor, and a maximum price, or ceiling, and provide payments to us if the NYMEX price falls below the floor or require payments by us if the NYMEX price rises above the ceiling.

Puts provide payment to us if the NYMEX price falls below the strike price. If the NYMEX price is above the strike price, we have no payment obligation.

Currently, our natural gas contracts settle using the near-month NYMEX prices for the next to last trading day or the last trading day of the month. Our crude oil contracts settle using the average of the near month closing price for each day of the month.

In connection with our July 2004 financial restructuring, Fortis Energy LLC assumed our then existing derivative arrangements, which we refer to as the old derivative arrangements, and replaced them with new derivative arrangements. As of that date, we had a $4.0 million liability under our old derivative arrangements representing a deferred loss which was recognized on the balance sheet as a current asset and a corresponding derivative liability. The deferred loss was amortized monthly into earnings over the related contract periods, which were August 2004 through December 2004 and settlement of the liability will occur monthly through June 2007 as the new derivative arrangements are settled. The old derivative arrangements qualified for hedge accounting treatment; therefore, amortization of the deferred loss was recognized in gas sales.

The new derivative arrangements were not designated as hedges under SFAS 133; therefore, changes in fair market value and realized losses related to the new derivative arrangements are required to be reported in current earnings.

As of December 31, 2006, the fair market value of our natural gas and oil derivative arrangements was a liability of $12.9 million, which included the remaining liability of $0.4 million related to the deferred loss on the old derivative arrangements. The fair market values of our derivative arrangements as of December 31, 2006 are reflected on our balance sheet in current assets (fair value of derivatives), other assets (fair value of derivatives), current liabilities (fair value of derivatives) and long-term liabilities (fair value of derivatives) in the amounts of $1.3 million, $0.3 million, $6.1 million and $8.4 million, respectively.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2006, our natural gas and oil derivative arrangements were as follows:

Natural Gas (MMBtus)	Quantity	Ceiling	Floor	Fixed Price	Put
2007
January 1, 2007 to March 31, 2007	260,100	$6.75	$4.65	—	—
January 1, 2007 to June 30, 2007	275,120	$10.25	$5.50	—	—
January 1, 2007 to March 31, 2007	315,912	$13.65	$8.00	—	—
April 1, 2007 to June 30, 2007	234,780	—	—	$7.26	—
April 1, 2007 to October 31, 2007	509,999	$10.95	$7.00	—	—
July 1, 2007 to December 31, 2007	920,000	$9.05	$5.00	—	—
November 1, 2007 to December 31, 2007	78,436	$13.95	$8.00	—	—

2008
January 1, 2008 to March 31, 2008	179,230	$13.95	$8.00	—	—
January 1, 2008 to December 31, 2008	1,460,000	$9.05	$5.00	—	—
April 1, 2008 to October 31, 2008	298,551	$9.60	$7.00	—	—
November 1, 2008 to December 31, 2008	56,808	$12.25	$8.00	—	—

2009
January 1, 2009 to March 31, 2009	154,402	$12.25	$8.00	—	—
January 1, 2009 to June 30, 2009	543,000	$9.05	$5.00	—	—
April 1, 2009 to October 31, 2009	647,304	$8.55	$6.75	—	—

Total	5,933,642

Oil (Bbls)	Quantity	Ceiling	Floor	Fixed Price	Put
2007
January 1, 2007 to June 30, 2007	25,010	$56.50	$47.00	—	—
January 1, 2007 to June 30, 2007	135,750	—	—	$44.95	—
January 1, 2007 to December 31, 2007	105,725	—	—	$64.80 to $65.03	—
July 1, 2007 to December 31, 2007	147,200	$50.00	$42.50	—	—

2008
January 1, 2008 to December 31, 2008	255,500	$50.00	$42.50	—	—
January 1, 2008 to December 31, 2008	101,960	—	—	$64.00 to $64.74	—

2009
January 1, 2009 to June 30, 2009	108,600	$50.00	$42.50	—	—
January 1, 2009 to October 31, 2009	154,328	—	—	$63.37 to $63.94	—

Total	1,034,073

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows the effect of our natural gas and oil derivative instruments on our consolidated income statements for the periods presented (in thousands) (quarterly amounts are unaudited):

	Oil and Natural Gas Derivatives Designated as Hedges			Oil and Natural Gas Derivatives Not Designated as Hedges
	Cash Settlements(1)	Amortization(2)	Reduction in Oil and Gas Sales(3)	Cash Settlements(1)	Amortization of Old Derivative Arrangements(4)	Unrealized Gains (Losses)	Derivative Gains (Losses)(5)
2004
1st Quarter	$(1,645)	$—	$(1,645)	$—	$—	$—	$—
2nd Quarter	(2,168)	—	(2,168)	—	—	—	—
3rd Quarter	(775)	(1,484)	(2,259)	(973)	411	(7,537)	(8,099)
4th Quarter	—	(2,474)	(2,474)	(1,858)	407	2,946	1,495

Total	$(4,588)	$(3,958)	$(8,546)	$(2,831)	$818	$(4,591)	$(6,604)

2005
1st Quarter	$—	$—	$—	$(1,481)	$254	$(15,062)	$(16,289)
2nd Quarter	—	—	—	(2,494)	469	332	(1,693)
3rd Quarter	—	—	—	(4,654)	475	(15,038)	(19,217)
4th Quarter	—	—	—	(4,779)	332	7,457	3,010

Total	$—	$—	$—	$(13,408)	$1,530	$(22,311)	$(34,189)

2006
1st Quarter	$—	$—	$—	$(2,423)	$206	$(966)	$(3,183)
2nd Quarter	—	—	—	(2,430)	339	(1,706)	(3,797)
3rd Quarter	—	—	—	(2,085)	343	13,997	12,255
4th Quarter	—	—	—	(602)	255	3,095	2,748

Total	$—	$—	$—	$(7,540)	$1,143	$14,420	$8,023

(1)	Cash settlements of derivative arrangements are included in net cash provided by operating activities.

(2)	Amortization relates to deferred loss under old derivative arrangements.

(3)	The ineffectiveness of these hedges was tested and determined to be immaterial.

(4)	Amortization relates to cash settlement of old derivative arrangements which qualified as hedges and were expensed in the prior year as a reduction of natural gas and oil sales. The amortization period for settlement of old derivative arrangements extends through June 2007.

(5)	Derivative loss for the year ended December 31, 2005 includes a $34.2 million loss on natural gas and oil derivatives and a $0.4 million gain on interest rate derivatives. Derivative gain for the year ended December 31, 2006 includes an $8.0 million gain on natural gas and oil derivatives and a $0.2 million gain on interest rate derivatives.

Interest Rate Derivatives. As of December 31, 2005 and December 31, 2006, we had outstanding $49.7 million and $84.7 million, respectively, of floating-rate debt attributable to borrowings under our bank credit facility. As a result, our interest expense fluctuates based on changes in short-term interest rates.

We enter into derivative transactions to secure a fixed interest rate for a portion of our debt under the bank credit facility. The primary objective of these transactions is to reduce our exposure to the possibility of rising interest rates during the term of the derivative transactions. We currently use fixed rate interest swaps for these purposes. Fixed rate interest swaps are not designated as hedges; therefore, gains and losses resulting from these derivative arrangements are reported as they occur as Derivative Loss in our consolidated statements of operations. We do not enter into derivative transactions for trading purposes.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our fixed rate interest swaps typically provide monthly payments to us (if rates rise) or by us (if rates fall) based on the difference between the strike price and the British Bankers’ Association London Interbank Offered Rate, or the LIBOR. All of the Company’s fixed rate interest swaps are with affiliates of the financial institutions that are parties to our bank credit facility.

As of December 31, 2006, we had fixed rate interest swaps for $30.0 million per day for the period January 1, 2007 through July 27, 2007 at a fixed rate of 3.98%. During 2006, we had realized gains of $0.3 million and the fair market values of our interest rate derivative instruments was a net unrealized receivable of $0.3 million which is reflected on our balance sheet in current assets (fair value of derivatives).

4. LONG-TERM DEBT

We had the following long-term debt and long-term accrued interest outstanding as of the dates presented:

	As of December 31,
	2004	2005	2006
	(in thousands)
Bank credit facility	$45,265	$49,715	$84,695
Senior notes	28,612	33,492	38,937
Senior subordinated notes	88,579	99,552	111,318
Interest payable	2,498	2,464	3,218

	$164,954	$185,223	$238,168

Following is the principal maturity schedule for the long-term debt and long-term accrued interest outstanding as of December 31, 2006 assuming no extension of the maturing date of notes (in thousands):

2007	$—
2008	—
2009	—
2010	84,695
2011	153,473

$238,168

Bank Credit Facility. On July 27, 2004, we completed a financial restructuring that permitted the operating subsidiaries of Ascent Energy Inc., as borrowers, to enter into a new bank credit facility with a new group of bank lenders. In connection with our financial restructuring, we reorganized as a holding company by transferring all of our natural gas and oil operations to certain operating subsidiaries of Ascent Energy Inc.

Our bank credit facility provides for a borrowing base to finance our future acquisition opportunities and to assist in meeting our working capital requirements. Subject to our borrowing base limitation of $85 million, our bank credit facility provided for borrowings of up to $115.0 million as of December 31, 2006, which included a $100.0 million revolving credit facility and a $15.0 million acquisition facility. Borrowings under our revolving credit facility mature on November 1, 2010. As of December 31, 2006, we had $1.5 million available under our revolving credit facility and $13.6 million available under our acquisition facility. Our lenders periodically re-determine our borrowing base by applying criteria similar to those used with similarly situated natural gas and oil borrowers. We are required to provide engineering reports to the lenders under our bank credit facility during February and August of each year to assist the lenders in redetermining our borrowing base under the credit facility. The regularly scheduled borrowing base redeterminations occur semi-annually and are effective no later

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

than May (in the case of the engineering reports due during February) and November (in the case of the engineering report due during August) of each year. Additionally, the lenders have the right to require one unscheduled redetermination between regularly scheduled redeterminations. If at anytime borrowings are in excess of the borrowing base, we are required to either pay the amount of principal borrowings in excess of the borrowing base, give notice electing to pay the principal borrowing in excess of the borrowing base within 90 days of notice of deficiency, or give notice to the lenders of the granting of additional collateral acceptable to the lenders to the extent needed to allow an increase in the borrowing base sufficient to eliminate the borrowing base deficiency. On May 31, 2007, the lenders under our credit facility notified us that our borrowing base under this facility had been redetermined in the semi-annual review from $85 million to $75 million effective May 11, 2007. See note 9 for additional discussion on the Company’s May 2007 borrowing base redetermination.

Our bank credit facility provides for interest periods of one, two, three or six months for LIBOR loans. We can also elect to pay interest at a base rate calculated by reference to the higher of the federal funds rate or The Chase Manhattan Bank’s prime rate. In the case of either LIBOR loans or base rate loans, we are required to pay an additional interest rate margin that varies with the aggregate amount of loans and letters of credit outstanding under the line of credit. Additionally, we are required to pay commitment fees that range from 0.375% to 0.5% on our unused borrowings. Our interest rate as of December 31, 2005 and December 31, 2006 was 7.64% and 9.12%, respectively.

Our Parent and each operating subsidiary of Ascent Energy Inc. are borrowers under our credit facility. Ascent Energy Inc. is not a borrower under our bank credit facility, but is a party thereto and subject to certain restrictions thereunder. The stock of Ascent Oil and Gas Inc., which is the only direct wholly owned subsidiary of Ascent Energy Inc. that holds any assets, and substantially all of the assets of the subsidiaries of Ascent Energy Inc. are pledged to our lenders to secure the obligations of our operating subsidiaries under our bank credit facility.

We are subject to various financial and other covenants, and are required to maintain specified ratios, under our bank credit facility. Our covenants include a provision which accelerates the maturity date of all outstanding borrowings in the event of a change of control, as defined under our credit facility agreement, occurs. As of December 31, 2005, we were in compliance with all covenants and ratios. As of December 31, 2006, we were in compliance with all covenants and ratios, except for the ratio of current assets to current liabilities. On April 27, 2007, the lenders under the credit facility waived any violation under the credit facility related to our failure to comply with the ratio of current assets to current liabilities as of December 31, 2006. See note 9 for additional discussion on the Company’s compliance with covenants and ratios subsequent to December 31, 2006.

Our bank credit facility prohibits the subsidiaries of Ascent Energy Inc. from paying any cash dividends or cash redemptions or making any other cash distributions to Ascent Energy Inc. prior to July 27, 2006, and thereafter such cash dividends, redemptions, and distributions may be made only under certain circumstances.

We paid approximately $0.8 million of financing costs in July 2004 in connection with our entering into the bank credit facility and approximately $0.3 million and $0.1 million of financing costs during the years ended December 31, 2005 and December 31, 2006, respectively, in connection with amendments to our bank credit facility. These costs are being amortized on a straight-line basis over the life of the bank credit facility. During the years ended December 31, 2004, December 31, 2005 and December 31, 2006, we recognized $0.1 million, $0.2 million and $0.2 million, respectively, of interest expense related to the amortization of deferred financing costs associated with our bank credit facility.

Senior Notes. On November 9, 2005, we issued approximately $33.5 million aggregate principal amount of our 16% Senior Notes due February 1, 2010 (or such later date as automatically extended in accordance with the

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

terms of the notes, but in no event later than February 1, 2015) in exchange for all then outstanding principal and accrued but unpaid interest on our 16% Senior Notes due October 26, 2007, which we refer to as the old senior notes. The old senior notes were issued on July 27, 2004 in connection with our financial restructuring in exchange for all then outstanding principal and accrued but unpaid interest on certain promissory notes that we had issued during 2003 for short-term liquidity needs.

The senior notes are senior unsecured obligations and are not guaranteed by any of our subsidiaries. The senior notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including indebtedness under our bank credit facility. Under the terms of the senior notes, a cross-default provision is provided, where a default or acceleration of any indebtedness or guarantee of the Company, aggregating $5 million or more, results in a default for purposes of the senior notes. Pursuant to the terms of the senior notes, under certain conditions, a defined change of control may accelerate the maturity date and require the Company to redeem the senior notes at 101% of the aggregate principal amount plus accrued interest.

During each of the years 2006 through 2010, each holder of senior notes has the right, during the 30-day period beginning on September 1 of each such year, to deliver written notice to us rejecting any further extension of the maturity date of such holder’s senior notes. If the holder fails to deliver such notice on a timely basis, the maturity date of such holder’s senior notes will be automatically extended by one calendar year from the then applicable maturity date. Any senior notes that are the subject of a timely delivered notice will become due and payable at the then applicable maturity date. As of December 31, 2006, the senior notes were scheduled to mature on February 1, 2011. Upon maturity of the senior notes we must secure alternative financing arrangements in order to satisfy the maturing debt and accrued interest.

Interest on the senior notes accrues at a rate of 16% per annum and is payable semi-annually, in the form of additional senior notes. On April 30, 2006 and October 31, 2006, we paid the accrued interest on the senior notes by issuing an additional $2.6 million and $2.9 million, respectively, in senior notes. As of December 31, 2005 and December 31, 2006, we had outstanding $33.5 million and $38.9 million of indebtedness, respectively, under our senior notes and $0.8 million and $1.0 million of accrued interest, respectively.

Senior Subordinated Notes. On November 9, 2005, we issued approximately $99.6 million aggregate principal amount of our 11 3/4% Senior Subordinated Notes due May 1, 2010 (or such later date as automatically extended in accordance with the terms of the notes, but in no event later than May 1, 2015) in exchange for all then outstanding principal and accrued but unpaid interest on our 11 3/4% Senior Subordinated Notes due 2008, which we refer to as the old senior subordinated notes. The old senior subordinated notes were issued on July 27, 2004 in connection with our financial restructuring in exchange for all then outstanding principal and accrued but unpaid interest on our 11 3/4% Series A Senior Notes due 2006 which were originally issued on June 28, 2001 in connection with our acquisition of our south Texas properties.

The senior subordinated notes are senior subordinated unsecured obligations and are not guaranteed by any of our subsidiaries. The senior subordinated notes are subordinate in right of payment to the senior notes and are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including indebtedness under our bank credit facility. Under the terms of the senior subordinated notes, a cross-default provision is provided, where a default or acceleration of any indebtedness or guarantee of the Company, aggregating $5 million or more, results in a default for purposes of the senior subordinated notes. Pursuant to the terms of the senior subordinated notes, under certain conditions, a defined change of control may accelerate the maturity date and require the Company to redeem the senior subordinated notes at 101% of the aggregate principal amount plus accrued interest.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During each of the years 2006 through 2010, each holder of senior subordinated notes has the right, during a 30-day period beginning on July 15 of each such year, to deliver written notice to us rejecting any further extension of the maturity date of such holder’s senior subordinated notes. If the holder fails to deliver such notice on a timely basis, the maturity date of such holder’s senior subordinated notes will be automatically extended by one calendar year from the then applicable maturity date. Any senior subordinated notes that are the subject of a timely delivered notice will become due and payable at the then applicable maturity date. As of December 31, 2006, the senior subordinated notes were scheduled to mature on May 1, 2011. Upon maturity of the senior subordinated notes we must secure alternative financing arrangements in order to satisfy the maturing debt and accrued interest.

Interest on the senior subordinated notes accrues at a rate of 11 3/4% per annum and is payable semi-annually in the form of additional senior subordinated notes. On April 30, 2006 and October 31, 2006, we paid the accrued interest on the senior subordinated notes by issuing an additional $5.6 million and $6.2 million, respectively, in senior subordinated notes. As of December 31, 2005 and December 31, 2006, we had outstanding $99.6 million and $111.3 million of indebtedness, respectively, under our senior subordinated notes and $1.7 million and $2.2 million of accrued interest, respectively.

8% Series A Preferred Stock and Warrants. As of December 31, 2005 and December 31, 2006, we had outstanding 41,100 shares of our Series A preferred stock and warrants to purchase 3,000 shares of our Series A preferred stock at an exercise price of $333.33 per share. Dividends on our Series A preferred stock accrue at the rate of 8% per annum. Accrued but unpaid dividends do not bear interest. Our board of directors has never declared or paid any dividends on the outstanding shares of Series A preferred stock. Each outstanding share of Series A preferred stock, and each share issuable upon exercise of the warrants described above, was or will be issued with a warrant to purchase 191.943 shares of our common stock at an exercise price of $5.21 per share. As of December 31, 2005 and December 31, 2006, we had outstanding warrants to purchase 7,888,858 shares of our common stock and had reserved for issuance warrants to purchase 575,829 shares of our common stock. All of our warrants are, or will be, exercisable on the date of issue. As of December 31, 2005 and December 31, 2006, the exercise price of our warrants to purchase common stock was $5.21 per share.

During December 2004, the terms of our Series A preferred stock were amended to eliminate our requirement to redeem the outstanding shares on a specified date, among other things. The amendment resulted in a balance sheet reclassification of the book value of the Series A preferred stock to stockholders’ deficit. Accrued but unpaid dividends on the Series A preferred stock are reflected as a liability on our balance sheet.

So long as the Series A preferred stock is outstanding, the warrants to purchase common stock must be exercised by tendering shares of Series A preferred stock. The fair value of the warrants to purchase common stock was reflected as an increase in additional paid-in capital and as a reduction of the Series A preferred stock. This value of approximately $299,000 was accreted through Series A preferred stock dividends. During the years ended December 31, 2004, December 31, 2005, and December 31, 2006, approximately $70,000, $70,000 and $44,000, respectively, was accreted as Series A preferred stock dividends.

If dividends are paid in respect of our common stock (other than dividends payable in common stock or in other securities or rights convertible into or exchangeable for common stock), the holders of our Series A preferred stock are entitled to participate with the holders of our common stock in the receipt of such dividends on a pro-rata basis based on the number of shares of common stock held by each holder assuming that each share of Series A preferred stock has been exchanged for a number of shares of common stock determined by dividing $1,000 by the then current exercise price of our warrants to purchase common stock. In addition, upon any voluntary or involuntary liquidation, winding up or dissolution of Ascent Energy Inc., the holders of our Series A preferred stock are entitled to receive, in preference to any payment or distribution to the holders of our common

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock or any of our securities ranking junior to the Series A preferred stock, the greater of (i) $1,000 per share of Series A preferred stock plus all accrued but unpaid dividends thereon and (ii) the sum of (A) the amount such holders would have received had each share of Series A preferred stock been exchanged for a number of shares of common stock determined by dividing $1,000 by the then current exercise price of our warrants to purchase common stock and such holders participated with the holders of our common stock, on a pro rata basis, in the distribution of our assets and (B) all accrued but unpaid dividends on each such share of Series A preferred stock. Additionally, upon a defined change of control, each holder of Series A preferred stock shall have the right to require us to redeem the Series A preferred stock at a price equal to 101% of the liquidation value plus accrued dividends.

5. STOCK COMPENSATION

2002 Stock Option Plan. We previously had outstanding options to purchase shares of our common stock issued pursuant to the Ascent Energy Inc. 2002 Stock Incentive Plan. On May 20, 2005, we terminated the 2002 Stock Incentive Plan; and, in connection therewith, each holder of options surrendered his or her options in exchange for awards under our 2005 Incentive Plan. See Note 7, Commitments and Contingencies for further discussion regarding the 2005 Incentive Plan.

Options granted under the 2002 Stock Incentive Plan were non-qualified stock options with terms of ten years from the date of grant. Granted stock options vested over a five-year period at the rate of 20% per year or over a three-year period at the rate of 33 1/3% per year, in each case commencing on the first anniversary of the date of grant. A maximum of 1,500,000 shares of common stock were reserved for issuance under the 2002 Stock Option Plan.

Set forth below is a summary of stock option grants under our 2002 Stock Option Plan:

	2004		2005		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,516,320	$5.21	1,054,120	$5.21	—	—
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Cancelled	0	—	(1,054,120)	5.21	—	—
Forfeited	(462,200)	5.21	—	—	—	—

Outstanding at end of year	1,054,120	$5.21	—		—

Options exercisable at period-end	461,928	$5.21	—	—	—	—
Weighted-average fair value of options granted during the year	—	—	—	—	—	—

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes relevant information about our reported results under the intrinsic method of accounting for stock awards with supplemental pro forma information as if the fair value recognition provision of SFAS 123 had been applied (in thousands, except per share data):

		Years Ended December 31,
		2004	2005	2006
Net loss available to common	As reported	$(39,698)	$(31,206)	$(15,072)
	Pro forma	$(39,890)	$(31,304)	$(15,072)
Basic and diluted loss per share	As reported	$(6.67)	$(5.25)	$(2.53)
	Pro forma	$(6.71)	$(5.26)	$(2.53)

Weighted average shares used in computation:
Basic and diluted		5,949	5,949	5,949

As required, the pro-forma disclosures above include options granted since March 6, 2002 through the date of cancellation. For purposes of pro-forma disclosures, the estimated fair value of stock-based compensation and other options was amortized to expense primarily over the vesting period.

6. INCOME TAXES

The provision (benefit) for income taxes for the periods presented consisted of the following (in thousands):

	Year Ended December 31,
	2004	2005	2006
Current:
Federal	$—	$—	$—
State	35	98	50

	35	98	50

Deferred:
Federal	(12,109)	—	—
State	(398)	(307)	(619)

Total (Benefit) Provision	$(12,472)	$(209)	$(569)

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We had the following deferred tax assets and liabilities recorded as of the following dates (in thousands):

	December 31,
	2005	2006
Non Current Deferred Tax Assets:
Accrued Compensation	$320	$336
Bad Debts Reserved	60	78
Hedge Gains (Losses)	10,258	4,725
Accrued Retirement Obligations	4,114	4,228
Accrued Contingent Liabilities	128	—
Accrued Deferred Interest	708	5,862
Percentage Depletion Carry forwards	1,354	1,354
Net Operating Loss Carry forwards	32,308	34,506
Other	—	618

Non Current Deferred Tax Assets	49,250	51,707
Valuation Allowance	(15,993)	(19,055)

	33,257	32,652
Non Current Deferred Tax Liabilities:
Oil & Gas Properties	(35,077)	(33,717)
Other	(45)	(182)

Non Current Deferred Tax Liability	(35,122)	(33,899)

Net Deferred Tax Liability	$(1,865)	$(1,247)

Beginning in 2001, we established a valuation allowance which we increased periodically to reflect the uncertainty about the realization of the deferred tax asset. These increases in our valuation allowance are based on uncertainty surrounding our ability to utilize the entire balance of our deferred tax assets based on an analysis of whether we are more likely than not to receive such a benefit and if so, to what extent. During the twelve months ended December 31, 2006, we increased the valuation allowance by $3.1 million to $19.1 million based on reductions in gross deferred tax liabilities during the period net of increases in deferred tax assets.

The provision for income taxes at our effective tax rate differed from the provision for income taxes at the federal statutory rate as follows for the periods presented (in thousands):

	Year Ended December 31,
	2004	2005	2006
Computed benefit at the expected federal statutory rate	$(17,081)	$(9,820)	$(4,308)
State Taxes	(363)	(210)	(569)
Permanent Differences:
Interest on High Yield Debt Obligations Disallowed	—	155	1,133
Club Dues, Travel & Entertainment	11	17	21
Adjustment to Valuation Allowance	4,887	9,647	3,154
Other	74	2	—

Income tax benefit	$(12,472)	$(209)	$(569)

Effective Tax Rate on Income Before Taxes	25.6%	0.8%	4.62%

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the valuation allowance were the primary cause of differences between the effective tax rate and the statutory normal tax rate of 35% in the years ended December 31, 2004 and December 31, 2005. During the year ended December 31, 2006, the difference between the effective tax rate and the statutory normal tax rate was due to the permanent disallowance of $3.2 million of interest expense on our senior notes and senior subordinated notes, plus changes in the valuation allowance of $3.1 million.

As of December 31, 2006, we had a net federal loss carry forward of approximately $90.0 million that expires from 2021 through 2026.

7. COMMITMENTS AND CONTINGENCIES

Contingent Receivables. The Company engaged a consulting firm to audit a gas processing plant utilized in South Texas. Based on the audit findings, the Company believes the gas processing plant used incorrect volumes to calculate natural gas liquids and therefore, owes the Company additional revenues. However, we believe any revenue due to us may be partially offset by a reciprocal adjustment to residue gas. The Company, at this time, is unable to estimate the net adjustment resulting from the audit findings and accordingly, has not reflected the adjustment in the financial statements. Upon finalization of the audit findings, any adjustment related to the audit findings will be recorded in the Company’s financial statements.

Contractual Obligations. We lease office space and equipment under lease obligations classified as operating leases. Future commitments under these leases as of December 31, 2006 were as follows (in thousands) (unaudited):

Operating Leases
2007	$533
2008	588
2009	581
2010	582
2011	584
2012 and thereafter	1,073

$3,941

Rental expense under operating leases for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 was approximately $0.6 million, $0.7 million and $0.7 million, respectively, and is recorded as general and administrative expense.

Contingent Liabilities. From time to time, we may be a party to various legal proceedings and regulatory matters arising in the ordinary course of business. Currently, we are a party to litigation arising in the ordinary course of business. While we cannot determine the ultimate liability with respect to all of these matters, management does not expect these matters to have a material adverse effect on our business, financial condition, results of operations or cash flows.

During 2005, we entered into employment agreements with our named officers. During 2006, we entered into one additional employment agreement due to the naming of a new officer and two employment contracts terminated in connection with the resignation of two of the company’s officers.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Each employment agreement has an initial term of three years, but will automatically be extended for successive two-year terms on the anniversary date of each year beginning on the second anniversary date of the employee contract unless either party gives not less than 90 days written notice that such party desires not to renew the employment agreement.

Pursuant to the employment agreements, in the event an officer is terminated by us for “cause”, he will receive his accrued, but unpaid compensation, which we refer to as Accrued Obligations, and the continuation of any benefits to the extent required by ERISA. If an officer’s employment with us is terminated by reason of his death or “disability”, we will pay him, or his estate, the amount of compensation he would have otherwise received if his employment had not terminated for a period of six months following the officer’s death or disability. The employment agreements further provide that, if an officer is terminated by us without “cause” or if an officer terminates his employment for “good reason”, we will (i) pay the officer the Accrued Obligations, (ii) pay the officer his current rate of “total compensation” for the remaining term of the employment agreement, and (iii) continue to provide the officer life insurance, disability, health, and other benefits for a period of 12 months, or such longer period as required by ERISA, following his termination. Finally, if an officer’s employment with us terminates without cause or for good reason within one year of a “change in control”, we will provide the officer, in addition to the benefits described above in clauses (i) and (ii) in the case of a termination without cause or for good reason, (x) a lump sum cash payment equal to one times the officer’s current annual rate of “total compensation” (two times such amount in the case of our Chief Executive Officer), and (y) the continuation of the officer’s life insurance, disability, health and other benefits for a period of 24 months, or such longer period as required by ERISA, following his termination.

On May 20, 2005, we adopted an equity incentive plan for certain of our employees and directors, which we amended and restated in December 2005. We refer to this plan as the 2005 Incentive Plan. The purpose of the 2005 Incentive Plan was to advance our interests by encouraging and enabling a larger personal proprietary interest in us by certain key employees and directors. The 2005 Incentive Plan provides for payment of aggregate awards of up to 13.5% of our “Total Eligible Enterprise Value,” which is defined in the 2005 Incentive Plan as the amount by which the present value of the consideration payable to us or our securityholders in connection with a “Sale of Ascent,” as defined in the plan, exceeds our “Consolidated Funded Debt,” as defined in the plan. Upon consummation of any Sale of Ascent, all awards granted under the 2005 Incentive Plan become fully vested so long as the holder is still employed by us or in our service. All vested awards are payable in cash or in the same form of consideration received by us or our securityholders in such sale, as determined by the committee administering the 2005 Incentive Plan.

The 2005 Incentive Plan provided no provision for payments to participants in the event the Company consummated an initial public offering. During November 2006, the holders of the outstanding awards under the 2005 Incentive Plan agreed, under certain circumstances, to terminate their awards under the 2005 Incentive Plan upon consummation of an initial public offering in exchange for payments of cash bonuses and awards of restricted stock. In the event the Company consummates an initial public offering, termination of awards under the Incentive Plan in exchange for cash bonuses and restricted stock are contingent upon a corporate recapitalization and the consummation of an initial public offering occurring prior to June 30, 2007.

No amounts will be payable to the 2005 Incentive Plan participants unless a corporate recapitalization and the consummation of an initial public offering occur prior to June 30, 2007, or until the Sale of Ascent occurs under the 2005 Incentive Plan, if ever.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has not recognized a liability or compensation expense in its consolidated financial statements for the awards issued under the 2005 Incentive Plan due to the contingent nature of the awards. The Company continues to evaluate the probability of a defined Sale of Ascent or an initial public offering and a corporate recapitalization.

8. EMPLOYEE BENEFITS

We adopted a defined contribution retirement plan that complies with Section 401(k) of the Internal Revenue Code. Pursuant to the terms of the 401(k) Plan, all employees with at least three months of continuous service are eligible to participate and may contribute up to 70% of their annual compensation (subject to certain limitations). The 401(k) Plan provides that a discretionary match of employee contributions may be made by us in cash. For each of the years ended December 31, 2004, December 31, 2005 and December 31, 2006, we made aggregate matching contributions of approximately $0.2 million based upon each employee’s plan contributions for the respective plan year. These matching employer contributions are immediately fully vested to the employees. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant.

Employee contributions under the 401(k) Plan are 100% vested, and participants are entitled to payment of vested benefits upon termination of employment.

9. RELATED PERSON TRANSACTIONS

Senior Notes. We issued approximately $33.5 million aggregate principal amount of our senior notes on November 9, 2005 to Jefferies & Company, Inc. and certain of its affiliated funds and employees (“The Jefferies Investors”), all of which are our securityholders, and certain affiliated funds that we refer to as “The TCW Funds” in exchange for all then outstanding principal and accrued but unpaid interest on our 16% senior notes due October 26, 2007.

We issued approximately $27.5 million aggregate principal amount of our 16% senior notes due October 26, 2007 and warrants to purchase up to 3,000 shares of our Series A preferred stock to The Jefferies Investors and The TCW Funds in connection with our July 2004 financial restructuring. The notes and warrants were issued in exchange for all then outstanding principal and accrued but unpaid interest on our senior promissory notes.

We issued $24.0 million aggregate principal amount of senior promissory notes between May 2003 and December 2003 to The Jefferies Investors and The TCW Funds for short-term liquidity needs and to fund our limited capital expenditure program in the third and fourth quarters of 2003.

The Jefferies Investors and The TCW Funds held approximately aggregate principal amount of our senior promissory notes as follows:

As of	Jefferies	TCW
	(in thousands)
December 31, 2003	$22,800	$1,200
December 31, 2004	27,179	1,433
December 31, 2005	31,814	1,678
December 31, 2006 (unaudited)	36,986	1,950

Interest on the senior notes is payable semi-annually in the form of additional senior notes.

Senior Subordinated Notes. We issued approximately $99.6 million aggregate principal amount of our senior subordinated notes on November 9, 2005 to The Jefferies Investors and The TCW Funds in exchange for all then outstanding principal and accrued but unpaid interest on our 11 3/4% senior subordinated notes due 2008.

We issued approximately $85.9 million aggregate principal amount of our 11 3/4% senior subordinated notes due 2008 to The Jefferies Investors and The TCW Funds in connection with our July 2004 financial restructuring. The notes were issued in exchange for all then outstanding principal and accrued but unpaid interest on our 11 3/4% Series A senior notes due 2006. The 11 3/4% Series A senior notes due 2006 were issued on June 28, 2001 in connection with the acquisition of our south Texas properties.

The Jefferies Investors and The TCW Funds held aggregate principal amount of our 11 3/4% Series A senior notes as follows:

As of	Jefferies	TCW
	(in thousands)
December 31, 2003	$60,701	$14,299
December 31, 2004	71,690	16,888
December 31, 2005	80,571	18,981
December 31, 2006 (unaudited)	90,094	15,160

Interest on the senior subordinated notes is payable semi-annually in the form of additional senior subordinated notes.

8% Series A Preferred Stock and Warrants to Purchase Common Stock. In July 2001, we issued an aggregate of $21.1 million of units, each consisting of one share of our Series A preferred stock and one warrant to purchase 191.943 shares of our common stock at an exercise price of $5.21 per share, to The Jefferies Investors and The TCW Funds to fund part of the cash portion of our purchase price for Pontotoc. In August 2002, we issued an additional $20.0 million of units to The Jefferies Investors and The TCW Funds. In connection with the August 2002 issuance, we paid Jefferies & Company, Inc. an aggregate of $1.0 million of the cash proceeds of the unit offering for its services as our advisor.

Ascent Shareholders Agreement. In connection with the August 2002 unit issuance, we entered into an Ascent Shareholders Agreement with South Louisiana Property Holdings, Inc. and certain holders of our Series A preferred stock, which provides for a majority of our board of directors to be appointed by certain of The Jefferies Investors and The TCW Funds. Under the Ascent Shareholders Agreement, certain of The Jefferies Investors are entitled to designate two of our directors so long as they hold not less than 10% of the outstanding Series A preferred stock, certain other of The Jefferies Investors are entitled to designate two of our directors so long as they hold not less than 25% of the outstanding Series A preferred stock and The TCW Funds is entitled to designate one of our directors so long as it holds not less than 10% of the outstanding Series A preferred stock.

Related Party Leases. From February 1, 2002 through April 30, 2005, we subleased a portion of rented office space in New Orleans, Louisiana to Jefferies & Company, Inc. at subrental rates equal to the proportionate share of our rental rates under the lease. For the years ended December 31, 2004 and December 31, 2005, Jefferies & Company, Inc. paid us approximately $57,000 and $19,000, respectively, in subrent.

We lease office space under a three year lease which expires on October 31, 2007 from a company owned by an individual who served as our Vice President until April 2005, his brother, who is one of our employees, and their father. For the years ended December 31, 2004, December 31, 2005 and December 31, 2006, we paid approximately $86,000, $73,000 and $73,000 in rent under this arrangement.

10. SUBSEQUENT EVENTS

During the first quarter of 2007, we were unable to maintain the required ratio of current assets to current liabilities pursuant to the terms under our bank credit facility. We are required to maintain a current ratio of current assets to current liabilities of no less than 1.0 to 1.0 at the end of each fiscal quarter. As of March 31, 2007, the ratio of current assets to current liabilities was 0.69 to 1.0. In addition, we were unable to maintain the required ratio of current assets to current liabilities as of June 30, 2007. The lenders under the bank credit facility waived the current assets to current liabilities ratio non-compliance for the first and second quarter of 2007. We believe that we are in compliance with all other covenants under the credit facility at the end of the first and second quarter of 2007.

The May 2007 redetermination of the Company’s borrowing base under our bank credit facility resulted in a decrease in our borrowing base. On May 31, 2007, the lenders under our credit facility notified us that our borrowing base under this facility had been redetermined in the semiannual review from $85 million to $75 million effective May 11, 2007. The reduction in the borrowing base resulted in an over advance of $10.0 million. Pursuant to the terms under our credit facility agreement, we notified the lenders under the credit facility that we intended to make a $10.0 million payment to cure the over advance. We were able to cure the $10.0 million borrowing base deficiency within the 90-day cure period by obtaining funds from our second lien facility as discussed below. Payment of the over advance was made on August 9, 2007.

On July 24, 2007, we entered into a $25 million second lien term loan agreement that matures on May 11, 2011. The second lien term loan agreement provides for interest at a base rate, calculated as the higher of the federal funds rate plus 0.5% or the prime plus 5%; or LIBOR plus 6%. The second lien facility provided a commitment of $25 million from the date of execution of the agreement until funding. Upon initial funding, any unused commitment expired. The Company borrowed $25 million under the second lien facility on August 9, 2007. Borrowings were used to cure the $10 million over advance under our bank credit facility and further reduce our outstanding principal.

The stock of Ascent Oil and Gas Inc., which is a wholly-owned subsidiary of Ascent Energy Inc. that holds substantially all of the assets of the subsidiaries of Ascent Energy Inc., is pledged to our lenders to secure the obligations of our operating subsidiaries under the second lien term loan agreement. Ascent Energy Inc. is not a borrower under the second lien term loan agreement, but is a party thereto and subject to certain restrictions thereunder. We will be subject to certain restrictions and various financial and other covenants, which will restrict the payment of dividends or distributions and require the maintenance of specified ratios. Our covenants include a provision which accelerates the maturity date of all outstanding borrowings in the event of a change of control, as defined under our second lien term loan agreement, occurs.

OIL AND GAS ACTIVITIES (UNAUDITED)

In accordance with Statement of Financial Accounting Standards No. 69, “Disclosures About Oil and Gas Producing Activities,” we are making certain supplemental disclosures about our oil and gas exploration and production operations. While this information was developed with reasonable care and disclosed in good faith, it is emphasized that some of the data is necessarily imprecise and represents only approximate amounts because of the subjective judgments involved in developing such information. Accordingly, this information may not necessarily represent our current financial condition or our expected future results.

Capitalized Costs

Capitalized costs and accumulated depreciation, depletion, and amortization relating to our natural gas and oil producing activities, all of which are conducted within the continental United States, are summarized below for the periods presented (in thousands):

	Years Ended December 31,
	2005	2006
Proved producing oil and gas properties	$336,746	$375,907
Unevaluated properties	7,147	23,193
Accumulated depreciation, depletion, and amortization	(172,938)	(197,335)

Net capitalized costs	$170,955	$201,765

Costs Incurred(a)

Costs incurred in oil and gas property acquisition, exploration, and development activities are summarized below for the periods presented (in thousands, except per Mcfe and Boe data):

	Years Ended December 31,
	2004	2005	2006
Unproved acquisition costs	$1,045	$5,454	$9,501
Proved acquisition costs	449	1,748	9,497
Exploration costs (b)	4,579	8,829	25,253
Development costs	17,724	21,820	26,436

Costs incurred	$23,797	$37,851	$70,687

DD&A per Mcfe	$3.24	$2.35	$2.74
DD&A per Boe	$19.44	$14.08	$16.42

(a)	Includes capitalized and expensed costs incurred.

(b)	Includes $0.9 million, $3.5 million and $10.1 million of exploration costs expensed in 2004, 2005 and 2006 respectively.

Proved Oil and Gas Reserves

Proved reserves are estimated quantities of natural gas and oil which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. All estimates of natural gas and oil reserves are inherently imprecise and subject to change as new technical information about the properties is obtained.

Proved natural gas and oil reserve quantities and the related discounted future net cash flows before income taxes for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 for our Oklahoma properties were prepared by Netherland, Sewell & Associates, Inc., independent reserve engineers. Proved natural gas and oil reserves and the related future net cash flows before income taxes for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 for our Texas and Louisiana properties were prepared by LaRoche Petroleum Consultants, Ltd. (independent reserve engineers).

Our net ownership interests in estimated quantities of proved natural gas and oil reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below for the periods presented:

	Oil and NGLs Years Ended December 31,
	2004	2005	2006
	(MBbls)
Proved developed and undeveloped reserves:
Beginning of year	13,620	10,697	10,670
Revisions of previous estimates	(2,894)	567	(2,164)
Purchases of oil and gas properties	98	24	—
Extensions and discoveries	630	93	578
Dispositions	(12)	(5)	(3)
Productions	(745)	(706)	(709)

End of year	10,697	10,670	8,372

Proved developed reserves at end of year	6,043	6,371	5,381

	Natural Gas Years Ended December 31,
	2004	2005	2006
	(MMcf)
Proved developed and undeveloped reserves:
Beginning of year	80,423	37,311	42,066
Revisions of previous estimates	(45,525)	4,609	(9,647)
Purchases of oil and gas properties	30	3,991	—
Extensions and discoveries	7,541	747	3,902
Dispositions	—	—	(1)
Productions	(5,158)	(4,592)	(4,677)

End of year	37,311	42,066	31,643

Proved developed reserves at end of year	24,398	27,827	16,007

Standardized Measure

The table of the standardized measure of discounted future net cash flows related to our ownership interests in proved oil and gas reserves as of period end is shown below for the periods presented (in thousands):

	Years Ended December 31,
	2004	2005	2006
Future cash inflows	$664,223	$986,683	$656,968
Future natural gas and oil operating expenses	(199,622)	(276,962)	(230,539)
Future development costs	(48,002)	(56,042)	(60,749)

Future net cash flows before income taxes	416,599	653,679	365,680
Future income taxes	(102,131)	(179,732)	(66,507)

Future net cash flows	314,468	473,947	299,173
10% annual discount for estimating timing of cash flow	(124,146)	(193,019)	(129,586)

Standardized measure of discounted future net cash flows	$190,322	$280,928	$169,587

Future cash flows are computed by applying year-end posted prices of natural gas and oil to year-end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by our independent reserve engineers by estimating the expenditures to be incurred in developing and producing our proved natural gas and oil reserves at the end of the year, based on year-end costs and assuming the continuation of existing economic conditions. Future income taxes are computed using our tax basis in evaluated oil and gas properties and other related tax carryforwards. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of our natural gas and oil reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, a discount factor more representative of the time value of money, and the risks inherent in reserve estimates. The posted prices of oil and gas used with the above tables at December 31, 2004, 2005, and 2006 were $40.00, $57.75, and $57.75, respectively, per barrel and $5.74, $8.17, and $5.34, respectively, per Mcf. These prices are adjusted for quality, gravity, gathering and transportation fees, marketing fees, energy composition and regional price differentials.

Changes in Standardized Measure

Changes in standardized measure of discounted future net cash flows relating to proved natural gas and oil reserves are summarized below for the periods presented (in thousands):

	Years Ended December 31,
	2004	2005	2006
Changes due to current year operations:
Sales of natural gas and oil, net of natural gas and oil operating expense	(44,145)	(58,650)	(56,657)
Extensions and discoveries, net of future production and development costs	24,440	5,765	12,760
Purchases of oil and gas properties	1,119	8,419	—
Sales of oil and gas properties	(124)	(58)	16
Changes due to revisions in standardized variables:
Prices and operating expenses	38,764	123,290	(71,131)
Revisions of previous quantity estimates	(175,615)	30,847	(69,574)
Estimated future development costs, net of development costs incurred during the period	20,251	3,546	1,944
Accretion of discount	37,949	23,963	37,130
Net change in income taxes	58,468	(41,064)	66,330
Production rates, timing and other	(42,500)	(5,452)	(32,159)

Net change	(81,393)	90,606	(111,341)
Beginning of year	271,715	190,322	280,928

End of year	190,322	280,928	169,587

ASCENT ENERGY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of June 30, 2007	As of December 31, 2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,774	$4,255
Oil and gas revenue receivables	5,514	7,138
Joint interest receivables	835	1,272
Other receivables	48	812
Prepaid expenses and other assets	790	478
Fair value of derivatives	939	1,586
Inventory	673	646

TOTAL CURRENT ASSETS	13,573	16,187

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	363,787	375,907
Unevaluated oil and gas properties	26,818	23,193
Other property and equipment	5,996	6,042

	396,601	405,142
Less—accumulated depreciation, depletion and amortization	(202,658)	(201,326)

Net property and equipment	193,943	203,816

OTHER ASSETS:
Deferred financing costs	1,744	619
Fair value of derivatives	2	254
Escrowed and restricted funds	698	687

TOTAL ASSETS	$209,960	$221,563

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,987	$9,768
Accrued liabilities	7,494	6,811
Undistributed oil and gas proceeds	4,488	5,130
Interest payable	476	701
Asset retirement obligations	1,435	761
Fair value of derivatives	2,003	6,062
Other current liabilities	4,509	—
Deferred sales proceeds	—	455

TOTAL CURRENT LIABILITIES	23,392	29,688

LONG-TERM LIABILITIES:
Bank credit facility	84,695	84,695
Senior notes	42,052	38,937
Senior subordinated notes	117,858	111,318
Interest payable	3,429	3,218
Fair value of derivatives	5,054	8,428
Other long-term liabilities	9,727	—
Asset retirement obligations	8,236	10,104
Deferred income taxes	1,000	1,247
Series A preferred stock accrued dividends	17,784	16,153
Commitments and contingencies	575	—

STOCKHOLDERS’ DEFICIT:
Series A preferred stock, par value $0.001 per share; 44,100 shares authorized, 41,100 shares issued and outstanding; liquidation preference $1,000 per share	40,167	40,167
Common stock, par value $0.001 per share; 20,000,000 shares authorized, 5,949,026 shares issued and outstanding	6	6
Additional paid-in capital	23,610	23,610
Accumulated deficit	(167,625)	(146,008)

TOTAL STOCKHOLDERS’ DEFICIT	(103,842)	(82,225)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$209,960	$221,563

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
REVENUES:
Oil	$7,716	$10,358	$14,948	$19,631
Natural gas	6,741	7,601	13,462	16,271
NGLs	1,099	959	2,043	1,713

TOTAL REVENUES	15,556	18,918	30,453	37,615

COSTS AND EXPENSES:
Production and ad valorem taxes	908	1,152	1,934	2,231
Lease operating expenses	3,352	3,297	6,752	6,398
General and administrative expenses	3,558	3,128	6,763	5,548
Exploration expenses	697	694	961	818
Depreciation, depletion and amortization	4,942	5,326	12,659	10,393
Derivative loss	3,985	3,692	7,780	6,725

TOTAL OPERATING EXPENSES	17,442	17,289	36,849	32,113

(LOSS) INCOME FROM OPERATIONS	(1,886)	1,629	(6,396)	5,502
INTEREST AND OTHER INCOME	226	90	242	110
INTEREST EXPENSE	(7,142)	(5,855)	(14,030)	(11,266)

LOSS BEFORE INCOME TAXES	(8,802)	(4,136)	(20,184)	(5,654)
INCOME TAX BENEFIT (EXPENSE)	142	(317)	197	(317)

NET LOSS	(8,660)	(4,453)	(19,987)	(5,971)
PREFERRED STOCK DIVIDENDS	(819)	(837)	(1,630)	(1,665)

NET LOSS ATTRIBUTABLE TO COMMON SHARES	$(9,479)	$(5,290)	$(21,617)	$(7,636)

NET LOSS INCOME PER COMMON SHARE:
Basic and diluted:
Net loss per share	$(1.59)	$(0.89)	$(3.63)	$(1.28)

AVERAGE COMMON SHARES OUTSTANDING	5,949	5,949	5,949	5,949

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2007	2006
	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(19,987)	$(5,971)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depletion, depreciation and amortization	12,659	10,393
Exploratory costs	138	304
Deferred income tax (benefits) expense	(246)	161
Non-cash interest expense	9,972	8,819
Non-cash hedging and derivative (gains) losses	(6,534)	1,943
Gain on sale of assets and other	(226)	(54)
Changes in assets and liabilities:
Oil and gas revenue receivables	1,623	1,457
Joint interest and other accounts receivables	1,201	(1,015)
Prepaid expenses, inventory and other assets	(338)	(676)
Interest payable	(225)	134
Accounts payable and accrued liabilities	(6,085)	3,643
Other current liabilities	387	—
Undistributed oil and gas proceeds	(641)	(797)
Asset retirement obligations	(70)	(52)
Deferred sales proceeds	(455)	—
Commitments and contingencies	575	—
Escrowed and restricted funds	(11)	(8)
Other long-term liabilities	835	—

Net cash (used) provided by operating activities	(7,428)	18,281

INVESTING ACTIVITIES:
Capital expenditures	(6,672)	(36,554)
Sales proceeds	2,886	64

Net cash used in investing activities	(3,786)	(36,490)

FINANCING ACTIVITIES:
Proceeds on bank credit facility	—	18,500
Proceeds on derivative restructuring	13,550	—
Repayments on derivative restructuring	(536)	—
Deferred financing costs	(1,281)	(75)

Net cash provided by financing activities	11,733	18,425

NET INCREASE IN CASH AND CASH EQUIVALENTS	519	216
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	4,255	1,080

CASH AND CASH EQUIVALENTS—END OF PERIOD	$4,774	$1,296

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$4,195	$2,313

Cash paid for income taxes	$—	$52

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 is unaudited)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements. The accompanying unaudited consolidated financial statements of Ascent Energy Inc. and its subsidiaries are interim financial statements and do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Unless indicated otherwise or the context requires, the terms “Ascent”, “we”, “our”, “us”, or “Company” refer to Ascent Energy Inc. and its subsidiaries. These financial statements and the notes thereto should be read in conjunction with our Annual Financial Statements for the year ended December 31, 2006. Any capitalized terms used but not defined in these Notes to Unaudited Consolidated Financial Statements have the same meaning given to them in the Annual Financial Statements.

Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end and the results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In management’s opinion, the accompanying unaudited consolidated financial statements include all adjustments (all of which are of a normal recurring nature) necessary to present fairly the consolidated financial position of Ascent as of June 30, 2007 and the consolidated results of it operations and cash flows for the six month periods ended June 30, 2007 and 2006. Certain prior period items have been reclassified to make the classification consistent with the classification in the most recent period.

Significant Accounting Policies. For a discussion of our significant accounting policies, see note 2 to our Annual Financial Statements for the year ended December 31, 2006. There have been no material changes in our significant accounting policies during the quarter ended June 30, 2007.

Recently Adopted Accounting Pronouncements. In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” of being sustained if the position were to be challenged by a taxing authority. The Company adopted FIN 48 effective January 1, 2007. There was no material impact to the Company’s financial statements as a result of FIN 48.

Recently Issued Accounting Pronouncements. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and requires enhanced disclosures about fair value measurements. It does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently evaluating the impact that adoption may have on our consolidated financial statements.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” “SFAS 159”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by giving entities the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS 159 are effective for us beginning January 1, 2008. We have not yet determined what impact, if any, this pronouncement will have on our financial position or results of operations.

2. ASSET RETIREMENT OBLIGATIONS

Our asset retirement obligations relate to our future legal obligations associated with the retirement of long-lived assets. Upon initial recognition of a liability, the fair value of the obligation is capitalized as part of the

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 is unaudited)

related long-lived asset and allocated to expense over the useful life of the asset. Periodic accretion of the discount of the estimated liability is recorded in the income statement. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability.

We escrow a portion of the future abandonment costs of our wells and facilities. Escrowed funds of approximately $0.5 million related to future abandonment costs are included in escrowed and restricted funds on our balance sheets as of June 30, 2007 and December 31, 2006.

The following table summarizes the changes to our asset retirement obligation for the periods ended June 30, 2007 and 2006:

	Six Months Ended June 30,
	2007	2006
	(in thousands)
Asset retirement obligations at beginning of period	$10,865	$10,570
Accretion expense	518	515
Liabilities incurred	119	218
Liabilities settled	(69)	(52)
Liabilities retired due to sale of assets	(2,205)	(28)
Revision of estimated cash flows	443	—

Asset retirement obligations at period-end	9,671	11,223
Less: current asset retirement obligations	1,435	1,325

Long-term asset retirement obligations	$8,236	$9,898

Loss Per Common Share. Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period presented.

Diluted loss per common share for the three and six months ended June 30, 2007 and 2006 does not reflect the potential dilution of dilutive stock options or dilutive warrants to purchase shares of common stock. Because we had a net loss for each of these periods, the effect of the assumed exercise of these stock options and warrants to purchase common stock would have been antidilutive.

3. DERIVATIVE ARRANGEMENTS

Commodity Price Derivatives. SFAS 133 established accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or a liability measured at its fair value and require changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Currently, all of our natural gas derivatives are with Fortis Energy Marketing and Trading GP, or Fortis, and all of our crude oil derivatives are with Royal Bank of Scotland. We do not obtain collateral to support the agreements but monitor the financial viability of our counterparties and believe the credit risk is minimal. We continuously reevaluate our derivative arrangements in light of market conditions, commodity price forecasts, capital spending and debt service requirements. We do not enter into derivative transactions for trading purposes.

During April 2007, we restructured our existing crude oil and natural gas derivative arrangements, which we refer to as our pre-restructuring derivatives, and replaced them with new derivative arrangements, which we refer to as our post-restructuring derivatives. As of the restructuring date, the liability under our pre-restructuring

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 is unaudited)

crude oil derivative arrangements with Fortis was approximately $13.6 million. We restructured all of our crude oil derivatives with Royal Bank of Scotland, and as part of the restructuring Royal Bank of Scotland settled our liability of $13.6 million under the crude oil derivatives outstanding with Fortis. Additionally, Royal Bank of Scotland charged us a financing fee of $1.2 million on the $13.6 million payment to Fortis. As part of the restructuring, Fortis restructured all of our natural gas derivatives. Monthly cash payments on the post- restructuring derivative arrangements through October 2010 will include an amount related to the settlement of the $13.6 million liability related to the crude oil settlement and the $1.2 million in financing charge.

Our pre-restructuring and post-restructuring derivative arrangements were not designated as hedges under SFAS 133; therefore, changes in fair market value and realized losses related to the derivative arrangements are required to be reported in current earnings.

As of June 30, 2007, the fair market value of our natural gas and oil derivative arrangements was a liability of $20.5 million, including the remaining $14.2 million liability related to the settlement of our pre-restructuring derivatives and finance costs which are reported in other current liabilities and other long-term liabilities. The fair market values of our derivative arrangements as of June 30, 2007 are reflected on our balance sheet in current assets (fair value of derivatives), current liabilities (fair value of derivatives), other current liabilities, long-term liabilities (fair value of derivatives) and other long-term liabilities in the amounts of $0.8 million, $2.0 million, $4.5 million, $5.1 million and $9.7 million, respectively. During the first six months of 2007, we had realized losses of $14.7 million and unrealized gains of $6.4 million on our crude oil and natural gas derivatives.

As of June 30, 2007, our natural gas and oil derivative arrangements were as follows:

Natural Gas (MMBtus)	Quantity	Fixed Price
2007
July 1, 2007 to December 31, 2007	1,373,035	$7.71

2008
January 1, 2008 to December 31, 2008	2,213,441	$8.045

2009
January 1, 2009 to December 31, 2009	1,698,339	$7.785

2010
January 1, 2010 to October 31, 2010	1,111,985	$6.89

Total	6,396,800

Oil (Bbls)	Quantity	Fixed Price
2007
July 1, 2007 to December 31, 2007	199,424	$57.00

2008
January 1, 2008 to December 31, 2008	343,457	$54.50

2009
January 1, 2009 to December 31, 2009	291,854	$53.00

2010
January 1, 2010 to October 31, 2010	214,943	$50.00

Total	1,049,678

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 is unaudited)

Interest Rate Derivatives. As of June 30, 2007 and June 30, 2006, we had outstanding $84.7 and $68.2 million, respectively, of floating-rate debt attributable to borrowings under our bank credit facility. As a result, our interest expense fluctuates based on changes in short-term interest rates.

We enter into derivative transactions to secure a fixed interest rate for a portion of our debt under the bank credit facility. As of June 30, 2007, we had fixed interest swaps for $30.0 million per day for the July 1, 2007 through July 27, 2007 at a fixed rate of 3.98%. During the first six months of 2007, we had realized gains of $0.2 million and the fair market values of our interest rate derivative instruments was a net unrealized receivable of $0.1 million which is reflected on our balance sheet in current assets (fair value of derivatives).

4. LONG-TERM DEBT

We had the following long-term debt and long-term accrued interest outstanding as of the dates presented:

	As of June 30, 2007	As of December 31, 2006
	(in thousands)
Bank credit facility	$84,695	$84,695
Senior notes	42,052	38,937
Senior subordinated notes	117,858	111,318
Interest payable	3,429	3,218

	$248,034	$238,168

Bank Credit Facility. Our bank credit facility provides for a borrowing base to finance our future acquisition opportunities and to assist in meeting our working capital requirements. Subject to our borrowing base limitation, discussed below, our bank credit facility provided for borrowings of up to $115.0 million as of June 30, 2007, which included a $100.0 million revolving credit facility and a $15.0 million acquisition facility. Borrowings under our revolving credit facility mature on November 1, 2010. As of June 30, 2007, we had no availability under our revolving credit facility and $15.0 million available under our acquisition facility. Our lenders periodically re-determine our borrowing base by applying criteria similar to those used with similarly situated natural gas and oil borrowers. We are required to provide engineering reports to the lenders under our bank credit facility during February and August of each year to assist the lenders in redetermining our borrowing base under the credit facility. The regularly scheduled borrowing base redeterminations occur semi-annually and are effective no later than May (in the case of the engineering reports due during February) and November (in the case of the engineering report due during August) of each year. Additionally, the lenders have the right to require one unscheduled redetermination between regularly scheduled redeterminations. If at any time borrowings are in excess of the borrowing base, we are required to either pay the amount of principal borrowings in excess of the borrowing base, give notice electing to pay the principal borrowing in excess of the borrowing base within 90 days of notice of deficiency, or give notice to the lenders of the granting of additional collateral acceptable to the lenders to the extent needed to allow an increase in the borrowing base sufficient to eliminate the borrowing base deficiency. On May 31, 2007, the lenders under our credit facility notified us that our borrowing base under this facility had been redetermined in the semi-annual review from $85.0 million to $75.0 million effective May 11, 2007. The reduction in the borrowing base resulted in an over advance of $10.0 million. Pursuant to the terms under our credit facility agreement, we notified the lenders under the credit facility that we intended to make a $10.0 million payment to cure the over advance. We were able to cure the $10.0 million borrowing base deficiency within the 90-day cure period by obtaining funds from our second lien facility. Payment of the over advance was made on August 9, 2007. See note 7 for additional discussion on the bank credit facility commitment subsequent to June 30, 2007 and the second lien facility.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 is unaudited)

We are subject to various financial and other covenants, and are required to maintain specified ratios, under our bank credit facility. Our covenants include a provision which accelerates the maturity date of all outstanding borrowings in the event a change of control, as defined under our credit facility agreement, occurs. As of June 30, 2007, we were in compliance with all covenants and ratios, except for the June 30, 2007 ratio of current assets to current liabilities. On August 10, 2007, the lenders under the credit facility waived any violation under the credit facility related to our failure to comply with the ratio of current assets to current liabilities as of June 30, 2007.

Senior Notes. On November 9, 2005, we issued approximately $33.5 million aggregate principal amount of our 16% Senior Notes due February 1, 2010 (or such later date as automatically extended in accordance with the terms of the notes, but in no event later than February 1, 2015) in exchange for all then outstanding principal and accrued but unpaid interest on our 16% Senior Notes due October 26, 2007. As of June 30, 2007 and December 31, 2006, we had outstanding $42.1 million and $38.9 million, respectively of indebtedness under our senior notes and $1.1 million and $1.0 million of accrued interest, respectively. Interest on the senior notes accrues at 16% per annum and is payable semi-annually in the form of additional senior notes. On April 30, 2007, we paid the accrued interest on the senior notes by issuing an additional $3.2 million in senior notes. During September 2006, in accordance with the terms of the notes, the maturity date of our 16% Senior Notes was extended to February 1, 2011.

The senior notes are senior unsecured obligations and are not guaranteed by any of our subsidiaries. The senior notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including indebtedness under our bank credit facility. Under the terms of the senior notes, a cross-default provision is provided, where a default or acceleration of any indebtedness or guarantee of the Company, aggregating $5 million or more, results in a default for purposes of the senior notes. Pursuant to the terms of the senior notes, under certain conditions, a defined change of control may accelerate the maturity date and require the Company to redeem the senior notes at 101% of the aggregate principal amount plus accrued interest.

Senior Subordinated Notes. On November 9, 2005, we issued approximately $99.6 million aggregate principal amount of our 11  3/4% Senior Subordinated Notes due May 1, 2010 (or such later date as automatically extended in accordance with the terms of the notes, but in no event later than May 1, 2015) in exchange for all then outstanding principal and accrued but unpaid interest on our 11  3/4% Senior Subordinated Notes due 2008. As of June 30, 2007 and December 31, 2006, we had outstanding $117.9 million and $111.3 million, respectively of indebtedness under our senior subordinated notes and $2.3 million and $2.2 million of accrued interest, respectively. Interest on the senior subordinated notes accrues at 11  3/4% per annum and is payable semi-annually in the form of additional senior subordinated notes. On April 30, 2007, we paid the accrued interest on the senior subordinated notes by issuing an additional $6.6 million in senior subordinated notes. During August 2007, in accordance with terms of the notes, the maturity date of our 11  3/4% Senior Subordinated Notes was extended to May 1, 2012.

The senior subordinated notes are senior subordinated unsecured obligations and are not guaranteed by any of our subsidiaries. The senior subordinated notes are subordinate in right of payment to the senior notes and are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including indebtedness under our bank credit facility. Under the terms of the senior subordinated notes, a cross-default provision is provided, where a default or acceleration of any indebtedness or guarantee of the Company, aggregating $5 million or more, results in a default for purposes of the senior subordinated notes. Pursuant to the terms of the senior subordinated notes, under certain conditions, a defined change of control may accelerate the maturity date and require the Company to redeem the senior subordinated notes at 101% of the aggregate principal amount plus accrued interest.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 is unaudited)

8% Series A Preferred Stock and Warrants. As of June 30, 2007 we had outstanding 41,100 shares of our Series A preferred stock and warrants to purchase 3,000 shares of our Series A preferred stock at an exercise price of $333.33 per share. Dividends on our Series A preferred stock accrue at the rate of 8% per annum. Accrued but unpaid dividends do not bear interest. Our board of directors has never declared or paid any dividends on the outstanding shares of Series A preferred stock. Each outstanding share of Series A preferred stock, and each share issuable upon exercise of the warrants described above, was or will be issued with a warrant to purchase 191.943 shares of our common stock at an exercise price of $5.21 per share. As of June 30, 2007, we had outstanding warrants to purchase 7,888,858 shares of our common stock and had reserved for issuance warrants to purchase 575,829 shares of our common stock. All of our warrants are, or will be, exercisable on the date of issue. As of June 30, 2007, the exercise price of our warrants to purchase common stock was $5.21 per share.

If dividends are paid in respect of our common stock (other than dividends payable in common stock or in other securities or rights convertible into or exchangeable for common stock), the holders of our Series A preferred stock are entitled to participate with the holders of our common stock in the receipt of such dividends on a pro-rata basis based on the number of shares of common stock held by each holder assuming that each share of Series A preferred stock has been exchanged for a number of shares of common stock determined by dividing $1,000 by the then current exercise price of our warrants to purchase common stock. In addition, upon any voluntary or involuntary liquidation, winding up or dissolution of Ascent Energy Inc., the holders of our Series A preferred stock are entitled to receive, in preference to any payment or distribution to the holders of our common stock or any of our securities ranking junior to the Series A preferred stock, the greater of (i) $1,000 per share of Series A preferred stock plus all accrued but unpaid dividends thereon and (ii) the sum of (A) the amount such holders would have received had each share of Series A preferred stock been exchanged for a number of shares of common stock determined by dividing $1,000 by the then current exercise price of our warrants to purchase common stock and such holders participated with the holders of our common stock, on a pro rata basis, in the distribution of our assets and (B) all accrued but unpaid dividends on each such share of Series A preferred stock. Additionally, upon a defined change of control, each holder of Series A preferred stock shall have the right to require us to redeem the Series A preferred stock at a price equal to 101% of the liquidation value plus accrued dividends.

5. INCOME TAXES

The provision (benefit) for income taxes for the periods presented consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Current:
Federal	$(5)	$66	$—	$66
State	28	90	49	90

	23	156	49	156

Deferred:
Federal	—	—	—	—
State	(165)	161	(246)	161

Total (Benefit) Expense	$(142)	$317	$(197)	$317

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 is unaudited)

Beginning in 2001, we established a valuation allowance which we increased periodically to reflect the uncertainty about the realization of the deferred tax asset. These increases in our valuation allowance are based on uncertainty surrounding our ability to utilize the entire balance of our deferred tax assets based on an analysis of whether we are more likely than not to receive such a benefit and if so, to what extent. During the six months ended June 30, 2007, we increased our valuation allowance by $6.0 million to $25.1 million based on increases in tax assets in excess of deferred tax liabilities.

On January 1, 2007, we adopted the provisions of FIN 48, which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely than-not” of being sustained if the position were to be challenged by a taxing authority. This interpretation impacts our tax position, taken in previous years, with regard to a portion of our reported net operating loss carryovers, or NOL carryovers, available to provide future income tax benefit. We determined that it is more likely than not, that our tax position regarding an immaterial portion of our NOL carryovers will not be sustained upon examination. The tax impact upon adoption is a $2.3 million reduction in the tax benefit of our NOL carryovers, as well as an increase of $1.8 million in tax benefit of increased property. The valuation allowance applicable to the adjustment is correspondingly reduced resulting in no net adjustment to the opening balance of retained earnings as a result of our adoption of FIN 48. Our policy is to recognize accrued interest related to unrecognized tax benefits in interest expense and penalties as general and administrative expense; however, no provisions for interest and or penalties were recorded because the changes impacted years with no taxable income. The Company remains subject to examination by federal and various state jurisdictions for tax years 2001 through 2006.

6. COMMITMENTS AND CONTINGENCIES

Contingent Receivables. The Company engaged a consulting firm to audit a gas processing plant utilized in South Texas. Based on the audit findings, the Company believes the gas processing plant used incorrect volumes to calculate natural gas liquids and therefore, owes the Company additional revenues. However, we believe any revenue due to us may be partially offset by a reciprocal adjustment to residue gas. The Company, at this time, is unable to estimate the net adjustment resulting from the audit findings and accordingly, has not reflected the adjustment in the financial statements. Upon finalization of the audit findings, any adjustment related to the audit findings will be recorded in the Company’s financial statements.

Contingent Liabilities. From time to time, we may be a party to various legal proceedings and regulatory matters arising in the ordinary course of business. Currently, we are a party to litigation arising in the ordinary course of business. While we cannot determine the ultimate liability with respect to all of these matters, management does not expect these matters to have a material adverse effect on our business, financial condition, results of operations or cash flows.

During 2005, we entered into employment agreements with our named officers. During 2006, we entered into one additional employment agreement due to the naming of a new officer and amended the other existing employment agreements. During the first quarter of 2007, two employment contracts terminated in connection with the resignation of two of the company’s officers.

Each employment agreement has an initial term of three years, but will automatically be extended for successive two-year terms on the anniversary date of each year beginning on the second anniversary date of the employee contract unless either party gives not less than 90 days written notice that such party desires not to renew the employment agreement.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 is unaudited)

Pursuant to the employment agreements, in the event an officer is terminated by us for “cause”, he will receive his accrued, but unpaid compensation, which we refer to as Accrued Obligations, and the continuation of any benefits to the extent required by ERISA. If an officer’s employment with us is terminated by reason of his death or “disability”, we will pay him, or his estate, the amount of compensation he would have otherwise received if his employment had not terminated for a period of six months following the officer’s death or disability. The employment agreements further provide that, if an officer is terminated by us without “cause” or if an officer terminates his employment for “good reason”, we will (i) pay the officer the Accrued Obligations, (ii) pay the officer his current rate of “total compensation” for the remaining term of the employment agreement, and (iii) continue to provide the officer life insurance, disability, health, and other benefits for a period of 12 months, or such longer period as required by ERISA, following his termination. Finally, if an officer’s employment with us terminates without cause or for good reason within one year of a “change in control”, we will provide the officer, in addition to the benefits described above in clauses (i) and (ii) in the case of a termination without cause or for good reason, (x) a lump sum cash payment equal to one times the officer’s current annual rate of “total compensation” (two times such amount in the case of our Chief Executive Officer), and (y) the continuation of the officer’s life insurance, disability, health and other benefits for a period of 24 months, or such longer period as required by ERISA, following his termination.

On May 20, 2005, we adopted an equity incentive plan for certain of our employees and directors, which we amended and restated in December 2005. We refer to this plan as the 2005 Incentive Plan. The purpose of the 2005 Incentive Plan was to advance our interests by encouraging and enabling a larger personal proprietary interest in us by certain key employees and directors. The 2005 Incentive Plan provides for payment of aggregate awards of up to 13.5% of our “Total Eligible Enterprise Value,” which is defined in the 2005 Incentive Plan as the amount by which the present value of the consideration payable to us or our security holders in connection with a “Sale of Ascent,” as defined in the plan, exceeds our “Consolidated Funded Debt,” as defined in the plan. Upon consummation of any Sale of Ascent, all awards granted under the 2005 Incentive Plan become fully vested so long as the holder is still employed by us or in our service. All vested awards are payable in cash or in the same form of consideration received by us or our security holders in such sale, as determined by the committee administering the 2005 Incentive Plan.

No amounts will be payable to the 2005 Incentive Plan participants unless a Sale of Ascent occurs under the 2005 Incentive Plan, if ever.

The Company has not recognized a liability or compensation expense in its consolidated financial statements for the awards issued under the 2005 Incentive Plan due to the contingent nature of the awards. The Company continues to evaluate the probability of a defined Sale of Ascent.

On April 11, 2007, our board of directors adopted a retention bonus plan and granted awards of $0.6 million under the plan to certain key employees. Pursuant to the terms of the plan, awarded bonuses will be payable to employees upon the earliest to occur of June 30, 2008, if such employee is still an employee of the Company on that date; or upon the employee’s termination from employment by us without cause or by the employee for good reason, as defined by the retention bonus plan. If an employee’s employment is terminated at any time prior to June 30, 2008 for cause, by the employee without good reason, or due to such employee’s death or disability, the employee will have no right to any retention bonus.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2007 and for the three and six months ended June 30, 2007 and 2006 is unaudited)

7. SUBSEQUENT EVENTS

The Company has amended its bank credit facility to allow for the execution of the second lien facility and to eliminate the acquisition facility commitment of $15.0 million. Subsequent to that amendment, our bank credit facility provides for revolving credit borrowings up to $100.0 million, subject to our borrowing base limitation of $75.0 million.

On July 24, 2007, we entered into a $25.0 million second lien term loan agreement that matures on May 11, 2011. The second lien term loan agreement provides for interest at a base rate, calculated as the higher of the federal funds rate plus 0.5% or the prime plus 5%; or LIBOR plus 6%. The second lien facility provided a commitment of $25.0 million from the date of execution of the agreement until funding. Upon initial funding, any unused commitment expired. The Company borrowed $25.0 million under the second lien facility on August 9, 2007. Borrowings were used to cure the $10.0 million over advance under our bank credit facility and further reduce our outstanding principal.

The stock of Ascent Oil and Gas Inc., which is a wholly-owned subsidiary of Ascent Energy Inc. that holds substantially all of the assets of the subsidiaries of Ascent Energy Inc., is pledged to our lenders to secure the obligations of our operating subsidiaries under the second lien term loan agreement. Ascent Energy Inc. is not a borrower under the second lien term loan agreement, but is a party thereto and subject to certain restrictions there under. We will be subject to certain restrictions and various financial and other covenants, which will restrict the payment of dividends or distributions and require the maintenance of specified ratios. Our covenants include a provision which accelerates the maturity date of all outstanding borrowings in the event a change of control, as defined under our second lien term loan agreement, occurs.

Holders of our outstanding Series A preferred stock warrants exercised the Series A preferred stock warrants as part of a cashless exercise resulting in the issuance of 1,997 shares of preferred stock, $1,000 liquidation value per share, and 1,997 warrants, each warrant to purchase 191.943 shares of our common stock at an exercise price of $5.21 per share.

OIL AND GAS ACTIVITIES (UNAUDITED)

Proved natural gas and oil reserve quantities and the related discounted future net cash flows before income taxes for the period ended June 30, 2007 were prepared by the Company and audited by Netherland, Sewell & Associates, Inc., independent reserve engineers. As of June 30, 2007, our estimated net proved reserves were 116.1 Bcfe(equivalent to 19.4 MMBoe), which included 59,557 MMcf of natural gas and 9,430 MBbls of oil and NGLs. These estimates were determined using a price of $6.57 per MMBtu of natural gas and $67.25 per Bbl of oil.

The Company experienced a 42% increase in net estimated proved reserves at June 30, 2007 to 116.1 Bcfe (equivalent to 19.4 MMBoe) as compared to estimated proved reserves of 81.9 Bcfe(equivalent to 13.6 MMBoe) at December 31, 2006. The increase in the Company’s estimated proved reserves was primarily due to performance revisions in South Texas and new proved undeveloped reserves added in South Texas, East Texas and South Louisiana.